PROSPECTUS

                                7,108,065 SHARES

                             WHERIFY WIRELESS, INC.

                                  COMMON STOCK

      This prospectus relates to the resale or other disposition of up to 7,108,065 shares of our common stock, $0.01 par value per share, by the selling stockholders listed under the heading "Selling Stockholders" beginning on page
50. These persons, together with their transferees, are referred to throughout this prospectus as "selling stockholders." All of these shares are currently outstanding.

      All of the shares described above were issued in connection with our merger on July 21, 2005 with Wherify California, Inc. to holders of certain shares of Series C Preferred Stock of Wherify California, Inc. pre-merger. See "Summary of Offering" and "Selling Stockholders" on pages 1 and 50, respectively, for a more detailed description of these transactions.

      We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us. The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions or in trading markets for our common stock. See "Plan of Distribution" on page 58.

      Our common stock trades on the OTC Bulletin Board under the symbol "WFYW.OB" The closing price of our common stock on the OTC Bulletin Board on January 20, 2006 was $1.50 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                            -------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                The date of this prospectus is January 23, 2006.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY OF OFFERING............................................................1

SUMMARY FINANCIAL DATA.........................................................1

RISK FACTORS...................................................................4

WHERE YOU CAN FIND MORE INFORMATION...........................................12

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS..............................13

USE OF PROCEEDS...............................................................13

DIVIDEND POLICY...............................................................13

PRICE RANGE OF COMMON STOCK...................................................13

BUSINESS......................................................................14

DESCRIPTION OF OUR WIRELESS LOCATION PRODUCTS BUSINESS........................14

DESCRIPTION OF OUR FACIAL COMPOSITE SOFTWARE BUSINESS.........................22

GENERAL.......................................................................24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.......................................................26

MANAGEMENT....................................................................33

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS...............................37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................45

DESCRIPTION OF CAPITAL STOCK..................................................46

SELLING STOCKHOLDERS..........................................................49

PLAN OF DISTRIBUTION..........................................................57

EXPERTS.......................................................................58

INDEX TO FINANCIAL STATEMENTS................................................F-1

                                      (i)

                               SUMMARY OF OFFERING

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

      This prospectus relates to common stock of Wherify Wireless, Inc., a Delaware corporation (which together with its subsidiaries is sometimes referred to herein as "Wherify", the "Company", "we" or "us"). We were formerly known as "IQ Biometrix, Inc." but we changed our name to "Wherify Wireless, Inc." on July 21, 2005 in connection with the merger on that date of our special purpose subsidiary Wherify Acquisition, Inc. with and into Wherify Wireless, Inc., a California corporation. As a result of the merger, Wherify Wireless, Inc., a California corporation, become a wholly-owned subsidiary of the Company, and subsequently changed its name to "Wherify California, Inc." Unless otherwise specified herein, in this prospectus "Wherify California" refers to Wherify California, Inc., including where applicable the business and operations of Wherify California before the merger.

                             Wherify Wireless, Inc.

      We are a leading developer of patented wireless location products and services for family safety communications and law enforcement and security technology solutions. We operate part of our business through a wholly-owned subsidiary, Wherify California, Inc. We also are a provider of facial composite software to federal, state and local law enforcement agencies primarily in the U.S. and several European countries.

      Our headquarters is located at 2000 Bridge Parkway, Suite 201, Redwood Shores, CA 94065. Our telephone number is (650) 551-5277, and our web site is http://www.wherifywireless.com. Information contained in our web site shall not be deemed to be a part of this prospectus. Wherify, Wherify Wireless, Wherifone and FACES are registered trademarks of Wherify. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

                                  The Offering

Common   stock  that  may  be  offered  by
selling stockholders............................  Up to  7,108,065  shares.  See  "Selling  Stockholders"  for a more  detailed description of the  transactions  pursuant to which the selling  stockholders acquired the shares offered in this prospectus.

Common   stock   outstanding   after  this
offering........................................  54,755,671 shares.

Total proceeds raised by offering...............  We will not receive any proceeds from the resale or other  disposition of the shares covered hereby or interests therein by any selling stockholder.

Risk Factors....................................  There are  significant  risks  involved in investing  in our  Company.  For a discussion  of risk  factors  you should  consider  before  buying our common stock, see "RISK FACTORS" beginning on page 4.

                             SUMMARY FINANCIAL DATA

      The summary financial information set forth below is derived from the financial statements appearing elsewhere in this prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

      The following summary of certain pro forma financial information reflects the merger of the Company with Wherify California on July 21, 2005. More complete pro forma financial information is found elsewhere in this prospectus.

                      SELECTED STATEMENT OF OPERATIONS DATA
                                (Dollar amounts)
                                   (Unaudited)

                                              Quarter Ended       Quarter Ended
                                              September 30,       September 30,
                                                  2005                  2004
                                             --------------      --------------
REVENUES:

    NET REVENUES                             $       33,278      $           --

OPERATING EXPENSES:

  Goodwill Impairment                            64,308,022(1)               --

  Other Operating Expenses                        2,714,821           1,236,454
                                             --------------      --------------

    TOTAL OPERATING EXPENSES                     67,056,121           1,236,454
                                             --------------      --------------

  OPERATING LOSS                                (67,022,843)         (1,236,454)

    OTHER INCOME (EXPENSE)                           19,128              (2,228)

                                             --------------      --------------
NET LOSS FROM CONTINUING OPERATIONS             (67,003,715)         (1,238,682)
                                             --------------      --------------

DISCONTINUED OPERATIONS:
  (Loss) income from operations of
    discontinued segment                            (42,930)             42,813

  Deemed dividend on preferred stock         $   12,467,059                  --
                                             --------------      --------------
NET LOSS ATTRIBUTABLE TO COMMON
  SHAREHOLDERS                               $  (79,513,704)     $   (1,195,869)
                                             --------------      --------------

                           SELECTED BALANCE SHEET DATA
                                (Dollar amounts)
                                   (Unaudited)

                                  September 30, 2005
                                  ------------------
Total Assets                        $  9,048,071(1)
Total Current Liabilities           $ 10,829,514
Stockholders' Deficit               $ (1,781,443)

--------------------------

      (1) With the assistance of a third party, the Company concluded that the implied fair market value of its goodwill was $3,222,000 as of September 30, 2005. Therefore, an impairment of $64,308,022 was recorded during the quarter. Please see Note 3 and Note 4 to the Consolidated Balance Sheet dated September 30, 2005 beginning on page F-2 for a more detailed discussion of the accounting treatment of the merger and the goodwill impairment.

                     PRO FORMA STATEMENT OF OPERATIONS DATA
                                (Dollar amounts)
                                   (Unaudited)

                         Year Ended         Year Ended
                       June 30, 2005       June 30, 2004
                      ----------------    ----------------
Revenues               $     301,000       $     351,000
Net (Loss)             $ (23,373,000)      $ (19,838,000)

                          PRO FORMA BALANCE SHEET DATA

                                    June 30, 2005
                                     (unaudited)
                                  ----------------

Total Assets                      $  72,674,000(1)
Total Current Liabilities         $  10,317,000
Stockholders' Equity              $  62,357,000(1)

--------------------------

      (1) These amounts reflect the preliminary allocation of the purchase price of $70,213,189 as a result of the merger between the Company and Wherify California. Please see, Note 2 to the Consolidated Pro Forma Balance Sheet dated June 30, 2005 on page F-34 for a more detailed discussion of the accounting treatment of the merger. Most of these allocated purchase method amounts included in intangible assets or goodwill were impaired in the quarter ended September 30, 2005. Please see Note 3 and Note 4 to the Consolidated Balance Sheet dated September 30, 2005 beginning on page F-2 for a more detailed discussion of the accounting treatment of the merger and the goodwill impairment.

                                  RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. ACCORDINGLY, THEY SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. YOU SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:

               RISKS RELATED TO WHERIFY'S BUSINESS AND THE MERGER

      Wherify's business is subject to numerous risks and uncertainties, including risks and uncertainties relating to our limited operating history; our recent merger, liquidity; incurrence of net losses; lengthy development, manufacturing and sales cycles; competition; product related risks; and other risks as discussed below.

We Are The Product Of A Recent Merger Of Two Development Stage Companies, Have Limited Revenues And Have A Limited Operating History On Which To Evaluate Our Potential For Future Success.

      On July 21, 2005, we completed the merger with Wherify California. Wherify and Wherify California have only limited operating histories upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by companies in situations such as ours, including but not limited to the ability to grow and prosper and finance such growth. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

      Wherify California was incorporated in March 1998 and began selling its initial product in May 2003. To date, sales of Wherify California's products have been very limited. Wherify California's limited operating experience in the wireless location-based services market makes it difficult to evaluate its business. Wherify California has never achieved profitability, and it may not achieve profitability in the future. The uncertainty of Wherify California's ability to execute on its business plan and the uncertainties regarding the acceptance of its products or its competition increase the risk that the value of Wherify California may decline.

      Prior to the merger with Wherify California, we had generated very limited revenues from the sale of our FACES software or any other products. Our limited revenue and limited operating history prior to the merger makes an evaluation of the prospects of our facial recognition software extremely difficult.

We Currently Lack Liquidity and Have Limited Revenues and Both Wherify and Wherify California Had Going-Concern Qualifications in Their Most Recent Audit Reports

      As of September 30, 2005, we had cash and cash equivalents of approximately $283,000, restricted certificates of deposit of approximately $2.7 million which are being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $117,000 and current liabilities of approximately $10.8 million, including approximately $3.9 million in past due rent obligations. As of November 11, 2005, Wherify had cash and cash equivalents of approximately $1.0 million and restricted certificates of deposit of approximately $1.6 million being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer. There is a going concern paragraph in Wherify and Wherify California's most recent audit reports. Substantially all of our cash has been raised through capital raising transactions rather than operations. As we have limited revenues, we will need to raise additional working capital in the near future. There is no assurance that we will be able to raise additional working capital at all or on terms favorable to our stockholders or us. If we are unable to raise additional working capital, we will need to reduce our costs, which may require us to reduce operations, personnel and overhead, which would have an adverse effect on our business.

We Need To Raise Substantial Additional Capital, Which May Result In Substantial Dilution To Existing Stockholders.

      In order to manufacture, distribute and sell our products and to execute on our business plan, we need substantial additional capital. We are currently considering possible sources of this additional capital, including raising capital through the issuance of equity securities. Although the exact amount we intend to raise has not yet been determined, we are contemplating an amount in excess of $20 million. There can be no assurance that we will be able to raise sufficient additional capital at all or on terms favorable to our stockholders or us. If we issue equity securities in order to raise additional capital in the amounts currently contemplated, the stockholders will experience immediate and substantial dilution in their ownership percentage of the combined company. In addition, to raise the capital we need, we may need to issue additional shares at a discount to the current market price. If the terms of such financing are unfavorable to us or our stockholders, the stockholders may experience substantial dilution in the net tangible book value of their stock. In addition, any new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements all of which could have a material adverse effect on us.

The Release of Shares From Lock-ups and the Potential Sale of a Significant Number of Shares May Significantly Negatively Affect Our Stock Price.

      The former stockholders of Wherify California own approximately 80% of our stock calculated on a fully diluted basis. Most of these shares are subject to lock-up agreements that are scheduled to expire at various times during the next year. If these stockholders attempt to sell a significant portion of their shares shortly after such shares are released from the lock-ups, or if we release a significant portion of the stockholders from their obligations under the lock-up agreements prior to the expiration of the relevant lock-up periods, our stock price could be significantly negatively affected. The release dates, number of shares being released, and corresponding percentages of our outstanding shares, are summarized below.

                                                                    Percentage
                                                      Number     of Outstanding
Release Dates                                       of Shares       Shares (1)
                                                 --------------  --------------
September 19, 2005 (60 days after the merger)        19,265,392            35.2%

October 19, 2005 (90 days after the merger)           1,921,555             3.5%

January 17, 2005 (180 days after the merger)          2,930,058             5.4%

July 21, 2006 (1 year after the merger)              17,850,866            32.6%
                                                 --------------  --------------
TOTAL                                                41,967,871            76.6%

      (1) Based on a total of 54,755,671 shares outstanding.

      Notwithstanding the release of shares from the lock-up agreements, shares of Wherify common stock received by persons who were "affiliates" of Wherify California at the time of the Wherify California special meeting of shareholders at which the merger was approved may be resold only in a transaction that complies with the requirements of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who were "affiliates" for this purpose include Timothy Neher and Doug Hajjar, who beneficially owned 10,161,103 shares and 2,650,020 shares, respectively, of our common stock as of December 1, 2005. Although, as described above, the provisions of Rule 145 would limit the timing and number of shares that could be sold by such persons, Wherify may register for resale the shares held by such persons prior to the time that such shares could otherwise be sold under Rule 145.

We Have Only Recently Begun Full Production of Our WherifoneTM Product and May Encounter Manufacturing Problems During the Production Process.

      Our WherifoneTM product is a new product and we have discontinued manufacturing all of our other products. The manufacture of our WherifoneTM product involves complex and precise processes, which we have subcontracted to another company. To date, we have only initiated a limited production of this product and so we do not yet know whether we will encounter any serious problems during the production process in the long-term. Any significant problems in manufacturing, assembling or testing of this product could delay the roll-out of the WherifoneTM product and have an adverse impact on our business and prospects.

Our Software Products Are Complex And May Contain Unknown Defects That Could Result In Numerous Adverse Consequences.

      Complex software products such as those associate with our WherifoneTM product often contain latent errors or defects, particularly when first introduced, or when new versions or enhancements are released. We have experienced errors and defects in our most recent release of the software associated with our WherifoneTM product, but do not believe these errors will have a material negative effect on the functionality of the WherifoneTM product. However, there can be no assurance that, despite testing, additional defects and errors will not be found in the current version, or in any new versions or enhancements of this software, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, and/or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Any product liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims.

We Have Not Yet Signed a U.S. Wireless Carrier for our WherifoneTM Product and the Terms of Any Such Agreement are Not Yet Known.

      We have not yet signed a definitive agreement with a U.S. wireless carrier for our products. If we are unable to sign such an agreement on favorable terms, this could adversely impact our costs and our business and prospects.

We Depend On Our Key Personnel To Manage Our Business Effectively In A Rapidly Changing Market. If We Are Unable To Retain Our Key Employees, Our Business, Financial Condition And Results Of Operations Could Be Harmed.

      Our future success depends to a significant degree on the skills, efforts and continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships. If we were to lose the services of one or more of our key executive officers and senior management members, we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Fluctuations In Our Business And Operating Results May Materially And Adversely Affect The Trading Price Of Our Common Stock.

      We expect that our operating results will fluctuate in the future due to a number of factors many of which are outside of our control. These factors include the following:

o     Overall demand for our products;

o     Our ability to attract new customers at a steady rate;

o The rate at which we or our competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;

o Technical defects in our products that could delay product shipments or increase the costs of introducing new products;

o     Changes in the pricing of our products or those of our competitors;

o The amount and timing of capital expenditures and other costs relating to the expansion of our operations;

o     Costs relating to our marketing programs and our business in general; and

o     General economic conditions.

      Any of the foregoing factors may cause our operating expenses to be disproportionately high or cause our revenue and operating results to fluctuate causing our business, financial condition and operating results to be adversely affected. In addition, to respond to changes in our competitive environment, we may occasionally make certain decisions from which we may benefit in the long run. However, in the short run, such decisions could materially and adversely affect our quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter our operating results may fall below our expectations and those of our stockholders. In such event, the trading price of our common stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

Our Markets Are Highly Competitive, And Our Failure To Compete Successfully Would Limit Our Ability To Sell Our Products, Attract And Retain Customers And Grow Our Business.

      Competition in the wireless location services market and the facial composite software market is intense. In addition, the adoption of new technology in the communications industry likely will intensify the competition for improved wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens AG and LoJack Corporation. In addition, a number of other companies such as Digital Angel Corporation and WebTech Wireless Inc. have announced plans for new products that are similar to our wireless location products, and new competitors are emerging to compete with Wherify's wireless location services products. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition.

Our Wireless Location Product And Technology Are New And May Not Be Accepted In The Market.

      We have had only a limited release of one of our planned wireless locator products in the market. There can be no assurances that consumer demand will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results.

Standards In Wireless Communications Industry Are In Flux, And If We Are Unable To Comply With These Industry Standards, Our Business Will Be Harmed.

      Standards in the wireless communications industry are evolving. The emergence and broad adoption of new industry standards could require us to redesign our products. If we are unable to design our products to comply with these new standards, our products would become obsolete and consumers would instead purchase other standard-compliant products. As a result, our business could be harmed, and our financial condition and results of operations could be adversely affected.

Changes In The Government Regulation Of Our Wireless Location Product Or Wireless Carriers Could Harm Our Business.

      Our products, wireless carriers and other members of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the FCC) and international regulatory bodies. These regulatory bodies could enact regulations which affect our products or the service providers which distribute our products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact our products.

If Our Wireless Locator Products Fail To Achieve Broad Market Acceptance, Our Business Results Will Be Harmed.

      We have not begun selling our wireless location products for use by direct purchase consumers or for resale by distributors. If Wherify's products are not widely accepted by the market, our business results could be harmed. Factors that may affect the market acceptance of our location products include price, reliability, performance, technological innovation/enhancements, network coverage, ease of use, and availability. If we fail to perform adequately on the basis of each of these factors versus competing products and technologies, our business results could be harmed.

Our Ability To Compete Could Be Jeopardized And Our Business Seriously Compromised If We Are Unable To Protect Ourselves From Third-Party Challenges, The Development And Maintenance Of The Proprietary Aspects Of Wireless Location Products And Technology We Develop.

      Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our wireless location products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. In addition, monitoring unauthorized use of our products is difficult and we cannot be certain the steps we have taken will prevent unauthorized use of our technology. Also, it is possible that no patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or may anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to Wherify. If competitors are able to use our technology, our competitive edge would be reduced or eliminated.

      In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor is aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

o     Significant litigation costs;

o     Diversion of resources, including the attention of management;

o     Our agreement to pay certain royalty and/or licensing fees; and

o     Cessation of our rights to use, market, or distribute such technology.

      Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

We Could Become Subject To Litigation Regarding Intellectual Property Rights, Which Could Seriously Harm Our Business And Require Us To Incur Significant Costs.

      In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of proprietary rights. These lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

o Stop selling, incorporating or using our products that use the challenged intellectual property;

o Obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

o     Redesign those products that use such technology.

      If we are forced to take any of the foregoing actions, our business and prospects may be seriously harmed.

We Currently Depend Upon One Manufacturer For Our Principal Product And If We Encounters Problems With This Manufacturer There Is No Assurance That We Could Obtain Products From Other Manufacturers Without Significant Disruptions To Our Business.

      We expect that our principal product will be manufactured to our specifications by one manufacturer. Although we could arrange for another manufacturer to supply the product, there is no assurance that we could do so without undue cost, expense and delay.

We Expect To Rely Heavily On A Few Customers.

      Our revenues in the next several years could be heavily dependent on contracts with a limited number of major market makers in each business segment. The loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on our financial condition and results of operations.

Fluctuations In Operating Results Could Adversely Affect The Market Price Of Our Common Stock.

      Our revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue.

      Delays or deferrals in purchasing decisions may increase as we develop new or enhanced products. The current and anticipated dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income for any quarterly period in which material orders are delayed could vary significantly.

      Because of these and other factors, investors should not rely on quarter-to-quarter comparisons of our results of operations, our results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of our common stock to decline significantly.

Delays, Disruptions Or Quality Control Problems In Manufacturing Could Result In Delays In Shipments Of Products To Customers And Could Adversely Affect Our Business.

      We might experience delays, disruptions or quality control problems in the manufacturing operations of our subcontractors. As a result, we could incur additional costs that would adversely affect gross margins, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenues, competitive position and reputation. Furthermore, even if we are able to timely deliver products to our customers, we may be unable to recognize revenue based on our revenue recognition policies. Any disruptions in the future could adversely affect the combined company's revenues, gross margins and results of operations. We may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines or when integrating acquired products.

Rapid Technological Change In Our Market Could Cause Our Products To Become Obsolete Or Require Us To Redesign Our Products.

      We expect that our markets will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or prospective customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.

If We Lose Any Key Personnel, Or Fail To Attract And Retain Additional Personnel, We May Be Unable To Continue Developing Our Business And Product Line.

      The loss of the services of one or more of our key personnel could materially adversely affect our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

              RISKS RELATED TO WHERIFY CALIFORNIA RESCISSION OFFER

We May Have Liability Under Applicable Securities Laws With Respect To Certain Shares Sold by Wherify California Even After Wherify California's Completion Of Its Rescission Offer.

      Wherify California's offering of 1,701,714 shares of Series C Preferred Stock sold during the period from September 17, 2004 to January 19, 2005 may not have been exempt from the registration and qualification requirements under applicable securities laws. In order to address this issue, Wherify California made a rescission offer to all purchasers of such shares. The rescission offer was completed on April 11, 2005, and eight investors accepted the rescission offer and 75 rejected the rescission offer. The staff of the Securities and Exchange Commission, however, takes the position that a rescission offer does not extinguish a holder's right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act of 1933, as amended. Consequently, Wherify California and Wherify may remain liable under applicable securities laws to Wherify California stockholders who rejected the rescission offer for the purchase price of the shares that were subject to the rescission offer, plus applicable interest and costs. This liability, if realized, could imperil Wherify California's ability and the ability of Wherify, to operate the business as contemplated or to continue in business. In addition, if it is determined that Wherify California offered securities without properly registering them under applicable securities laws, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

                RISKS RELATED TO WHERIFY'S INTELLECTUAL PROPERTY

Our Success Depends On Our Ability To Protect Our Intellectual Property.

      Our future success depends upon our proprietary technology. We protect our proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding our efforts to protect our proprietary technology, policing unauthorized use or copying of our proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents we obtain in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to our proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. Our inability to adequately protect our intellectual property for these or other reasons, could materially and adversely affect our business, financial condition and operating results.

      In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor are aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

o     Significant litigation costs;

o     Diversion of resources, including the attention of management;

o     Our agreement to pay certain royalty and/or licensing fees; and

o     Cessation of our rights to use, market, or distribute such technology.

      Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

                  RISKS RELATED TO CORPORATE AND STOCK MATTERS

Our Authorized Preferred Stock Exposes Stockholders To Certain Risks.

      Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. To date, no shares of preferred stock have been issued. The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

Our Common Stock Has A Limited And Volatile Trading History.

      Our common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board (OTCBB). The number of shares traded daily has been extremely limited and the prices at which Wherify's common stock has traded have fluctuated fairly widely. See "Market for the Registrant's Common Equity, Related Stockholder Matters and Small Business Issuer Purchase of Securities." There can be no assurance as to the prices at which our common stock will trade in the future, although they may continue to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

o     The depth and liquidity of the markets for our common stock;

o     Investor perception of us and the industry in which we operates;

o     General economic and market conditions; and

o The effect that of any of the events highlighted in these Risk Factors may have on our business should they occur.

We Have The Ability And The Obligation To Issue Additional Shares Of Common Stock In The Future, And Such Future Issuance May Materially Adversely Affect Stockholders.

      Wherify has various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following:

o Options to purchase approximately 5.8 million shares of our common stock were outstanding as of September 30, 2005; and

o Warrants to purchase approximately 1.1 million shares of our common stock were outstanding as of September 30, 2005.

      The options, warrants and convertible debentures described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with Wherify's common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. Future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of these shares.

The Trading Price Of Our Common Stock Entails Additional Regulatory Requirements, Which May Negatively Affect Such Trading Price.

      The trading price of our common stock has frequently traded below $5.00 per share. During the period(s) that our stock trades below this price level, trading in our common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock affected. As a consequence, the market liquidity of Wherify's common stock could be severely limited by these regulatory requirements.

Stockholders Should have No Expectation Of Any Dividends.

      The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

      FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file and furnish annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, NE, Washington, DC 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services. The Wherify filings, as well as this registration statement on Form SB-2, are available at the Internet worldwide web site maintained by the SEC at www.sec.gov.

      We may incorporate by reference into this registration statement additional documents that we have filed or furnished to the SEC. These include reports such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, as well as proxy statements filed by Wherify. The annual reports include a description of the business for us and the annual and quarterly reports include Management's Discussion and Analysis of Financial Condition and Results of Operations for the periods covered by such reports.

      The shares of Wherify common stock are quoted on the Over-the-Counter Electronic Bulletin Board (OTCBB).

      You can obtain any document filed with the SEC through Wherify as described below, the SEC or the SEC's Internet worldwide website as described above. Documents are available without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference into this registration statement. Stockholders may obtain documents by requesting them in writing or by telephone from us at the following address:

      Wherify Wireless, Inc. 2000 Bridge Parkway, Suite 201, Redwood Shores, California 94065 Attention: Timothy Neher. Telephone number: (650) 551-5277.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      In addition to historical information, this report contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this Registration Statement, and some of which we may not know. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

      Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

      Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby or interests therein by the selling stockholders.

                                 DIVIDEND POLICY

      To date, we have not declared nor paid any cash dividends on our common stock, and we presently intend to retain earnings to finance the expansion of our business. Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                           PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "WFYW.OB". As of December 5, 2005, we had approximately 572 holders of record. Presented below are the high and low bid information of our common stock for the periods indicated. The source of the following information is MSN Money. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                       COMMON STOCK
                                                    ------------------
                                                     HIGH         LOW
                                                    -----        -----
FISCAL YEAR ENDING June 30, 2006
      First Quarter.............................    $6.14        $2.94

FISCAL YEAR ENDING June 30, 2005
      First Quarter.............................    $5.04        $2.44
      Second Quarter............................    $6.05        $1.64
      Third Quarter.............................    $6.35        $3.60
      Fourth Quarter............................    $4.90        $2.97

                                                       COMMON STOCK
                                                    ------------------
                                                     HIGH         LOW
                                                    -----        -----
FISCAL YEAR ENDING June 30, 2004
      First Quarter.............................    $5.84        $2.20
      Second Quarter............................    $5.76        $3.20
      Third Quarter.............................    $9.88        $4.44
      Fourth Quarter............................    $9.20        $3.68

FISCAL YEAR ENDING June 30, 2003
      Second Quarter............................    $3.60        $0.80
      Third Quarter.............................    $4.26        $0.80
      Fourth Quarter............................    $6.24        $2.20

                                    BUSINESS

General

      Wherify Wireless, Inc. ("Wherify" or the "Company") is a leading developer of patented wireless location products and services for family safety and communications, and law enforcement and security technology solutions. Our portfolio of intellectual property includes our proprietary integration of the US Government's Global Positioning System (GPS) and wireless communication technologies; our patented back-end location service; the Wherifone(TM) GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special medical needs, stay connected and in contact with each other; and our FACES(TM) industry-leading facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Our name, Wherify Wireless, reflects our mission and objective: verify the location of loved ones or possessions of value through wireless technology.

      On April 14, 2004, Wherify (formerly known as IQ Biometrix, Inc.) a wholly owned subsidiary of Wherify, and Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.) ("Wherify California") entered into an Agreement and Plan of Merger pursuant to which the wholly owned subsidiary merged with and into Wherify California, with Wherify California surviving as a wholly owned subsidiary of Wherify. Both Wherify and Wherify California received shareholder approval for the merger at special meetings held on July 19, 2005, and the merger was closed on July 21, 2005. Upon the merger, Wherify (which was then known as "IQ Biometrix, Inc.") changed its name to "Wherify Wireless, Inc.", and shortly thereafter Wherify California (which was then known as "Wherify Wireless, Inc.") changed its name to "Wherify California, Inc." Wherify was originally the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. JVWeb was incorporated on October 28, 1997. Wherify California was incorporated in March of 1998, and was founded to develop products and services to compete in the wireless location-based services ("WLBS") market.

      Since the merger was consummated, we have operated through two business segments, our wireless location products business and our facial composite software business. We operate part of our wireless location business through our wholly-owned subsidiary, Wherify California. While our facial composite software business currently accounts for most of our revenue, this business segment is not expected to constitute a significant part of the ongoing business operations of the combined company.

             DESCRIPTION OF OUR WIRELESS LOCATION PRODUCTS BUSINESS

General

      We have developed a comprehensive, end-to-end location system, which includes both a wearable locator and hand held "cell phone" type device ("Personal Locators") utilizing a proprietary Location Service Center ("LSC") for communications with the Personal Locators. Our tested and proven location system enables subscribers to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Two-way voice communications enabled in the hand held unit will allow direct voice communication between the subscriber and a loved one or care giver.

      Our first hardware product, a children's model GPS Locator, combined the power of enhanced GPS and digital personal communications service ("PCS") technologies. This product embedded a highly miniaturized location system within a lightweight wrist-worn device. Importantly, in addition to providing location information this device could be used to send out a panic call in the event of an emergency, as well as function as a pager and an accurate watch.

      Our next generation product combines the power of enhanced GPS and tri-band GSM technologies. This product allows a remote user to not only "ping" the device to receive location information, but also to make a call to the device to speak directly with the device user. In addition, the device user can make direct calls through the device and also call 911 in case of emergency.

      We can provide location and tracking information in real-time to customers using the product for both routine and emergency situations through Wherify's 24x7 Location Service Center and carrier-class automatic call distribution equipment that is connected to existing telephony and internet infrastructures. Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      The Location Service Center and automatic call distribution equipment are fully equipped with an off-the-shelf database, computer and telephony call distribution and credit card billing application software. Subscriber telephony and Internet communications are routed through our-proprietary, fault-tolerant, carrier-class, and application-specific interface software.

      We intend to design and market a family of GPS Locators to address five major markets: children, adults (Alzheimer's patients, senior, disabled, active adults, teenagers), automotive/commercial/payload tracking, pet owners and corrections (electronic offender monitoring). Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      Our hardware products are essentially enablers of our location service system. We expect that the majority of our gross margin after subscriber buildup will come from recurring service revenues. Our new handheld unit is expected to retail for $149. Monthly recurring service revenues will vary based upon the selected monthly rate plans. We expect that standard rate plans will range from $14.95 to $49.95 per month. Wherify California began selling its initial product in May 2003, but discontinued this product in May 2005.

      Having built the first wearable GPS Personal Locator, we plan to integrate this technology platform into a wide variety of products for the emerging location-based services marketplace worldwide. We have developed a GSM version of our handheld locator ("Wherifone"), which will allow us to further penetrate the international market. This product is in production, has met the first steps in certification, and is now going to mobile operators for final network approval. Additionally, We have plans to develop a smaller, adjustable version of our first generation children's watch, utilizing GSM technology. We discontinued sales and support of our first generation watch in May 2005 (and anticipate switching customers to the Wherifone after final carrier approval). We expect the new GSM versions of the watch to be available in 2006. For our next generation products, we plan to partner with strategic "market makers" who would work together with us to market and distribute specific products through their channels.

      Additionally, we expect that the Wherifone will allow for global expansion. We intend to distribute this product through international carriers. For international expansion, we would build Location Service Centers in each international region.

Industry Overview

      The wireless location-based services market is a relatively new industry. Following is a brief description of some of its characteristics:

o Prices of enabling "location" technologies (GPS, wireless connectivity, Internet) and products are falling while their capabilities are increasing;

o Availability and deployment of higher speed wireless data networks (GPRS, EDGE, WCDMA) and products are emerging;

o The Internet has provided the ability to host application services eliminating the technical infrastructure and management expense;

o Network operators and wireless carriers are seeking new, higher margin services to offset declining voice access revenues; and

o Consumer awareness and interest is increasing in personal location safety, vehicle tracking, roadside safety and anti-theft services.

Our Strategy For Our Wireless Location Products Business

      Our objective is to be the leading provider of wireless location services by pioneering the convergence of state-of-the-art enhanced global positioning, wireless communications and other technologies that empower people and businesses with the ability to locate loved-ones or personal property whenever and wherever needed.

      We believe that our multi-pronged strategy to penetrate our target markets can create significant barriers to entry.

Target Multiple Applications

      Our planned family of GPS Personal Locators are targeted to address five major markets: children, adults, automotive/commercial/payload tracking, pet owners and corrections. We intend to use strategic pricing and promotion programs to initially capture a substantial customer base from the personal safety segment of the emerging wireless location-based services market. We also intend to offer our Location Service Center services to non-Wherify products and hardware systems (i.e. handsets, personal electronics) of major electronics manufacturers as such third-party products and systems become available.

      Children. Due to the emotional nature of the benefit Wherify is offering, we view this segment as having the most immediate market potential, and therefore the locator watch was the first product launched. The GPS Personal Locator for Children was targeted for dual-income and single parents of 4-12 year old children. At the lower end of this age range, children are starting to gain more independence from their parents and are more likely to be "out of the parent's sight" for a variety of reasons (day care; school; playing with friends; etc). We believe that both parent and child interest in the product would level off after age 12, when a child's range of freedom and desire for privacy increases dramatically. The service was positioned as "complementary" to parent supervision, not a replacement for it. The Wherifone will be positioned as a children's first cell phone, with the location features that a parent needs to keep tabs on their 6-14 year old child. This product has replaced the GPS Personal Locator for Children for this segment.

      Adults. We believe the demographic segments offering the greatest opportunities are Alzheimer's patients, other seniors (65+ years of age), and active adults and teens. One primary application is for "active adults": those people who participate in recreational activities (such as boating, jogging, hiking, camping) that could put them at risk of getting lost, being injured or becoming a victim to a violent crime. Other potential users include working women, teens, couples and developmentally challenged adults. Wherify believes that these people would be very interested in using the location service during an emergency situation, as a combination location service/notification to law enforcement when a crime is in process where a subscriber is the victim, and simply as a means of communicating one's location to a friend or loved-one. The Wherifone will be marketed to this segment of the market.

      Automotive/Commercial/Payload Tracking. As competitive forces continue, we believe that car and truck dealers will continue to look for ways of increasing their profitability through value-added services and after-market sales. We believe that our products and services would offer dealers this type of profit-building opportunity. The hand held unit will be positioned as the "OnStar" in your pocket and out of the car. Permanent installation for theft recovery applications would be simplified due to the miniaturized nature of the hardware and the embedded antenna technology. It could be placed in virtually any car or truck the dealer sells.

      We are also targeting businesses and organizations that use fleets of vehicles. We believe our products would be attractive to any business owner who needs to know the location of their vehicles and/or payload(s).

      The Wherifone, with accessories such as a cigarette lighter adapter and a direct connection to the automobile battery and/or UBS system, will be marketed to this segment of the market.

      Pet Owners. This market segment would utilize our technology to locate pets that have run away, been stolen or become lost. The pet collar device will be of a clip on nature and will utilize the same location (GPS) and communication (cellular) technologies as the GPS Personal Locator; however, since it will not need many of the added features (watch display, paging, wearer-triggered alarm), we anticipate being able to produce it at a lower unit cost. We intend to use the Wherifone core technology, wrapped in a more industrial, water resistant package that will attach securely on a pet's existing collar, to market to this segment.

      Corrections. Current technologies used to monitor individuals with movement-restrictions often do not meet the needs of law enforcement officials. For example, house arrest systems that utilize an "RF tether" to monitor an individual's presence in his or her home will alert officials if the person leaves the house, but will not provide information on where the person has gone. Wherify believes the increase in over-crowding in jails and prisons provides a further incentive to utilize location and tracking products.

      We believe that the criminal justice system will have a strong interest in a modified version of the Wherifone. This version of the Wherifone will only incorporate the location (GPS) and communication (wireless) technologies, as the justice system will not have the same demands on appearance and added features that the consumer has. These products will also most likely be leased in bulk quantities.

Forge Strategic Relationships

      Establishing and building United States and international partnerships, licensing agreements, OEM, and carrier relationships with major market players, utilizing our technologies will facilitate efficient entry into new markets. Forging strategic partnerships including co-branding, distribution and marketing with telecommunication companies, wireless carriers, national retailers, major consumer brand companies and mass media will align our sales and marketing efforts with established sales channels. Our locators were designed by Flextronics, Inc., which also provided some pre-production services to us. CalComp Electronics Public Company Limited, is currently manufacturing the product. Both of these companies are respected contract manufacturers.

Leverage First Mover Advantage

      We believe we are the first company to successfully design and develop a low-cost, personal locator for the consumer and business markets using existing wireless and GPS "chip" sets, networks and technologies. We believe that leveraging existing third-party telephony, contract manufacturing, application software packages and data/call center infrastructures will minimize our costs and time-to-market.

Wireless Location Segment Products And Services

      We have developed a comprehensive, miniaturized, end-to-end personal location system, which includes both a hand held locator (hardware) and a proprietary Location Service Center (software). Our tested and proven technology will enable people to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Having built the first wearable personal location system, and developed enhanced GPS with GSM technology, we plan to integrate this technology into a wide variety of products for the emerging location-based services marketplace around the world.

      Our products provide real-time information on product location as a service to consumer and business customers in both routine and emergency situations. This service will be provided through our 24x7 Location Service Centers housed in web co-hosting data center companies. The Location Service Centers use our proprietary application-specific interface "thin-client" software (patent pending) and carrier-class Automatic Call Distribution ("ACD") equipment that is connected to existing telephony and Internet infrastructures.

      The key features of our initial product are identification and communication electronics that have the ability to receive commands and send responses using a wireless signal initiated either by a telephone call or an Internet transaction. The product can determine its own location and communicate this information through worldwide GSM networks to Wherify's Location Service Center. The searching party will be given the user's exact location through the Internet via a map interface on Wherify's web site or verbally by telephone.

      Additionally, our Wherifone technology has incorporated two-way voice communication combined with location services. We have developed the Wherifone using Siemen's wireless GSM technology, which will allow for deployment in Europe, Asia, Latin America and other GSM-centric markets around the world.

Wireless Location Segment Current And Planned Product Descriptions

      Our next generation technology will first be released in the form of a slim, small and lightweight GPS locator phone. The Wherifone has enhanced features like two-way voice communication and tri-band GSM / GPRS technology. Additionally, the Wherifone has a one-touch Request 911 operation, which will connect the user directly to a 911 operator for emergency situations. The 911 operators will not only be able to talk with the user, but will be able to pinpoint the location of the user. Other features include a one-touch push button for concierge services and five user-programmable buttons for direct calls, LED display, four day battery life, 2-3 hours of talk time and a global footprint. The Wherifone is currently in beta release and a full release is scheduled for the fourth calendar quarter in 2005.

      Adult Model ("AM.1"). We intend to market the Wherifone to the Adult market, then segue this market over to the next generation watch. The follow-up generation of the watch will initially take advantage of the technological advances resulting in a smaller, more sophisticated and fashionable design. A wide variety of color combinations will be offered to appeal to the range of potential users.

      Electronic Monitoring(EM)/Corrections (COR"). The planned EM/COR model is based upon an anklet design, and is intended to provide the same accurate location determination features as the Wherifone. However, the EM/COR model is expected to also have additional features that will make it appropriate for use by correctional institutions as a tracking product for electronically monitored felons. It will be structurally more robust and rugged, with a larger power source for continuous tracking, and specially designed mechanical attachment/controls for institutional installation and removal.

      We intend to design a separate Wherify proximity module to accompany the EM/COR model, allowing institutions to replace existing early release corrections program proximity-monitoring anklets, or electronic shackles, with a Wherify product, which will not only verify the unit is within range of a specified monitoring area, but also generate location information. If the EM/COR product should leave the pre-programmed monitoring radius, the proximity feature will generate an alarm to activate the tracking system at Wherify's Location Service Center, and will notify by telephone the appropriate personnel (911 operators, police, parole officers) for response.

      As currently designed, there is no method for the wearer to trigger an alarm from the EM/COR model. It will be attached with a tamper-resistant mechanism to make the item exceptionally difficult to remove without the proper unlocking device, which will remain in the ownership of the proper authorities. Tampering with the device will trigger an alarm to activate the tracking system at Wherify's Location Service Center. This alarm will alert the appropriate personnel (parole officer, police) required to respond that the product has been tampered with. Target user profile will be penal institution inmates. Niche market applications include individuals that may be released early from jail or prison.

      Automotive/Commercial/Payload. We intend to market the Wherifone, with accessories such as a cigarette lighter adapter and car battery adapter to this channel. This will allow for a small, self-contained unit that attaches to any number of installation points; from a car's rear view mirror to a delivery truck's bumper, or loaded into a pallet of cargo (payload) making installation simple at a dealer as an after-market product, or point of debarkation. Because the product can work independently of the vehicle's electrical system and operate off a long-life rechargeable (from cigarette lighter) battery, it could be easily installed in virtually any vehicle, not requiring the dealer or fleet manager to take the car out of service. This same system is also capable of being tethered into the electrical system of any car or truck allowing for a uninterrupted power source and a more stealth mode of operation.

      Next generation vehicle products will be connected directly to the automobile's UBS port, allowing the device to record and send out data pertaining to vehicle diagnostics, air bag deployment, and car lock and unlock, among others.

      Pet Collar. The pet collar model will provide the same accurate location determination features as the Wherifone. The primary target will be house pets such as dogs (52 million in U.S.) and cats (59 million in U.S.), but the collar is expected to be adjustable to fit larger animals, such as horses. Additional features will be added to make the Pet Collar water resistant, provide for a longer battery life and make the housing more industrial. Other features found in the Wherifone will not be needed, such as two-way voice communication. Wherify believes that this will enable it to produce and price the pet collar at a level acceptable to pet owners nationwide, in line with the cost of the Wherifone (estimate $149 retail). We intend to distribute the product though veterinary offices throughout the U.S. and through major pet supply stores as well as big box retail.

      International Products. We believe that there is a significant opportunity for expanding our service into international markets. Wherify has developed the GSM Wherifone, which will support the Pacific Rim, Asian, South American and European markets. In addition, specified changes to the hardware and the Location Service Center architecture as well as country specific carrier relationships will be required in order for the product to operate on international wireless networks.

      Our decision on when and how best to expand internationally will be based on a number of factors, including the size of the market opportunity, the technological ease of expansion, and local regulatory issues.

Location Service Center Overview

      Wherify's proprietary Location Service Center provides the complete array of back-end services to subscribers. Upon purchase of the product, selection of a service plan and activation of service, customers complete a profile that identifies desired features (for example, user-triggered alarm capabilities), as well as a detailed physical description of the primary user of the product (optional). A subscriber can have more than one product included on his or her account, and can set up individual profiles for each product.

      The subscriber initiates requests for information on their product's location by telephone (1-877-WHERIFY) or through the Internet via Wherify's web site. Wherify's Location Service Center ("LSC") automatically contacts the product via the local cellular communications infrastructure, requesting the product's location. The Wherifone utilizes GSM/GPRS technology and transmits on a GSM network. The Wherifone locator utilizes tri-band GSM technology.

      The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology, will provide rapid location identification. With this technology, the most current satellite data ("Ephemeris data") is delivered to the product during the request for location. This greatly enhances GPS performance in less-than-ideal circumstances (i.e. urban canyons, deep building interiors,. and other difficult areas), enabling the product to get a location from GPS satellites ten times faster (10 seconds versus 100 seconds) than with Standard GPS. The cellular tower ID is also used to augment the location information provided.

      Having determined its location, the product then communicates the location information to the Location Service Center. The location information is then passed to the subscriber via the Internet (with a map and closest street address) or over the phone (via live operator). In most cases, the entire process takes less than 60 seconds. A copy of the event is stored in the customer's files.

      The accuracy of the location information provided by Wherify products will be within a few feet in optimum conditions, significantly better than that required by FCC (accuracy to be within a radius of 150 feet 67% of the time).

      An emergency response can be activated in two ways: the subscriber can request an emergency response by contacting our Location Service Center over the phone, or the user can request an emergency response by pressing a pre-programmed button on the product. In both cases, the user's location and direction of movement is determined, and the information passed to our trained emergency operators. If required, Wherify's emergency operators will contact the appropriate 911 Public Safety Answering Point who can dispatch local authorities to the user's location.

      In addition to these basic location reporting and emergency response capabilities, the Location Service Center also offers several additional features to subscribers:

      Breadcrumbing. The subscriber is able to get a report on a series of location events through "breadcrumbing". With this feature, the user can determine the location history of the user. Parents may want to use this feature to confirm the whereabouts of their child if he or she is in the care of a guardian and has several appointments throughout the day. To utilize this feature, the subscriber predetermines the number of locations he or she wishes to track, as well as the desired time interval between locations (i.e. identify a total of 12 locations, one every 15 minutes). Once all locations are identified, a report will be automatically issued. The subscriber can then request a mapping of the desired locations.

      Paging. Subscribers can send numeric pages to the user via the subscriber screen on the web site. Both subscribers and non-subscribers can also page the product directly over any phone.

      Temporary Guardians. Through the Location Service Center, subscribers can set-up a "temporary guardian", who will have access to location features only (no account management functions). Parents may want to use this feature when their child is visiting a relative and they want that person to be able to determine the child's location.

      Custom Installations. Custom installations will be available to corporate customers, such as amusement parks and corrections facilities, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

Technology

      Our wireless products are wireless location technology-independent. Consequently, whether the various wireless operators choose to use GPS, AOA, TDOA, adaptive antenna arrays or multipath fingerprint location systems, Wherify's product and Location Service Center is equally effective. Our current product design utilizes tri-band GSM telephony chip sets and can be adapted in the future to the then prevalent wireless technology, be it 2.5G or 3G. The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology will provide rapid location identification.

      Each product is programmed with a unique I.D. number and uses standard cellular frequencies to communicate its location. The product is also programmed with a unique subscriber I.D. number. This allows the owner to subscribe to the service needed, such as 24-hour tracking or emergency only.

      We have developed a "carrier-class" architecture and facility to create and manage our proprietary Location Service Center (reliable to 99.999%). The Local Service Center runs on Tandem, Non-Stop Himalaya model servers. Tandem's fault tolerant system was chosen by Wherify management because of Tandem's position in the wireless phone service provisioning market and its record for building scaleable systems that have high availability and performance. This enables cost-efficient expansion, without the need for application code changes. NonStop Himalaya servers are used by most of the world's largest telecommunications companies to deliver an aggressive rollout of wireless communications features and services, while maintaining "dial-tone" reliability.

Sales And Marketing

      We anticipate that our Wherifone product will retail for less than $150, with monthly service plans ranging from $14.95 to $49.95. We intend to use several different sales channels for our products:

      Direct Sales Channel. We intend to sell our products domestically through direct and indirect sales channels and specialty markets. Our initial sales and distribution strategy is to establish product awareness and build volume through a distribution strategy comprised of a combination of direct and indirect channels.

      Ongoing inquiries from consumers interested in purchasing the product directly from us and traffic to our web site provide strong evidence of the underlying consumer interest in acquiring our product. Capitalizing on this awareness we have been able to build traffic on our web site and our partnership with affinity groups. We believe that this "grassroots" approach is a cost-effective way of establishing us in the market.

      Direct-to-consumer distribution channels include: e-commerce, telesales, partner programs, and possibly our own kiosks located in high traffic retail locations.

      Retail Sales Channel. To achieve our volume and awareness goals, our sales efforts are focused on gaining distribution through national consumer stores and various security companies, as well as regional and local retailers. Wherify intends that the Wherifone product line will be distributed through strategic partners to big box retail stores such as Best Buy, Circuit City, RadioShack, Staples, Wal-Mart, and Target. To date, we have entered into only one distribution agreement with such big box retailers.

      Additional Sales Channels. To build market share and profitability, we plan to augment our sales efforts with additional channels, including OEM, government, and business-to-business channels. We believe these broad distribution channels, along with the retail and the direct-to-consumer channels, will create opportunities for us to pursue a diverse range of consumers throughout the United States.

      Within our partners program, business-to-business or OEM channel, we also plan to target several vertical markets, such as the security market, the automobile roadside assistance channel, and the cellular carrier's subscriber base. Security service firms, such as ADT, have an established base of consumers with heightened security concerns, and we believe these people will be highly receptive to our product. Automobile roadside assistance companies, such as AAA, have millions of subscribers and huge upsale potential. We intend to leverage their customer base for increased market share.

      Specialty Sales Channels. Our strategic partners as well as our own sales team will handle sales to specialty market outlets, including electronic monitoring/corrections, automotive/commercial/payload, and pet care.

      For the electronic monitoring/corrections market, we intend to build on our relationships with key federal and regional law enforcement agencies across the country. WE will continue to work with the Office of Law Enforcement Technology Commercialization ("OLETC"), which was formed to develop and refine new strategies to accelerate the commercialization of innovative law enforcement and corrections ("LEC") products. We intend to work with OLETC to address law enforcement and corrections' needs for a high-quality, low-cost product that will enable law enforcement and corrections personnel to monitor and track the location of people who are on supervised release. We intend that OLETC will be our primary partner in providing introduction, implementation and endorsement of the correction product in both federal and state law enforcement groups throughout the U.S. We intend to work with the L.A. County Sheriffs Office, the Florida State Police, and the Ohio State Prison Bureau during development of the correction product and will be utilized for beta testing. The corrections market will be offered products through lease programs, accompanied by appropriate monitoring and tracking services. Most contracts are won by competitive bid and will vary according to need, ranging from 24-hour tracking to parameter monitoring.

Manufacturing

      Presently, we outsource all assembly, testing and supply chain functions in order to reduce fixed overhead and personnel costs, thus providing flexibility in meeting market demand and to recognize economies of scale that a larger manufacturing organization can provide. We contracted with Flextronics for the design and certain pre-production services of our Wherifone product line. We have contracted with CalComp Electronics Public Company Limited for the manufacturing of our Wherifone product line. To date, we have received 5,200 units of our GSM Wherifone product from the manufacturer. We do not expect any substantial modifications are necessary in order to bring the product to market. We have started full production of our Wherifone product and are in the process of finalizing our strategic partnerships with telecommunication companies, wireless carriers, and national retailers. Our manufacturer requires a letter of credit for the full amount of the goods prior to the commencement of manufacturing.

Competition

      The wireless location-based services market is a relatively new and immature industry, and we expect it to become highly competitive. There are substantial barriers to entry, but competition from existing competitors and new market entrants will intensify in the future. Current and potential competitors in our markets include, but are not limited to the following: uLocate Communications, Inc., Benefon OYJ, Global Pet Finder, POMALS Inc., and LoJack Corporation.

      We believe that we hold a distinct competitive advantage over all identified potential direct competitors. In addition to its smaller size and superior performance and features, only the Wherifone is designed to have enhanced GPS with GPS/ GPSR technology with a very small form factor. Additionally, the accuracy of the technology is estimated to be 1-20 meters. The competing technology in GSM is estimated to give 100-300 meter accuracy. The Wherifone is also designed to control the outbound call of the user which is expected to give the company an advantage to other technologies.

Inventory, Raw Materials, Right of Return and Seasonality

      We expect to carry reasonable amounts of inventory in distribution centers in order to meet customer delivery requirements in a manner consistent with industry standards. The terms of each strategic partner relationship will determine the payment terms that we will receive from our customers. These will likely vary by customer.

      Energy necessary for the out-sourced manufacturing facilities consists of electricity, natural gas and gasoline, all of which are currently in generally adequate supply. The facilities contain automation and, therefore, require a reliable source of electrical power. Labor is generally available in reasonable proximity to the manufacturing facilities. Difficulties in obtaining any of the aforementioned items could affect our results. Our manufacturer requires adequate supplies of a large number of components. If sufficient supplies of these components are not available, we may not be able to manufacture a sufficient number of the Wherifone product to meet expected demand which could have a significantly adverse affect on our business.

      We expect to permit returns under certain limited circumstances, generally pursuant to warranties which we believe will be similar to current industry practice.

      The wireless communications industry typically experiences increased sales in the fourth calendar quarter and lower sales in the first calendar quarter of each year. For example, sales of wireless handsets, two-way radios and related products increase during the year-end holiday season. We believe that it is likely that we will experience a similar seasonality in the demand for the Wherifone product.

Research and Development Costs

      Research and development costs for fiscal year 2005 equaled $4.9 million or 40% of our total expenses in that year. Research and development costs for fiscal year 2004 equaled $3.0 million or 32% of our total expenses in that year. Research and development costs for fiscal year 2003 equaled $2.4 million or 26% of our total expenses in that year.

Intellectual Property

      We rely on a combination of copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our proprietary rights in our wireless location products business. Our first patent in this business segment was approved by the United States Patent Office on December 7, 1998, and was issued on May 18, 1999. Additional patents have been issued on March 26, 2002 and May 14, 2002. Other patents, filed in June 2003 and March 2005, are pending. We rely on third-party licensors and other vendors for patented hardware and/or software license rights in technology that are incorporated into and are necessary for the operation and functionality of our products.

              DESCRIPTION OF OUR FACIAL COMPOSITE SOFTWARE BUSINESS

Overview

      We are a provider of facial composite software to federal, state and local law enforcement agencies primarily in the U.S. and several European countries. The FACES(TM) technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc., which launched FACES(TM) version 1.0 in 1998. InterQuest subsequently filed for bankruptcy in October 2000. In August 2001, another Canadian company acquired the FACES(TM) technology out of the bankruptcy proceedings on a deferred payment basis. When this acquirer was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. Pierre Cote and other former InterQuest management and stockholders founded IQ Biometrix California, Inc. acquired ownership of all of the right, title and interest in and to the FACES(TM) business and intellectual property, including software, patents and trademarks, the FACES(TM) library, inventory and other items out of bankruptcy.

      On March 22, 2002, IQ Biometrix California merged with and into IQB Acquisition Corporation, a newly formed, wholly-owned Delaware subsidiary of JVWeb and JVWeb changed its name to "IQ Biometrix, Inc." Because JVWeb had no significant assets or operations at the time of the merger, the merger was treated for accounting purposes as a "reverse merger." Although JVWeb was at the time a public company that acquired all of the assets of Wherify, for accounting purposes Wherify was treated as the acquirer.

Industry Background

      Our management believes that crime and homeland security remain a major concern, and that there continues to be a strong interest in technology that can help identify suspects and provide front line support to fight crime and terrorism. Among these technologies, facial composite and facial recognition technologies are segments of the biometric market.

The Faces(TM) Solution

      The FACES(TM) product allows the user to create and re-create billions of human faces. Facial features selected from a database are automatically blended together to produce a photo-quality composite facial image. The technology helps law enforcement agencies identify, track and apprehend suspects.

      FACES(TM) automatically generates a unique alphanumeric "InterCode"TM, for each image. The digital character of the InterCode(TM) and its small size allow it to be transmitted easily via any telecommunications network (phone, fax, email). The code also gives law enforcement agencies greater security when sharing facial composites relating to sensitive investigations.

      The photo quality of FACES(TM) composites allows them to be used effectively with facial recognition technology. For example, FACES(TM) has been integrated with FACE Plus technology from Dataworks Plus to allow police departments to include facial composite evidence in mug shot database systems and to use the composites as a query to search these databases, and return possible matches for positive identification.

Strategy

      We believe that we are well positioned in the "public sector" market. We have the contacts, experience and knowledge, strategies, and approach to capitalize on the sales opportunities throughout the various government agencies.

      Even though we will continue to execute our sales strategy with respect to the FACES(TM) product, we do not expect that the FACES(TM) product line will be a material factor in our business strategy in the future.

      We believe that the limited and constrained nature of existing law enforcement budgets at the county and local levels, coupled with budget priorities that are focused elsewhere, will significantly limit our ability to derive revenue from the facial composite market.

      While our inability to successfully commercialize our FACES(TM) technology has resulted in nominal financial results, we believe that our personal relationships with decision-makers in the government sectors, the strength of our management and experience in the crime and homeland security industry and our anticipated continued access to public policy decision makers that were developed in connection with the facial composite software business will be a material factor in our ability to successfully commercialize our other products such as corrections applications, including tracking of prisoners and persons under surveillance.

      We will pursue a strategy to maximize the value of the FACES(TM) product lines with the intent to sell or license them to a third party, or to create a divested company to seek further investment in and development of these assets. At this juncture, however, there are extremely limited resources to pursue further commercialization of the FACES(TM) technology, which we believe would likely require significant additional capital and incur significant additional losses before profitability, if any, could be achieved.

Products

      FACES(TM) is a software technology that allows operators to develop accurate, photo-like facial composite images. The FACES(TM) database includes thousands of facial features; selected features are automatically blended together to provide facial images of either gender and any race. A unique alphanumeric ID code generated for each facial image can be transmitted over any telecommunications channel (telephone, email, fax) and provides police agencies with additional security when exchanging suspect images relating to sensitive investigations. FACES(TM) is both PC and Mac-compatible and can be run on any standard desktop or portable computer. It can be operated in English, French and Spanish.

      FACES(TM) 4.0, launched in July 2003, provided several important advancements over prior versions, including an expanded database, improved zoom and position tools, new facial marking and aging elements, and enhanced ability to export composites to police bulletins and websites. FACES(TM) 4.0 is available in single and multi license versions with an add-on subscription product that provides extended maintenance and free upgrades to new product releases. FACES(TM) 4.0 EDU, designed specifically for classroom use, was launched in May 2004, and includes a curriculum for middle and high school level science learning objectives.

Product Development And Manufacturing

      To date, the FACES(TM) products have been developed primarily through the use of outside contractors. Initial versions of FACES(TM) were developed by Enterprise Cogniscience, Inc., a privately-held software development company, using a proprietary programming environment. We are not dependent on any other third party products or technology.

      We outsource the manufacturing and packaging of our software CDs and supporting documentation of the FACES(TM) product. There are a number of software manufacturing and packaging companies that are available in the event our current vendor becomes unavailable. Quality control tests are carried out internally and selectively performed on finished products.

Marketing, Sales And Markets

      Our marketing strategy has to date aimed to penetrate two target markets: public security/law enforcement agencies; and K-12 and post-secondary education. We have sold FACES(TM) technology to approximately 2,500 law enforcement agencies through direct sale and reseller channels. The effectiveness of these channels has been restricted by lack of resources.

      We believe that the sale or licensing of the FACES(TM) LE product line to a partner with an established presence and profile in the law enforcement market, well-funded sales and marketing operations, and complementary product offerings, could result in substantially expanded sales, and that such transaction could provide proceeds or recurring license revenue. Similarly, we are pursing opportunities for sale or licensing of the FACES(TM) EDU to a player with deep experience and exposure in the domestic and international educational science supply market.

      Alternatively we may seek to divest the FACES(TM) LE product line to a separate company which can seek appropriate investment to implement a strengthened sales and marketing plan.

Intellectual Property

      We rely on a combination of patent law, trademark law, trade secret protection, copyrights law and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We currently has two United States patent applications covering "Method and apparatus for creating facial images" and "InterCodeTM".

Competition

      Our current competitors of the FACES(TM) products include Identikit from Smith & Wesson, Suspect ID from ImageWare, COMPHOTOFIT +COLOR from Sirchie, E-fit from Aspley and Facette from Identi.net. We believe that our product offering is superior to competing products in terms of price, ease of use, depth and extent of data bank, and data transfer capacity. Nevertheless, most of our current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources.

                                     GENERAL

Facilities

      Wherify's headquarters is located in approximately 25,000 square feet in one facility in Redwood Shores, California under leases that expire in October 2009. Our headquarters houses all of our employees as well as a pilot facility and a small production facility. There is also nearby expansion capacity of 100,000 square feet to house employees needed to support operations if we elect not to outsource the emergency operator function.

Working Capital

      As of September 30, 2005, we had cash and cash equivalents of approximately $283,000, restricted certificates of deposit of approximately $2.7 million which are being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $117,000 and current liabilities of approximately $10.8 million, including approximately $3.9 million in past due rent obligations. As of November 11, 2005, Wherify had cash and cash equivalents of approximately $1.0 million and restricted certificates of deposit of approximately $1.6 million being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer. As a result, we do not expect to be able to meet our working capital requirements without either achieving significant revenue growth in a short period of time, or by finding another source of financing.

Rescission Offer of Wherify California

      During the period from September 17, 2004 to January 19, 2005 Wherify California sold 1,701,714 shares of Series C preferred stock to 83 investors for proceeds totaling approximately $15.2 million. In February 2005, the staff of the Securities and Exchange Commission advised Wherify California that in their opinion, there was substantial doubt as to the availability of the private placement exemption upon which Wherify California relied for its offering. Wherify California strongly disagreed with the SEC staff's position and believes that the offering was in full compliance with the private offering exemption. Nevertheless, because of the importance of expediting resolution of the issue, Wherify California made a rescission offer on March 10, 2005 to each of the investors who participated in the offering. The rescission offer was made in reliance upon the exemption set forth in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended and was exempt from registration or qualification requirements under state law pursuant to the Federal National Securities Markets Improvement Act of 1996. Under the terms of the rescission offer, Wherify California offered to repurchase all of the shares purchased at the original purchase price together with interest from the date of purchase. As of April 11, 2005, all 83 investors responded. Eight investors elected to accept the rescission offer and 75 investors elected to reject the rescission offer. On April 11, 2005, Wherify California repurchased a total of 221,507 shares from the eight investors accepting the offer for a total purchase price of approximately $2.2 million.

Employees

      As of December 1, 2005, we employed 30 people, of whom 5 were employed in engineering, 4 in manufacturing, 7 in information technology, and 14 in sales, marketing, finance, management and administrative services. Our employees are not represented by a labor union. We believe that our employee relations are good.

Legal Proceedings

      On October 15, 2004, Venture Corporation Limited, a Singapore corporation ("Venture Corporation") filed suit in the Southern District of California against Wherify. The complaint asserts causes of action for breach of contract, fraud and common counts and asserts that Venture Corporation has suffered approximately $5 million in damages. The claims relate to Venture Corporation's assertions that Wherify failed to pay, when due, certain amounts owed to Venture Corporation for the manufacturing of a component of the Children's Model personal locater ("CM1"). Wherify answered Venture Corporation's complaint on November 16, 2004. Additionally, Wherify filed a cross-complaint alleging that the goods delivered by Venture Corporation were non-conforming and alleging damages in an amount in excess of $90 million. A mediation between the parties ended without a resolution of the issues. Trial was completed on November 4, 2005, but to date no judgment has been entered for either party. Wherify denies any wrongdoing and plans to continue to vigorously defend itself in this litigation to the extent necessary.

      We have become a party to litigation in the Superior Court for the County of Fresno, State of California. The original complaint in the matter was filed on April 29, 2005. The amended complaint was filed on August 5, 2005. The principal parties are Wherify and persons formerly affiliated with or employed by Wherify, including Sylvie Lariviere, Robert Rios, Toni Lange, Fernand Beland, Frederic Serre and Roland Vroye. The amended complaint alleges that Wherify owes stock options to the plaintiffs in accordance with the terms of alleged oral and/or written agreements entered in or about 2002. The amended complaint also alleges fraud causes of action surrounding the alleged breach of agreement. The complaint seeks to recover damages, including punitive damages, and/or an award of options entitling the plaintiffs to purchase Wherify stock at favorable price. On October 25, 2005, the Company demurred on behalf of itself, Greg Micek and William Scigliano.

      In June 2005, Zoltar Satellite Systems, Inc., a Delaware corporation, filed suit in the United States District Court in the Eastern District of Texas alleging that Wherify California, Inc. and ten other named defendants, including LG Electronics, Inc., Motorola, Inc., Sanyo Electric Co., Ltd. and Sprint Corporation, infringed certain patents as a result of the manufacture, use, sale and/or offer for sale of cellular telephones equipped with emergency location determination technology. On September 29, 2005, Zoltar voluntarily dismissed its claims against Wherify California, Inc. without prejudice.

      In September 2005, William Prevost, the former CEO of Wherify California filed suit in the Superior Court for the County of San Mateo, State of California alleging that Wherify California failed to pay Mr. Prevost the sum of $45,000 plus interest due owed to him pursuant to a Severance Agreement and General Release of All Claims dated March 7, 2002. In addition, Mr. Prevost alleges that Wherify improperly and in bad faith failed to issue him a new stock certificate for approximately 44,717 shares of common stock which did not contain any restrictions on transfer. In a separate communication Mr. Prevost has threatened litigation with respect to 849,073 shares of Wherify California's common stock insisting that the company issue a new certificate for these shares without restrictions or a lock-up. The complaint seeks to recover damages, including consequential and punitive damages, and declaratory relief with respect to the issuance of a new share certificate without any restrictions on transfer.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in "RISK FACTORS" and elsewhere in this report.

      Wherify's and Wherify California's auditor has issued going concern opinions with respect to each company. Wherify's and Wherify California's auditor has reported that Wherify and Wherify California have both suffered net operating losses in the past two fiscal years and have significant working capital deficits that raises substantial doubt about each company's ability to continue as a going concern.

1.    INTRODUCTION

      On July 21, 2005, Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.) ("Wherify California") was merged with a special purpose subsidiary of Wherify Wireless, Inc., a Delaware corporation (formerly known as IQ Biometrix, Inc.) ("Wherify", the "Company", "we" or "us"). As a result of the merger, Wherify California became a wholly-owned subsidiary of Wherify. Accordingly, since the merger our business operations have included the business operations of both Wherify California and Wherify. However, as discussed below, the former business operations of Wherify, consisting primarily of the sale of FACES software and related services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company.

      Certain pro-forma financial information regarding the combined company is set forth under "Pro Forma Consolidated Financial Information" on page F-34.

      A discussion and analysis of financial condition and results of operation of Wherify for the quarters ended September 30, 2004 and 2005 is set forth in
Section 3 below entitled "Post-Merger Discussion and Analysis of Wherify Wireless, Inc."

      A discussion and analysis of financial condition and results of operations of Wherify California pre-merger for the years ended June 30, 2005 and 2004 is set forth in Section 4 below entitled "Pre-Merger Discussion and Analysis of Wherify California."

      A discussion and analysis of financial condition and results of operations of Wherify pre-merger for the years ended June 30, 2005 and 2004 is set forth in
Section 5 below entitled "Pre-Merger Discussion and Analysis of Wherify."

2.    MERGER

      On April 14, 2004, Wherify entered into an Agreement and Plan of Merger with Wherify California pursuant to which the parties agreed to a merger transaction involving the merger of a wholly-owned subsidiary of Wherify with and into Wherify California, with Wherify California surviving as a wholly-owned subsidiary of Wherify. The merger agreement was approved by the boards of director of both companies in April 2004, and the respective shareholder of both companies approved the merger on July 19, 2005. The merger closed on July 21, 2005.

      Upon the completion of the merger, shareholders of Wherify California received 4.8021 shares of Wherify common stock for each share of Wherify California common or preferred stock, and Wherify California stock options were assumed by Wherify and converted into options to acquire a number of shares of Wherify common stock equal to the number of shares of Wherify California common stock underlying each such option multiplied by the exchange ratio of 4.8021. As a result, Wherify issued or reserved for future issuance an aggregate of approximately 46 million shares of its common stock in consideration for all of the outstanding shares, options and warrants issued by Wherify California, which represents approximately 78.8% of the total number of shares of Wherify common stock calculated on a fully-diluted basis. Also upon completion of the merger, Wherify changed its name from "IQ Biometrix, Inc." to "Wherify Wireless, Inc." and shortly thereafter Wherify California changed its name from "Wherify Wireless, Inc." to "Wherify California, Inc."

      The merger was treated as a reverse acquisition, pursuant to which Wherify California was treated as the acquirer of Wherify for financial reporting purposes. Consequently, following the consummation of the merger, the historical financial statements of Wherify California serve as the principal historical financial statements of the combined company.

      Under applicable accounting rules, the purchase price of the acquisition (which is determined based on the percentage of the combined company held by the pre-merger Wherify stockholders and the stock price of the combined company) was allocated to identifiable tangible and intangible assets, and then the excess of the purchase price over the amounts allocated to these assets was allocated to goodwill. Wherify concluded on a preliminary basis that the value of the identifiable intangible assets was $8.0 million and the total amount of goodwill was $61.4 million. Following the finalization of the purchase price allocation Wherify, with the assistance of a third party, concluded that the value of the identifiable intangible assets was $2.2 million and the total amount of goodwill was $67.5 million. Wherify then performed a goodwill impairment evaluation and concluded that the implied fair value of goodwill was $3.2 million as of September 30, 2005, resulting in an indicated impairment of $64.3 million out of a total of $67.5 million of goodwill. This impairment was recorded by Wherify in the quarter ended September 30, 2005. We will continue to review our intangible assets and goodwill on a quarterly basis for possible impairment.

      A.    Future Business and Operations

      We anticipate that our principal business activity post-merger will be the business of Wherify California, consisting primarily of the development and sale of wireless location products and services. The former business of Wherify, consisting primarily of the sale of security software and services, including facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company. Accordingly, historical financial information relating to the former business of Wherify is expected to have only minimal significance to the future business of the combined company.

      B.    Liquidity and Capital Resources

      As of September 30, 2005, Wherify had cash and cash equivalents of approximately $282,000, restricted certificates of deposit of approximately $2.7 million being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $117,000 and current liabilities of approximately $10.8 million, including approximately $3.9 million in past due rent obligations. As of November 11, 2005, Wherify had cash and cash equivalents of approximately $1.0 million and restricted certificates of deposit of approximately $1.6 million being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer.

      Wherify currently does not have any credit facility available to it, and has financed its operations to date primarily through the issuance of an aggregate of approximately $56 million of shares. There is a "going concern" qualification in Wherify's auditor's report dated June 30, 2005. We are in the process of locating financing sources to meet our liquidity shortfall. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. We have no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on us.

      Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

      We have worked out an arrangement with our landlord and are currently paying rent. We have entered into an agreement with the landlord that provides that we will begin paying back due rent as well as paying for certain back due expenses covered by the landlord. Under this agreement, upon the completion of additional financing following the merger, we will settle our debt with the landlord, which was approximately $3.9 million as of September 30, 2005. There is no guarantee that additional financing will be found to settle this obligation.

      We expect operating losses and negative operating cash flows to continue for at least the next twelve months, because of expected increases in expenses related to brand development; marketing and other promotional activities; increases in personnel; the expansion of infrastructure and customer support services; strategic relationship development; and potential acquisitions of related complementary businesses. We believe the expenses incurred during that period will help us to build the infrastructure necessary to increase revenues both through organic growth and through acquisitions, which we believe hold the key to our future revenue growth. We believe it will take additional products, either created in house or acquired through acquisitions, to help us increase revenue, and ultimately to reach profitability. However, we can make no assurances that these activities will achieve the desired results of increased revenues, or that any increase in revenues will be enough to bring the Company to profitability and positive cash flow.

      Wherify is currently considering a number of different financing opportunities in order to meet its short term cash flow needs. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows.

      The following table sets forth an adjustment to Wherify's net loss that Wherify feels is important in understanding the ongoing cash flow requirements ("Cash Requirements") of Wherify over the next twelve months. The most comparable GAAP financial measure to Cash Requirements is Net Loss. In order to arrive at the Cash Requirements rate, we have removed from Net Loss non-cash items such as depreciation and amortization and significant one-time items that are not expected to reoccur in the next 12-18 months. We also eliminated items that are duplicative between the pre-merger companies, leaving the costs representing the ongoing costs associated with the merged company. We believe this adjusted monthly Cash Requirements rate of approximately $1.1 million more fairly represents the ongoing cash requirement over the next 12 months.

                                             Year Ended
                                             6/30/2005
                                          --------------
                                            (thousands)
Net Loss
  Wherify California (pre-merger)         $       12,404
  Wherify (pre-merger)                             8,303
                                          --------------
                                                  20,707
                                          --------------
Adjustments
  Qualcomm (a)                                      (625)
  Business consulting (b)                           (311)
  Legal services (c)                                (536)
  Accounting services (d)                            (56)
  Debenture interest (e)                          (3,840)
  Depreciation and amortization (f)                 (167)
  Flextronics (g)                                 (1,700)
                                          --------------
  Total Adjustments                               (7,235)
                                          --------------

Normalized cash used                      $       13,472
                                          ==============

Normalized Monthly Cash Requirements      $        1,123

NOTES

(a) Wherify has no future obligation to pay Qualcomm licensing or royalty payments.

(b) Services of Daniel McKelvey (investment banking and business consulting), and Westminster Securities (business consultants) have been cancelled. Seven Hills is currently acting as our investment banker and future fees will be paid to them for a successful close of financing.

(c) Wherify and Wherify California used separate counsel prior to the merger. We believe that costs of separate counsel after the merger are duplicative and that part of those costs can be eliminated. We also believe that a significant portion of the fees that were incurred in connection with the merger are one-time expenses and can be eliminated. We have not adjusted for intellectual property legal costs or other miscellaneous legal costs.

(d) Costs for accounting services have been duplicative. We have eliminated Wherify California's costs since they were not the public entity.

(e) Prior to the merger Wherify raised money through the issuance of debentures. The beneficial conversion and interest costs are not expected to be duplicated in the current year going forward. All debentures have been converted.

(f)   Depreciation and amortization are not a cash item.

(g) These costs consist of Flextronics one-time design and set up costs for the Wherifone product. We subsequently moved manufacturing to CalComp Electronics Public Company Limited.

3. POST-MERGER DISCUSSION AND ANALYSIS OF WHERIFY WIRELESS, INC. (FORMERLY KNOWN AS IQ BIOMETRIX, INC.) AND SUBSIDIARY

      A.    General

      Wherify is a developer and provider of wireless location products and services. Its products and services are designed to be used for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and location, and personal property tracking. The proprietary integration of communication technologies enables customers to obtain real-time location information for individuals and property directly through the internet or any phone.

      Wherify's cost of revenues currently consists of actual manufacturing costs.

      Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. These expenses increased through July 2005 in the areas of legal, accounting and outside services as Wherify prepared filings and other information in connection with the merger between Wherify and Wherify California.

      Research and development expense consists primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of products. Currently we are focusing attention on further development our Wherifone product.

      B.    Results of Operations

      Quarter Ended September 30, 2005 Compared To Quarter Ended September 30, 2004

      Revenues for the quarter ended September 30, 2005 were $33,000. Revenues in the quarter ended September 30, 2005 were generated by the sales of FACES product. Wherify discontinued the sale of its child locater watch in the fiscal year-ended June 30, 2005 and sales of Wherify's new product have not yet begun.

      Operating expenses for the quarter-ended September 30, 2005 were $67.1 million versus $1.2 million in operating expenses for the quarter-ended September 30, 2004. The $67.1 million of operating expenses was primarily made up of $64.3 million of goodwill impairment and $2.3 million of General and Administrative expenses. With the assistance of a third party, Wherify concluded that the implied fair market value of the goodwill was $3.2 million as of September 30, 2005. Therefore, an impairment of $64.3 million out of a total of $67.5 million of goodwill was recorded during the quarter.

      General and administrative expenses increased by $1.1 million from $1.2 million in the quarter ended September 30, 2004 to $2.3 million in the quarter ended September 30, 2005. The increase in general and administrative expenses is due primarily to costs associated with the merger between Wherify and Wherify California and expenses related to our Wherifone product. The largest component of these expenses was legal fees, which increased by approximately $650,000 due to costs associated with the merger, investor relations and government filings. Expenses related to the filing of patent and trademark protection for the Wherifone product and travel and transportation expenses associated with the marketing of the product generated $160,000 of this increase. Finally, accounting and audit fees increased by approximately $60,000.

      During the quarter ended June 30, 2005, Wherify discontinued the sale of its only product line that consisted of wristwatches with the GPS functionality. Accounts payable directly related to the sale of the wrist watches are recorded separately on the balance sheet as accounts payable related to discontinued operating segment in the amount of $2.6 million.

4. PRE-MERGER DISCUSSION AND ANALYSIS OF WHERIFY CALIFORNIA (FORMERLY KNOWN AS "WHERIFY WIRELESS, INC.")

      A.    General

      The business of Wherify California pre-merger was substantially similar to the business of the combined company, as described above.

      Wherify California's cost of revenues consisted of actual manufacturing costs.

      Sales and marketing expenses consisted primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

      General and administrative expense consisted primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. These expenses increased through July 2005 in the areas of legal, accounting and outside services as the company prepared filings and other information in connection with the merger with Wherify.

      Research and development expense consisted primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of products.

      B.    Results of Operations

      Year Ended June 30, 2005 Compared To Year Ended June 30, 2004

      Revenues for 2005 decreased by 30.4% from approximately $169,000 in fiscal 2004 to approximately $119,000 for fiscal 2005. 100% of revenues for fiscal 2005 were derived from subscription services related to the sales of Wherify California's first generation product while revenues for 2004 consisted of both hardware and subscription sales. Revenues dropped substantially primarily as a result of the elimination of hardware sales.

      Gross margins increased by $207,000 from a loss of $271,000 in fiscal 2004 to a loss of $64,000 in fiscal 2005. Gross margin includes the cost of the location services, which is a fixed cost. Wherify California's revenues in fiscal 2005 were solely from subscriber services. As a result, there were no product costs associated with the gross margin, only fixed costs. Gross margins in fiscal 2004 also were affected by a one-time charge to cost of sales for an inventory allowance for defective product, which Wherify California is currently disputing with its manufacturer.

      As a result of discontinuing sales of our first generation GPS Locator Watch, Revenues, Cost of Goods Sold and Gross Margin are shown as under one segment, Discontinued Operations.

      General and administrative expenses increased by 55% or $2.3 million from $4.2 million in fiscal 2004 to $6.5 million in fiscal 2005. The increase of general and administrative expenses is due primarily to an increase in legal fees related to miscellaneous and merger costs of approximately $705,000, an increase in insurance premiums of approximately $270,000, an increase in labor costs in finance of $150,000, an increase in contract labor costs in finance of approximately $180,000, an increase in accounting and audit services of $65,000, an increase in patents and trademarks expenses related to the Wherifone of approximately $180,000, an increase in finance charges of approximately $200,000, and an increase in executive travel expenses of approximately $100,000.

      Selling expenses increased by 135% from $396,000 in fiscal 2004 to $931,000 in fiscal year 2005. The increase in selling expense is due to increased spending on promoting and marketing Wherify California's second generation product, the Wherifone and an $150,000 expense related to the exercise of stock options by Wherify's former Chairman of the Board of Directors.

      Research and development expenses increased by 64% or $2.0 million from $2.8 million in fiscal 2004 to $4.6 million in fiscal 2005. The increase was primarily due to the costs associated with the development of Wherify California's second generation product, the Wherifone.

5.    PRE-MERGER DISCUSSION OF WHERIFY (FORMERLY KNOWN AS "IQ BIOMETRIX, INC.")

      A.    General

      Prior to the merger, Wherify (formerly known as "IQ Biometrix Inc.) was a provider of facial composite software to federal, state and local law enforcement agencies in the U.S. and worldwide. The former business of Wherify, consisting primarily of the sale of security software and services, including facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company. Accordingly, historical financial information relating to the former business of Wherify is expected to have only minimal significance to the future business of the combined company.

      During the year ended June 30, 2005 Wherify derived all of its revenues from sales of its FACES(TM) 4.0 product. In September 2004, Wherify entered into a contract with Wards Natural Science, a division of VWR International, a worldwide provider of integrated law enforcement and security solutions. The contract launched a joint initiative to develop forensic kits based on FACES(TM) EDU, designed for the education industry. The products will be marketed and sold through Ward's sales channels including an existing client base of more than 1,400,000 teachers. Wherify's revenues to date have been derived from sales of its products mainly in units of 1 to 25 to a diverse customer base. During the year ended June 30, 2005, one customer was responsible for 42.4% of Wherify's revenues.

      Wherify has historically marketed and sold its products both directly through its own sales force as well as indirectly through resellers and distributors in the United States. To date, most of Wherify's sales have been in North America. Although as discussed below the former business operations of Wherify, consisting primarily of the sale of security software and services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company.

      Wherify's cost of revenues consisted of inventory, product shipping and packaging costs.

      Sales and marketing expenses consisted primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and travel expenses

      General and administrative expense consisted primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel.

      Research and development expense consisted primarily of salaries and related personnel expense, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing and enhancement of Wherify's products. Wherify expenses its research and development costs as they are incurred.

      B.    Results Of Operations

      Year Ended June 30, 2005 Compared To Year Ended June 30, 2004

      Revenues increased 11% from $270,000 for the twelve months ended June 30, 2004 to $301,000 for the twelve months ended June 30, 2005. The increase in revenues for the year ended June 30, 2005 was due primarily to an increase in unit pricing. 2005 revenues were derived primarily from the sale of FACES(TM)
4.0 at full sales price while revenues from the FACES EDU product were at an introductory discounted sales price. Revenue for both years were from a diverse retail customer base sold mainly in units of 1 to 50.

      Gross profit margin was 89% for the twelve months ended June 30, 2005 compared to 82% for the twelve months ended June 30, 2004. The increased margin was due to an increase in sales price of Wherify's product, with little change in the cost of producing the software and its packaging.

      Selling and marketing expense decreased 13% from $374,000 for the twelve months ended June 30, 2004 to $324,000 for the twelve months ended June 30, 2005. The decrease in selling and marketing expenses was due to decreased promotion and marketing expenses compared to the previous fiscal year when we incurred additional expenses in conjunction with the release of FACES(TM) 4.0.

      General and administrative expense decreased 35% from approximately $6.7 million for the twelve months ended June 30, 2004 to approximately $4.3 million for the twelve months ended June 30, 2005. These general and administrative expenses were incurred primarily in the areas of investor relations of approximately $750,000, investment banking fees of $115,000, business consulting fees of $550,000, legal and audit fees of approximately $1,029,000. The use of these services was related to Wherify's search for additional sources of capital, merger and acquisition related expenses, patent research and applications and creating the corporate infrastructure needed in a public company.

      Research and development expense decreased 88% from $172,000 for the twelve months ended June 30, 2004 to $20,000 for the twelve months ended June 30, 2005. The decrease in expenditures occurred because no product development costs were expensed in fiscal year 2005 compared with fiscal year 2004 when we incurred significant costs associated with the development of FACES(TM) 4.0 and FACES(TM) EDU. Wherify has not to date incurred any significant costs for development of any future product releases.

      Interest expense increased 186% from $1.3 million for the twelve months ended June 30, 2004 to approximately $3.8 million for the twelve months ended June 30, 2005. Most of this expense, approximately $2.5 million was non-cash amortization of debt and warrant discounts related to the issuances of Wherify's convertible debentures.

6.    RECENT EVENTS

      On September 17, 2005 Wherify entered into an international supply and distribution agreement with American Network Computadores based in Sao Paulo, Brazil. Under the terms of the agreement, Wherify appointed American Network Computadores as Wherify's non-exclusive, authorized distributor in Brazil to promote, market service, support, distribute and sell Wherify's products and services. Products and services distributed under this agreement will be distributed by American Network Computadores directly to end-users or through sub-distributors.

      On September 28, 2005, Wherify entered into a supply agreement with Oriant Australia Pty Ltd. relating to the appointment of Oriant as an exclusive distributor of the Wherifone product in Australia and New Zealand.

      Wherify currently has its products being reviewed in over twenty countries. Positive results could lead to contracts for the distribution and sales of Wherify's products and services in these countries. Wherify intends to negotiate contracts in these countries that would generate revenues of between $4 and $6 per month per subscriber.

      During the period between November 9, 2005 and November 14, 2005, Wherify raised approximately $2.6 million in a private placement of restricted stock. Wherify intends to continue to seek sources of financing for its operations.

7.    GENERAL

      A.    Critical Accounting Policies

      Intangible Assets. Wherify's intangible assets consist of a customer list acquired in the JVWEB / Wherify (then known as IQ Biometrix, Inc.) acquisition in March 2002 and purchased software code. Wherify recorded the cost of the software and amortized the cost over the estimated useful life of 3 years. Wherify reviews the value of its intangible assets quarterly and determines its value. At June 30, 2005, Wherify had a net carrying value for its intangible assets of $44,750.

      Revenue Recognition. Wherify adopted revenue recognition policies to comply fully with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue consists of shipped customer orders and completed services. Wherify has an increasing sale order backlog, however those orders are not considered revenue until the order is shipped and services are rendered.

      Wherify accounts for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, and changes to a product's estimated life cycle could materially impact the amount of earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products.

      Wherify California has two types of revenue: hardware revenue and subscription revenue. Hardware revenue is recognized at shipment date and subscription revenue is recognized at completion of performance.

      B.    Quantitative and Qualitative Disclosures About Market Risk

      Interest Rate Risk. Changes in United States' interest rates would affect the interest earned on our cash and cash equivalents. Based on our overall interest rate exposure at June 30, 2005, a near-term change in interest rates, based on historical movements, would not materially affect the fair value of interest rate sensitive instruments.

      C.    Off-Balance Sheet Arrangements

      We do no have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

      D.    Recent Accounting Pronouncements

      In December 2004, FASB issued SFAS No. 123R, Share Based Payments. The statement requires public companies to measure the cost of employee services in exchange for an award of equity instruments to be based on the grant-date fair value of the award as determined by using an option-pricing model. This statement eliminates the alternative to use APB No. 25's intrinsic value method of accounting that was provided in Statement No. 123 as originally issued. Under Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This Statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. The statement also clarifies and expands Statement No. 123's guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 for entities that do not file as a small business issuer. For entities that do file as a small business issuer, the effective date is of the beginning of the first interim or annual reporting period that begins after December 15, 2005. We are currently using SFAS 123 to calculate the cost of employee service in exchange for an award of equity.

                                   MANAGEMENT

      The following table sets forth the names, ages and positions of our directors and executive officers:

Name                     Age  Position
----                     ---  --------
William B.G. Scigliano   45   Co-Chairman and President of Governmental Services
W. Douglas Hajjar        58   Co-Chairman
Timothy Neher            39   Director and Chief Executive Officer
Reginald Brown           47   Director
Wade Fenn                45   Director
John Micek III           52   Director
Gerald Parrick           56   President
John Davis               49   Chief Financial Officer and Secretary

Each director will hold office until the next annual meeting of stockholders and until his successor has been elected and qualified.

      WILLIAM B.G. SCIGLIANO has served as a Director of the Company since November 2002 and served as Chief Executive Officer of the Company from September 2002 until July 2005. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

      W. DOUGLAS HAJJAR has served as a Director of the Company since November 2005. Mr. Hajjar served as chairman of Wherify California from 1998 until July 21, 2005. Mr. Hajjar previously served as Chairman of Control Data Corporation and Vice Chairman of Cadence Design Systems, Inc. Mr. Hajjar served as Chairman and CEO of Valid Logic for 5 years, Chairman and CEO of Telesis Systems, Inc. for 2 years, and CFO and COO of GenRad for 5 years. Mr. Hajjar received a Bachelor Degree from Boston College in 1968.

      TIMOTHY J. NEHER, the current Chief Executive Officer of Wherify, founded Wherify California in 1998 after more than a decade of experience developing and marketing new consumer products. He served as Chief Executive Officer of Wherify California from 1998 to July 2005 and has served as Chief Executive Officer and a Director of the Company since July 2005. Mr. Neher is responsible for leading Wherify's vision, executive team and overall company growth and strategy. Prior to launching Wherify California, Mr. Neher served as the Vice President of Marketing and Sales for CTH Consumer Plastic, Inc. where he worked from 1992 to 1998. From 1988 to 1992, Mr. Neher was Vice President of Operations for Windy City Product Development.

      WADE R. FENN served as a Director of the Company from July 2005 to November 2005, and then rejoined the Board of Directors in December 2005. He has over two decades of retail electronics experience. From 1980-2002, he worked at Best Buy Co., Inc. in a number of positions, most recently as President of Entertainment and Strategic Business Development of Best Buy Co., Inc. Mr. Fenn joined Best Buy in 1980. Prior to serving as President of Entertainment and Strategic Business Development, Mr. Fenn held the position of Executive Vice President--Marketing, where he was responsible for all marketing, merchandising, advertising, and inventory teams. After receiving his degree in economics and history from Williams College in 1980, Mr. Fenn joined Best Buy as a sales person and served in various operating roles, including Senior Vice President Retail, Vice President Sales, district manager and store manager. Mr. Fenn currently is the President of Navvo, a start-up company, which is developing several voice applications for the consumer market. Mr. Fenn is also the managing partner of Retail Masters, a consulting company.

      JOHN MICEK III has served as a Director of the Company since July 2005. He is Managing Director of Silicon Prairie Partners, LP, a Palo Alto, California-based family-owned venture fund. Before founding Silicon Prairie Partners, Mr. Micek was President of JAL, Inc., a family-owned group of insurance-related companies in Omaha, Nebraska, which markets and services financial products nationwide to financial institutions and credit unions. Mr. Micek is a member of the Boards of several technology-based companies including UTEK (a university technology transfer company) and Enova Systems (enabling technology for fuel cell and distributed power management). He is a cum laude graduate of Santa Clara University, and the University of San Francisco School of Law, where he was Senior Articles Editor of the Law Review. He is a practicing California attorney specializing in financial services.

      REGINALD BROWN has served as a Director of the Company since July 2005. He has over twenty-three years of business and financial experience, most recently with Microsoft Corporation where he was responsible for Microsoft's Senior Leadership Group Business Education. Prior to eight years at Microsoft, he was a Vice President of Finance, Publishing Group at A.H. Belo Corporation from 1990 to 1996. Mr. Brown held various positions with Albimar Communications, Inter Urban Group, General Electric Capital Corporation, and Peat Marwick and Main from 1979 to 1990. He holds a BS, cum laude, from the University of San Francisco and MBA from Stanford University.

      GERALD PARRICK has served as President and acting Vice President of Sales and Marketing of the Company since July 2005. Prior to joining the Company, Mr. Parrick was President of Wherify California from November 29, 2004 to July 2005. Mr. Parrick has more than two decades of experience in the networking and communications industry, most recently as founder, Chairman and CEO of Yipes Communications, Inc. from 1999 to August 2002, and Chairman and Chief Executive Officer of Diamond Lane Communications, Inc. from 1997 to 1999. Yipes Communications, Inc. filed for bankruptcy protection in March 2002. Mr. Parrick holds a BA from California State University Northridge and a Masters in Management Science from Stanford University.

      JOHN DAVIS, has served as Chief Financial Officer of the Company since July 2005. Prior to joining the Company, Mr. Davis was the Chief Financial Officer of Wherify California from July 27 2004 to July 2005. Mr. Davis is a certified public accountant, and served as Chief Operating Officer and Chief Financial Officer for Connectcom Solutions from 1998 to 2003. From 1997 to 1998, he served as Vice President and Corporate Controller for Southwall Technologies. From 1995 to 1997, he served as Vice President and Corporate Controller for Ecosys. He holds a BS (Accounting) degree from CUNY Baruch School of Business and an MBA from San Jose State University.

Board of Directors

      Our board of directors currently consists of the following six members:
William B. G. Scigliano (Co-Chairman), Douglas Hajjar (Co-Chairman), Timothy Neher, John Micek III, Reginald Brown, and Wade Fenn. Messrs. Brown, Fenn and Micek are independent directors as defined by the applicable rules of Nasdaq. There are no family relationships among any of our current directors and executive officers.

      The number of authorized members of our board of directors is determined by resolution of our board of directors. In accordance with the terms of our amended certificate of incorporation, the number of our board of directors is currently set at five members.

      Our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our board of directors has designated an audit committee and may establish other committees as it deems necessary or appropriate.

Audit Committee

      Our audit committee consists of Messrs. Reginald Brown (Chairman) and John Micek III. Messrs. Brown and Micek are independent directors as defined by applicable SEC rules and the listing standards of the American Stock Exchange and meet the financial literacy requirements of applicable SEC and American Stock Exchange rules. Both our independent auditors and our internal financial personnel will regularly meet privately with and will have unrestricted access to our audit committee. Our audit committee operates pursuant to a written charter that satisfies applicable SEC and American Stock Exchange rules. Our audit committee charter is available on our website.

      Our audit committee oversees our corporate accounting and financial reporting processes. The functions and responsibilities of our audit committee are to, among other things:

o evaluate our independent auditors' qualifications, independence and performance;

o     determine the engagement of our independent auditors;

o approve the retention of our independent auditors to perform any proposed, permissible non-audit services;

o monitor the rotation of partners of the independent auditors on our engagement team as required;

o     review our financial statements;

o     review our critical accounting policies and estimates; and

o discuss with our management and our independent auditors the results of our annual audit and the review of our quarterly financial statements.

Code of Business Conduct and Ethics

      We have adopted a code of business conduct and ethics that applies to our officers, directors and employees. Our code of business conduct and ethics, as applied to our Chief Executive Officer, senior executive officers, principal accounting officer, controller and other senior financial officers complies with the requirements of Section 406 of the Sarbanes-Oxley Act. Our code of business conduct and ethics is available on our website at www.wherifywireless.com. In addition, a copy of the code of business conduct and ethics will be provided without charge upon request to us. We intend to timely disclose any amendments to or waivers of certain provisions of our code of business conduct and ethics on our website within 5 business days of such amendment or waiver or as otherwise required by the SEC.

Director Compensation

      We pay each of our non-employee directors $3,000 per calendar quarter plus an additional $2,000 per meeting for each of the first five meetings the director attends. We also grant each of our new non-employee directors an option to purchase 50,000 shares of our common stock, which vests in equal monthly installments over four years. Each year after the first year of service we grant each non-employee director an option to purchase 10,000 shares of our common stock which vests in equal monthly installments over the following 12 months. The option price for the director options is set at the fair market value of the stock on the date of grant. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with attending meetings of our board of directors or our committees.

Compensation Committee

      The members of the Compensation Committee are Messrs. Micek (Chairman) and Brown. The Board has determined that each of the members of the committee is independent within the meaning of applicable American Stock Exchange rules. The Compensation Committee has only recently been formed and as a result, it did not meet during fiscal year 2005. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of the Company, including the chief executive officer, administers the Company's stock option plan, and establishes and reviews general policies relating to the compensation and benefits of the Company's employees and performs such other functions regarding compensations as the Board may delegate.

Compensation Committee Interlocks and Insider Participation

      We are not aware of any interlocks or insider participation required to be disclosed under applicable rules of the Securities and Exchange Commission.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

      The following Summary Compensation Tables shows certain compensation information for each of the Company's chief executive officer and the four other highest paid executive officers (the "Named Executive Officers"). Compensation data is shown for the fiscal years ended June 30, 2005, 2004 and 2003. This information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           Summary Compensation Table

                                                                                             Long-Term
                                                        Annual Compensation             Compensation Awards
                                        -------------------------------------------------------------------------
                                                                Other
                                                                Annual     Restricted
                               Fiscal                           Compen-    Stock                          LTIP     All Other
Name and Principal Position    Year     Salary (a)  Bonus       sation     Awards         Options/SARs    Payouts  Compensation (b)
-----------------------------------------------------------------------------------------------------------------------------------
Timothy Neher (b)              2005     $ 200,000         --                       --     1,543,279(g)         --           --

William Scigliano (c)          2005     $ 172,700   $ 30,000         --            --            --            --           --
                               2004     $ 133,967         --         --            --        50,000            --           --
                               2003     $ 130,000         --         --            --       200,000            --           --

John Davis(d)                  2005     $ 161,538         --         --            --       336,147(g)         --           --

Gerald Parrick(e)              2005     $ 117,404         --         --            --       480,210(g)         --           --

Michael Walsh(f)               2005     $ 111,667         --         --        10,416            --            --           --
-----------------------------------------------------------------------------------------------------------------------------------

(a) Amounts shown include cash compensation earned with respect to the year shown above.

(b) Mr. Neher began serving as Chief Executive Officer of the Company on July 25, 2005.

(c) Mr. Scigliano served as Chief Executive Officer of the Company from August 1, 2003 until July 25, 2005. He currently serves as President of the Governmental Affairs division for the Company.

(d) Mr. Davis began serving as Chief Financial Officer of the Company on July 25, 2005.

(e)   Mr. Parrick began serving as President of the Company on July 25, 2005.

(f) Mr. Walsh served as CFO of Wherify until July 21, 2005 when the merger became effective and began serving as Corporate Controller of the Company on July 25, 2005. He resigned from the Company on September 1, 2005.

(g) These options were granted by Wherify California pre-merger. In accordance with the merger agreement, we have assumed these options at a ratio of
      4.8021 shares of Wherify per share of Wherify California.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

      The table below set forth information pertaining to stock options granted to the Named Executive Officers during the fiscal year ended June 30, 2005. No SARs of any kind were granted.

                                                                                         Potential Realizable Value at
                     Number of          % of Total                                       Assumed Annual Rates of Stock
                       Shares        Options Granted                                          Price Appreciation
                     Underlying      to Employees in    Exercise Price    Expiration          For Option Term (1)
Name              Options Granted      Fiscal Year         Per Share         Date             5%               10%
-------------------------------------------------------------------------------------------------------------------------
John Davis           336,147               18%              $0.31           7/27/14       $1,607,976       $1,864,406
Gerald Parrick       480,210               24%              $0.31          11/29/14       $2,297,109       $2,663,437
-------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to the rules of the Securities and Exchange Commission, the dollar amounts set forth in these columns are the result of calculations based on the set rates of 5% and 10%, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock

                  OPTION EXERCISES/VALUE OF UNEXERCISED OPTIONS

      During the fiscal year ended June 30, 2005, no stock options were exercised by any Named Executive Officers. As of July 31, 2005, Wherify had not granted any SARs of any kind. The table below sets forth information pertaining to the value of unexercised stock options held by the Named Executive Officers as of June 30, 2005.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                            Number of Shares Underlying           Value of Unexercised
                                                               Unexercised Options              In-the-Money Options at
                                                              at Fiscal Year-End (#)            Fiscal Year-End ($) (1)
                                                        ------------------------------------------------------------------
                     Shares Acquired    Value
Name                 on Exercise (#)    Realized ($)    Exercisable       Unexercisable       Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------------------
Timothy Neher                     --              --      1,543,279(2)               --      $  6,790,427               --
Gerald Parrick                    --              --         70,030             410,179      $    308,128     $  1,804,792
John Davis                        --              --         77,033             259,113      $    338,954     $  1,140,088
William Scigliano                 --              --        250,000                  --      $  1,100,000               --
--------------------------------------------------------------------------------------------------------------------------

(1) Based on the June 30, 2005 closing price of Wherify common stock of $4.40 per share.

(2) Includes 568,651 shares of common stock subject to a right of repurchase in favor of Wherify as of June 30, 2005.

Equity Incentive Plans

      At the end of our 2005 fiscal year, we had two equity compensation plans for our employees, directors and consultants pursuant to which options, rights or shares could have been granted or issued. On January 28, 2005 the board of directors adopted the 2005 Consultant Compensation Plan and reserved 250,000 shares of common stock for issuance thereunder. On July 19, 2005 in connection with the merger, the stockholders of Wherify approved the 2004 Stock Plan and reserved 2,000,000 shares of common stock for issuance thereunder.

      In connection with the merger, we assumed stock options issued under the Wherify Wireless 1999 Stock Option Plan. We have not adopted this plan, and Wherify California does not plan to issue any shares under this plan.

      The following table provides information as of June 30, 2005 with respect to our compensation plans (including individual compensation arrangements), under which securities are authorized for issuance aggregated as to (i) compensation plans previously approved by stockholders, and (ii) compensation plans not previously approved by stockholders

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                    NUMBER OF
                                                                   SECURITIES
                                                                    REMAINING
                                                                  AVAILABLE FOR
                                                                     FUTURE
                                 NUMBER OF                       ISSUANCE UNDER
                               SECURITIES TO                         EQUITY
                              BE ISSUED UPON   WEIGHTED-AVERAGE   COMPENSATION
                                EXERCISE OF     EXERCISE PRICE        PLANS
                                OUTSTANDING     OF OUTSTANDING     (EXCLUDING
                                 OPTIONS,          OPTIONS,        SECURITIES
                               WARRANTS AND      WARRANTS AND     REFLECTED IN
                                  RIGHTS            RIGHTS         COLUMN (A))
-----                         --------------   ----------------  --------------
PLAN CATEGORY                       (A)              (B)               (C)

Equity compensation plans
approved by security holders     3,653,600        $  0.37

Equity compensation plans
not approved by security
holders                            705,353(1)     $  3.33 (1)       185,455 (2)

TOTAL                            1,424,459 (1)    $  0.85 (1)       185,455 (2)

(1) Of these options, warrant and rights, 5,357 were assumed by Wherify in connection with our merger with Wherify California. The weighted-average exercise price of the assumed options, warrant and rights was $7.00.

(2) Of these securities, 185,455 were available for issuance as of June 30, 2005 pursuant to the 2005 Consultant Compensation Plan.

             EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

      Employment Agreement with William Scigliano

      Effective January 1, 2004, we entered into an employment agreement with Mr. Scigliano. Under the agreement, Mr. Scigliano agreed to serve as our President and Chief Executive Officer at an annual salary of $142,700. In addition, we granted Mr. Scigliano an option to purchase 50,000 shares of our common stock at an exercise price of $6.00 per share. In addition to the compensation described above, we also agreed to award Mr. Scigliano additional cash bonuses in the event we achieved certain milestones as described in the agreement ("Milestone Bonuses"). Mr. Scigliano also receives a housing allowance of $1,500 per month and an automobile allowance of $1,000 per month. Mr. Scigliano is also entitled to participate in any and all employee benefit plans established for our employees and is entitled to standard expense reimbursements.

      On March 2, 2004, the Company and Mr. Scigliano amended his employment agreement, effective upon the closing of the merger. Under Mr. Scigliano's amended employment agreement, we agreed to establish, as soon as practicable after the closing of the merger, a public sector business unit for which Mr. Scigliano will be responsible.

      In addition, as long as Mr. Scigliano is employed by us, our board of directors agrees to nominate him to serve as a member of the board of directors and so long as Mr. Scigliano continues to be elected to our board of directors, the board of directors agrees to elect him as chairman of the board.

      Mr. Scigliano is entitled to the following severance benefits:

o If Mr. Scigliano's employment is terminated as a result of his death or disability, his estate is entitled to receive his monthly salary plus 1/12th of any bonus to which Mr. Scigliano is entitled for a period equal to the greater of one (1) year following such termination or the remainder of the term of the agreement.

o If Mr. Scigliano's employment is terminated for Cause (as defined in the agreement), Mr. Scigliano is entitled to receive his salary and any bonus payable through the date of his termination.

o If Mr. Scigliano's employment is terminated without Cause, or if Mr. Scigliano terminates his employment for Good Reason (as defined in the agreement), Mr. Scigliano is entitled to receive: (a) all salary and other benefits to which he would be entitled for the remainder of the term of the agreement; plus (b) a lump sum payment at the effective date of termination of an amount equal to all Milestone Bonuses payable under the agreement. Additionally, all stock options granted to Mr. Scigliano, which are unvested as of the termination date, shall fully vest and shall be exercisable for a period of one year after the date of termination.

o If Mr. Scigliano's employment is terminated without Cause or if Mr. Scigliano terminates his employment for Good Reason within six months following a Change in Control (as defined in the agreement, which would include the Merger), Mr. Scigliano is entitled to receive: (a) his base salary and other benefits through and including the date of such termination; and (b) an amount equal to (i) three times his base salary at the annual base salary then currently in effect and (ii) three times the total amount of all Milestone Bonuses payable under the agreement. Additionally, all stock options to purchase IQB stock granted to Mr. Scigliano, which are unvested as of such termination, shall automatically vest and shall be exercisable for a period of one year.

      On May 19, 2005, the Company and Mr. Scigliano entered into a second amendment to his employment agreement that provided that Mr. Scigliano's employment agreement terminates on the second anniversary date of the closing of the Merger, unless automatically extended for an additional 24 month period or otherwise terminated as provided in the agreement; provided, however, that if the merger has not been consummated by December 31, 2005, the initial expiration date would be December 31, 2007. It was also agreed that, if Mr. Scigliano's employment is terminated Without Cause or if Mr. Scigliano terminates his employment for Good Reason within six months following a Change in Control (as defined in the agreement, which would include the Merger), Mr. Scigliano is entitled to received: (a) his base salary and other benefits through and including the date of such termination; and (b) an amount equal to (i) three times his base salary at the annual base salary then currently in effect and
(ii) three times the total amount of Milestone Bonuses payable under the agreement. Additionally, the clause which previously provided that all stock options to purchase IQB stock granted to Mr. Scigliano, which are unvested as of such termination, shall automatically vest and shall be exercisable for a period of one year was eliminated from his employment agreement.

Employment Agreement with Timothy Neher

      In November 2002, Wherify California entered into an employment agreement with Timothy Neher pursuant to which Mr. Neher agreed to serve as the President and Chief Executive Officer of Wherify California until November 2007 at an annual base salary of $200,000 (as adjusted pursuant to the agreement). In addition, in November 2002, Wherify California granted Mr. Neher an option to purchase 1,200,525 shares of its common stock at an exercise price of $0.34 per share. In addition to the compensation described above, Wherify California also agreed to award Mr. Neher additional cash bonuses, in the event Wherify California achieved certain milestones as described in the employment agreement. Mr. Neher is also entitled to participate in any and all employee benefit plan hereafter established for Wherify California employees and is entitled to an automobile allowance of $2,000 per month. Wherify has agreed to assume this agreement from Wherify California.

      Under the terms of the employment agreement, Mr. Neher is entitled to the following severance benefits:

o If Mr. Neher's employment is terminated other than for "Cause" (as defined in the agreement), or if he resigns as a result of a "Constructive Termination" then Mr. Neher is entitled, in exchange for a release of all claims, a lump sum severance payment equal to 12 months base salary, as then determined, plus 50% of his prior year's bonus, if any. Additionally, Mr. Neher will receive accelerated vesting with respect to 240,105 shares purchasable upon exercise of the option granted to him by Wherify California.

Consulting Agreement with Douglas Hajjar

Effective January 1, 2004, Wherify California entered into a Consulting Agreement (the "Initial Consulting Agreement") with Douglas Hajjar, which was subsequently assumed by Wherify in connection with the merger of Wherify with Wherify California on July 21, 2005. Under the terms of the Initial Consulting Agreement, Mr. Hajjar acted as a financial advisor to the Company and the Company paid Mr. Hajjar a consulting fee of $10,000 per month. In accordance with the terms of the Initial Consulting Agreement, in 2004 Wherify California issued to Mr. Hajjar an option to purchase 100,000 shares of Wherify California common stock (equivalent to approximately 481,000 shares of Wherify common stock) at the then fair market value. The options vest ratably on a monthly basis over a 36 month period commencing on the date of the agreement, but cease to vest upon termination of the agreement. All options granted pursuant to the Initial Consulting Agreement vest immediately upon a Change in Control. The Initial Consulting Agreement also provided that upon a Change of Control during the term of the agreement, or within six months thereafter, in which the acquiring person or entity was introduced to the company by Mr. Hajjar, the company would pay Mr. Hajjar an acquisition fee equal to 2% of the aggregate consideration paid to the company's shareholders in such transaction.

On January 13, 2006, Wherify and Mr. Hajjar entered into a new Consulting Agreement which superseded and replaced the Initial Consulting Agreement. Under the new Consulting Agreement, Mr. Hajjar continues to be paid a fee of $10,000 per month for his assistance as a financial adviser to the Company and is entitled to reimbursement for out-of-pocket costs and indemnification for damages arising out of his services. However, he is no longer entitled to a fee in connection with a Change in Control transaction. The agreement is terminable by either party on 30 days' notice.

Also on January 13, 2006, Wherify entered into a letter agreement with Mr. Hajjar setting forth certain terms of his services as a Director and Co-Chairman. Under this agreement, Mr. Hajjar agreed to direct and coordinate the Board's oversight of the business and operations of the Company and the activities and performance of senior management, and to assist senior management in developing strategic plans for the Company and with fund raising and financing activities. Pursuant to the agreement, on January 13, 2006 the Company granted to Mr. Hajjar an option to purchase 125,000 shares of common stock at an exercise price equal to the closing sales price on that date. The option vests in equal monthly increments over four years so long as Mr. Hajjar remains on the Board. The agreement further provides that for each additional year Mr. Hajjar serves on the Board he will receive an additional option for 12,500 shares of common stock with an exercise price equal to the closing sales price on the grant date and which vests ratably monthly over 12 months. Mr. Hajjar is also entitled under this agreement to a cash payment of $5,000 per month during which he serves on the Board.

Employment Agreement with Gerald Parrick

      In December 2004, Wherify California entered into an employment agreement with Mr. Parrick. Under this agreement, Mr. Parrick agreed to serve as President and acting VP of Sales and Marketing of Wherify California, at an annual salary of $185,000. In addition, in December 2004, Wherify California granted Mr. Parrick an option to purchase 480,210 shares, at an exercise price of $0.32 per share. One sixteenth of the shares vest after 3 months of employment, and the remainder vest at 1/48th per month over the following four-year period. Under the employment agreement, Mr. Parrick is entitled to a lump sum severance payment equal to four months base salary in the event he is terminated other than for cause, or if he terminates his employment as a result of a constructive termination (as defined in the agreement).

Limitation of Liability and Indemnification of Officers and Directors; Insurance

      Wherify's certificate of incorporation provides that, to the fullest extent authorized by the Delaware General Corporation Law (the "Delaware Law"), Wherify shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of Wherify, or is or was serving at the request of Wherify as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

      Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Wherify's certificate of incorporation also provides that expenses incurred by a person in his capacity as director of Wherify in defending a Proceeding may be paid by Wherify in advance of the final disposition of such Proceeding as authorized by the Board of Directors of Wherify in advance of the final disposition of such Proceeding as authorized by the Board of Directors of Wherify upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by Wherify pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

      Wherify's certificate of incorporation provides that a director of Wherify shall not be personally liable to Wherify of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to Wherify or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions of our amended certificate of incorporation and our bylaws, as amended, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      We are a party to litigation in the Superior Court for the County of Fresno, State of California. In connection with this litigation, we may be required to indemnify those former employee's and directors that are defendants in that suit. At present, we are not aware of any other pending or threatened litigation or proceeding involving an officer, director, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification

      Wherify has procured directors' and officers' liability insurance which insures against liabilities that directors and officers of Wherify may incur in such capacities.

                              CERTAIN TRANSACTIONS

      In April 2003, Wherify issued to Forte Capital Partners LLC $300,000 in 10% secured convertible debentures and warrants to purchase 300,000 shares of Wherify common stock at an exercise price of $.80 per share. Within 30 days of maturity (or, in the event of prepayment in full prior to maturity, within 30 days of such prepayment date) the holder may elect to convert the note into shares of Wherify common stock at a conversion price of $0.80 per share. In addition, if Wherify pays, on or before the maturity date, at least 75% of the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of additional shares of Wherify common stock equal to the quotient of 25% of the principal amount under the note divided by $0.80 at a purchase price of $0.80 per share. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC. Mr. McKelvey was appointed to the Wherify board of directors in March 2004 and ceased being a Director upon consummation of the merger with Wherify California on July 21, 2005.

      Wherify entered into a consulting agreement (the "Repko Consulting Agreement") with M. Riley Repko, the former Chairman of Wherify's board of directors. The Repko Consulting Agreement terminated on September 17, 2003. As compensation for services provided under the Repko Consulting Agreement prior to termination, Wherify paid Mr. Repko $4,761.92 in cash and issued Mr. Repko 3,696 shares of Wherify common stock.

      As part of the merger with JVWeb, Wherify assumed an existing advisory agreement (the "McAfee Advisory Agreement") between IQ Biometrix California, Inc. and Eric A. McAfee, a former director of Wherify. The McAfee Advisory Agreement had a term of two years and was to expire in accordance with its term at the end of April 2004, subject to earlier termination upon the occurrence of certain events. Under the McAfee Advisory Agreement Mr. McAfee was to receive $9,600 per month. Mr. McAfee was also entitled to participate in any and all employee benefit plans established for the employees of Wherify and to receive an expense reimbursement for office rent of $2,800 per month. The McAfee Advisory Agreement did not contain any covenant not to compete. The McAfee Advisory Agreement was terminated as of March 31, 2003. Mr. McAfee received a total of $48,000 under the agreement in advisory fees and $30,800 in expense reimbursements prior to termination. On November 11, 2003, Wherify entered into a settlement agreement with Mr. McAfee in connection with the termination of the McAfee Advisory Agreement. Under the settlement agreement, Wherify paid Mr. McAfee $24,000 on November 15, 2003, and agreed to pay Mr. McAfee an additional $50,000 at such time as Wherify raised financing in an aggregate amount of $2,000,000. In addition, Wherify released Mr. McAfee from his agreement to deliver 175,000 shares held by Mr. McAfee to Wherify in connection with the MVION Note described below.

      In connection with a financing transaction with Special Equity IV, L.P. ("SEIVLP"), Wherify acquired from SEIVLP a Secured Convertible Promissory Note having a face amount of a $2.2 million dollars (the "MVION Note") due from MVION, Inc., a technology company also known as KachinaGuide. Eric A. McAfee, a former Director of Wherify, is the sole director and officer of MVION. Daniel McKelvey, a selling stockholder, is a managing member of Forte Capital Partners LLC, the general partner of SEIVLP. The KachinaGuide, was a real-time interactive tool used to conduct highly refined searches across heterogeneous data sources. MVION's business failed, and the MVION Note was in default when Wherify acquired the MVION Note. The MVION Note is secured by a lien on MVION's assets, which in the event MVION defaulted on the Note would entitle the holder thereof to acquire all of the assets, including the intellectual property assets of MVION. When Wherify acquired the Note from SEIVLP, management believed that MVION's assets, particularly its intellectual property assets, were worth the approximately $178,000 value of the stock and warrants issued to SEIVLP. In addition, Eric McAfee agreed that if the intellectual property assets of MVION were later determined to be worth less than the value of the stock and warrants issued to SEIVLP, he would return a number of shares of Wherify's common stock held by him, up to 175,000 shares, to Wherify. At the time Wherify entered into the transaction, very little due diligence was performed on the value of the note or the technology securing the note based upon Mr. McAfee's personal assertions of the value of the Mvion technology and his pledge of stock. As stated above, Wherify later released Mr. McAfee from his obligation to return shares to Wherify in connection with a settlement agreement entered into with Mr. McAfee in November 2003 in connection with the termination of the McAfee Advisory Agreement. Wherify has subsequently determined that the cost of perfecting any patent work and subsequent incorporation of the intellectual property of MVION into the FACES software was too costly and, therefore, has not foreclosed on the Note. However, Wherify has recently begun exploring the possibility of exercising its rights as a secured creditor with respect to the MVION assets securing the MVION Note. However, Wherify can give no assurances as to its ability to collect on MVION Note, its efforts to exercise its rights with respect to the MVION Note, or the benefit of the assets securing such note in the event that Wherify eventually acquires ownership of them.

      In August 2003, Wherify entered into a consulting agreement with Daniel McKelvey. Under the agreement Mr. McKelvey (i) provided general management and counseling in the areas of financial management and business planning, (ii) advised and assisted in identifying, evaluating, negotiating and securing sources of funding, merger or acquisition prospects or other opportunities and
(iii) performed such other services as requested by the chief executive officer and/or board of directors. Under Section 2 of the consulting agreement, Mr. McKelvey received $10,000 per month in cash or shares of Wherify common stock and a warrant for 50,000 shares of common stock with a purchase price of $2.00 per share. Twenty-five percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2003 and is exercisable any time before midnight July 31, 2008 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. In addition, the agreement provided that in the event Wherify raised additional financing and Mr. McKelvey provided the only investment banking services with respect to the financing, Mr. McKelvey would be entitled to cash compensation equal to 6% of the funds raised and a warrant for Wherify common stock equal to 10% of the funds raised. If investment-banking services from other sources were used as well, the agreement provided that Mr. McKelvey would be entitled to a cash payment of $100,000. Mr. McKelvey is entitled to a cash payment for a success fee of $250,000 upon the completion of the merger with Wherify. As of August 15, $25,000 was paid in cash and the Company agreed to issue Mr. McKelvey 50,000 shares of stock under the 2005 Consultant Compensation Plan, pending board approval. In August 2004, Wherify and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement for an additional 6 months, through January 31, 2005 on the same terms and conditions as the original consulting agreement except that Section 1 of the Addendum provides that Wherify will issue Mr. McKelvey a warrant to purchase 25,000 shares with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004 and is exercisable any time before midnight July 31, 2009 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. Upon completion of the financing completed in January 2005, Wherify paid Mr. McKelvey $100,000.

      In May and June 2004, Wherify issued a $50,000 short-term note to Greg J. Micek, a former member of Wherify's board of directors, and a $50,000 short term note to Forte Capital Partners, LLC. Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner of Forte Capital Partners, LLC. The notes bore interest at the annual rate of 6% and were due July 31, 2004. In July 2004, Mr. Micek assigned his note to a third party. In July 2004, Wherify issued a secured convertible promissory note in the principal amount of $180,000 to Forte Capital Partners LLC, which included $50,000 in principal from the note issued in June 2004. The debenture was due on December 31, 2004. This note bore interest at the annual rate of 10% and the principal and accrued interest thereon was convertible into the securities issued in the next round of financing of $1,500,000 or more. In connection with the issuance of this note Wherify issued to Forte Capital Partners LLC warrants to purchase 90,000 Wherify common shares. The warrant has a 5 year term with an exercise price of $2.00 per shares. As part of Wherify's January 11, 2005, financing, Wherify issued to Forte Capital Partners LLC a convertible debenture in the principal amount of $187,777 in consideration for cancellation of all outstanding principal and accrued interest under this note. In connection with this financing, Wherify issued to Forte Capital a warrant to purchase 46,944 shares of Wherify common stock at an exercise price of $2.70 per share. In addition, Forte Capital invested an additional $25,000 in Wherify's January 11, 2005 financing and received a convertible debenture in the principal amount of $25,000 and warrants to purchase 6,250 shares of Wherify common stock at $2.70 per share.

      On January 11, 2005, Wherify issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. Forte Capital Partners, LLC, of which Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner, purchased $25,000 of the convertible debentures. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of Wherify common stock at a conversion price of $2.00 per share. The debentures automatically convert into shares of Wherify's common stock at the conversion price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, Wherify issued warrants to purchase an aggregate of 825,000 shares of its common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the conversion price of the debentures or the exercise price of the warrants.

      On January 12, 2005, Wherify issued bonuses to Greg Micek, a former member of its board of directors and to Mike Walsh, its former Chief Financial Officer. Mr. Micek received a cash payment of $50,000 and 10,416 restricted shares of Wherify common stock and Mr. Walsh received 20,833 restricted shares of Wherify common stock.

      On January 24, 2005, Wherify extended the due date on the convertible debenture issued to Forte Capital Partners, LLC, from March 31, 2005 to June 30, 2005. The face value of the debenture was $300,000. Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner of Forte Capital Partners, LLC. This debenture and its accrued interest were converted in May 2005 into 454,547 shares of Wherify common stock.

      In July 2005, Wherify paid cash bonuses to William Scigliano for reaching bonus milestones in his employment agreement for financing, completion of the merger and relocation of the company totaling $45,000. He also received a bonus of $50,000 cash and 30,000 restricted shares as an added bonus for completion of the merger.

      In July of 1999, Wherify California loaned Timothy Neher $100,000. Pursuant to the terms of the promissory note, on July 18, 2009, the maturity date of the note, Mr. Neher is required to repay the entire principal sum of $100,000 plus simple interest on the unpaid principal balance from issuance date at the annual rate of 3.0%.

      In April of 2000, Wherify California loaned Timothy Neher $26,170. Pursuant to the terms of the promissory note, on April 10, 2009, the maturity date of the note, Mr. Neher is required to pay the entire principal sum of $26,170 plus simple interest on the unpaid principal balance from issuance date at the annual rate of 3.0%.

Conflict of Interest Policy

      Our policy is to require that a majority of the independent and disinterested non-employee directors on the Board approve all transactions between Wherify and its officers, directors, principal stockholders and their affiliates. We believe that such transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

      All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested non-employee directors, or, if required by law, a majority of disinterested stockholders and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following tables set forth information as of December 5, 2005 regarding the beneficial ownership of common stock by (a) each stockholder who is known by Wherify to own beneficially in excess of 5% of Wherify's outstanding common stock; (b) each director; (c) by the Company's Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"); and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

The percentage of beneficial ownership is based upon 54,755,671 shares of common stock outstanding, as of December 5, 2005. Unless otherwise indicated, the address of the following stockholders is c/o Wherify Wireless, Inc. 2000 Bridge Parkway, Suite 201, Redwood Shores, California, 94065.

      Security Ownership of Certain Beneficial Owners(a)

Name and Address         Number of Shares      % of Outstanding Common
of Beneficial Owner      of Common Stock       Stock(b)
----------------------------------------------------------------------
Douglas Hajjar               2,650,020                  4.8%
Harvey Miller                2,959,992                  5.4%
Timothy Neher(c)            10,161,103                 18.5%

(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company.

(b)   Based on 54,755,671 shares of Common Stock outstanding on December 5,
      2005.

(c) Includes 1,543,279 shares issuable pursuant to stock options that are/or will become exercisable within 60 days of December, 5, 2005, of which 492,930 shares are subject to a right of repurchase in favor of Wherify within 60 days of December 5, 2005.

      Security Ownership of Directors and Executive Officers

                                                                      Beneficial
Title of Class     Name of Beneficial Owner                           Ownership (a)       Percent of Class(b)
-------------------------------------------------------------------------------------------------------------
Common             Reginald Brown                                              0                    *
Common             John Davis                                            126,054 (c)                *
Common             Douglas Hajjar                                      2,650,020                  4.8%
Common             John Micek III                                         12,500 (d)                *
Common             Timothy Neher                                      10,161,103 (e)             18.5%
Common             Gerald Parrick                                        140,056 (f)                *
Common             William Scigliano                                     250,000 (g)                *
                                                                      ---------------------------------------

                   All Directors and Executive Officers as a Group    13,339,733                 24.4%

*     Does not exceed 1% of the referenced class of securities.

(a)   Ownership is direct unless indicated otherwise.

(b) Calculation based on 54,755,671 shares of Common Stock outstanding as of December 5, 2005.

(c) All shares issuable pursuant to stock options that are/or will become exercisable within 60 days of December 5, 2005.

(d) Includes 12,500 shares issuable pursuant to stock options that and/or will become exercisable within 60 days of December 5, 2005.

(e) Includes 1,269,022 shares issuable pursuant to stock options that are/or will become exercisable within 60 days of December 5, 2005.

(f) All shares issuable pursuant to stock options that are/or will become exercisable within 60 days of December 5, 2005.

(g) Includes 250,000 shares issuable pursuant to stock options that are exercisable within 60 days of December 5, 2005.

                          DESCRIPTION OF CAPITAL STOCK

      The following description of our securities and their related rights is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are filed as exhibits to Post-Effective Amendment No. 3 to the Registration Statement on Form SB-2, as filed by the Company with the Securities and Exchange Commission on December 9, 2005, and by the provisions of applicable Delaware law.

Capital Stock

      Wherify's authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share and 10,000,000 shares of undesignated preferred stock, $.01 par value per share.

Common Stock

      The authorized common stock of Wherify consists of 100,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of shares being registered pursuant to this registration statement, approximately 52,434,101 shares of common stock will be issued and outstanding. All of the shares of common stock are validly issued, fully paid and non-assessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the board of directors out of funds of Wherify legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of Wherify, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of Wherify, including the liquidation preference of all classes of preferred stock of Wherify, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of Wherify, if any. Each share of common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock

      Wherify's certificate of incorporation authorizes the issuance of up to 10,000,000 shares of Wherify's $0.01 par value preferred stock. As of the date of this prospectus, no shares of preferred stock were outstanding. The preferred stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the board of directors, from time to time, to divide the preferred stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and
(vii) voting rights. Holders of preferred stock are entitled to receive dividends when and as declared by the board of directors out of any funds legally available therefore, may be cumulative and may have a preference over common stock as to the payment of such dividends. The provisions of a particular series, as designated by the board of directors, may include restrictions on the ability of Wherify to purchase shares of common stock or to redeem a particular series of preferred stock. Depending upon the voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the power of the holders of common stock. In the event of any dissolution, liquidation or winding up of Wherify, whether voluntary or involuntary, the holders of each series of the then outstanding preferred stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the common stock, a liquidation preference established by the board of directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could result in a reduction in the assets available for distribution to the holders of the common stock in the event of liquidation of Wherify. Holders of preferred stock will not have preemptive rights to acquire any additional securities issued by Wherify. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

      One of the effects of the existence of authorized but unissued shares of common stock or preferred stock may be to enable the board of directors of Wherify to render it more difficult or to discourage an attempt to obtain control of Wherify by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench Wherify's management, which concomitantly may have a potentially adverse effect on the market price of the common stock. If in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal were not in the best interests of Wherify, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Convertible Debentures

      As of July 31, 2005, Wherify had convertible debentures outstanding in the aggregate principal amount of $200,000. These debentures were converted into shares of common stock in September 2005 at a conversion price of $2.00 per share.

Common Stock Purchase Warrants

      As of September 30, 2005, Wherify had warrants outstanding exercisable for approximately 1.1 million shares of Wherify common stock. A summary of the warrants is as follows:

o warrants to purchase 161,862 shares at $5.00 per share, which expire on various dates between September and November 2005;

o warrants to purchase 100,000 shares at $.80 per share. These warrants carry a cashless exercise provision and expire on various dated between March and April, 2008;

o warrants to purchase 37,500 shares at $2.00 per share. These warrants carry a cashless exercise provision and expire on various dates between July and August, 2009;

o warrants to purchase 163,750 shares at $2.00 per share expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of Wherify common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, Wherify may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the "Notice Period"); provided, however, that (i) Wherify simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the Wherify common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrant holder is able to sell the warrant shares at all times during the Notice Period; and

o warrants to purchase 819,553 shares at $2.70 per share expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of Wherify common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, Wherify may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the "Notice Period"); provided, however, that (i) Wherify simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the Wherify common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrant holder is able to sell the warrant shares at all times during the Notice Period. The exercise price and the number of shares of common stock issuable upon exercise of the foregoing warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, or subdivisions, combinations or recapitalizations of Wherify's common stock. In addition, the warrant price and the number of shares covered by the warrants exercisable at $2.70 per share are subject to adjustment on a weighted-average basis in the event that Wherify issues or is deemed to issue shares of its common stock at a price per share which is less than the then-current warrant exercise price.

Upon exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction. The warrants do not confer upon the holder any voting or any other rights of a stockholder of Wherify.

Shares Eligible For Future Sale

      Sales of a substantial amount of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair Wherify's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the sale of all of the shares being registered, approximately 52,434,101 shares of common stock will be issued and outstanding, of which approximately 22 million shares are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from Wherify or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of Wherify regardless as to how they were acquired. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from Wherify or any affiliate of Wherify. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed 1% of the then outstanding shares or (in certain cases, if greater) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about Wherify. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from Wherify or from any affiliate of Wherify, and the holder is deemed not to have been an affiliate of Wherify at any time during the 90 days preceding a sale, such person will be entitled to sell such common stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. In addition to the restricted and control shares described in this paragraph, the shares covered by this prospectus can now be sold, and Wherify has various abilities and obligations to issue additional registered and unregistered shares of common stock in the future. See "RISK FACTORS - WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS." These additional shares could also adversely affect the market price of our common stock.

Delaware Anti-takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

      Wherify is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by
Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). Wherify has not elected out of Section 203, and the restrictions imposed by Section 203 apply to Wherify. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of Wherify.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information as of December 1, 2005 (unless otherwise noted) concerning the number of shares of underlying common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. The information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of the common stock included in this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned. Except as noted below, there are no material agreements or transactions between Wherify and the selling stockholders in the past three years, and none of the stockholders is a broker dealer or affiliated with one.

                                                 Beneficial                                   Beneficial        % Ownership After
                                              ownership prior     Number of shares       Ownership after the         Offering
               Stockholder                      to offering      being offered (1)             Offering              Percent
               -----------                      -----------      -----------------             --------              -------

Joel B. Wilder Revocable Trust of 1998            240,105            48,021       (2)          192,084                  *

Brett Pearlstein                                   24,010            24,010       (3)                0                  *
                                                                                  (4)
Bruce & Laurie Bzura                              110,966            24,010                     86,956                  *

Coralie Coudert Willett Revocable Trust            30,411             6,400       (5)           24,011                  *

Damien J. Zanolini                                 28,812             4,802       (6)           24,010                  *

Feliciano Conde                                    57,375            33,614       (7)           23,761                  *

Fred and Deanna MacDonald                           6,400             6,400       (8)                0                  *

George Stephen Kouri                              253,075            56,021       (9)          197,054                  *

George S. Kouri, Sr.                              172,241            31,213       (10)         141,028

Gerald T. & Diana G. Olson TEES
The Olson Living Trust UTA 7/11/1995              195,282            33,614       (11)         161,668                  *

JTAD Remainder Trust of 2000                      144,063            48,021       (12)          96,042                  *

Kevin V. Murphy & Linda A. Murphy JTWROS          127,893            44,659       (13)          83,234                  *

Mary Ellen Neylon                                 205,059            24,010       (14)         181,049                  *

Massachusetts RJN Corporation                     273,719           144,063       (15)         129,656                  *

Matthew Fink                                      184,078           184,078       (16)               0                  *

Michael P. Fink                                    28,012            24,010       (17)           4,002                  *

Nicholas Khabbaz                                   12,005            12,005       (18)               0                  *

Paul Coghlan                                      523,188            96,042       (19)         427,146                  *

Platinum Partners Value Arbitrage Fund LP         240,105           240,105       (20)               0                  *

Richard G. Hajjar                                 942,172           317,899       (21)         624,273                  *

William G. Howell                                   9,604             4,802       (22)           4,802                  *

David E. Gorman & Jennifer U. Gorman JTWROS       534,627           192,084       (23)         342,543                  *

Howard W. & Karen L. Glaser                        48,021            48,021       (24)               0                  *

James B. Glaser                                   184,078           184,078       (25)               0                  *

Alan B. Germain                                   120,052            72,031       (26)          48,021                  *

Alvin Levine                                      110,548            96,042       (27)          14,506                  *

Andrew Harris Fink                                120,052           120,052       (28)               0                  *

Baystar Capital II, L.P.                          960,420           960,420       (29)               0                  *

Delmar W. Harris & Ann L. Harris                  269,080           240,099       (30)          28,981                  *

Gerald J. Rosenberg                                48,021            48,021       (31)               0                  *

Gordon Cummins                                    162,469           131,255       (32)          31,214                  *

Joshua M. Fink                                     14,406            14,406       (33)               0                  *

                                                 Beneficial                                   Beneficial        % Ownership After
                                              ownership prior     Number of shares       Ownership after the         Offering
               Stockholder                      to offering      being offered (1)             Offering              Percent
               -----------                      -----------      -----------------             --------              -------

Lillian Realty Trust                               72,828            24,010       (34)          48,818                  *

Lindsay M. Fink                                    52,823            52,823       (35)               0                  *

Mary Burke                                         28,812             9,604       (36)          19,208                  *

Southwest Investment Partners Incorporated        174,676            70,110       (37)         104,566                  *

Stephen B. Fink                                   332,592           320,136       (38)          12,456                  *

Gary M. Edwards                                    96,047            64,031       (39)          32,016                  *

Jerry D. Collins                                   48,021            48,021       (40)               0                  *

Norman Fink 1999 Revocable Trust                   24,010            24,010       (41)               0                  *

Peter Farrelly                                    296,126           128,052       (42)         168,074                  *

Robert S. Tutunjian                                36,813            28,812       (43)           8,001                  *

Venrad Investment Properties LLC                   48,021            48,021       (44)               0                  *

George Allen Rixey and Mary Randall Wagner         64,025            64,025       (45)               0                  *

R. Alexander Detrick                              158,469           110,448       (46)          48,021                  *

Charles H. Parker                                   6,400             6,400       (47)               0                  *

Victor C. Saratella                                 7,203             7,203       (48)               0                  *

Alan Rothman                                       75,778            32,010       (49)          43,768                  *

Bryan J. Wolfgram                                  23,185            12,802       (50)          10,383                  *

Christine Fountain                                 23,185            12,802       (51)          10,383                  *

Geralee J. McBride                                 23,185            12,802       (52)          10,383                  *

Julie Ann Olsen                                    23,185            12,802       (53)          10,383                  *

Kathleen Nagel                                     23,185            12,802       (54)          10,383                  *

Scott A. Wolfgram                                  23,185            12,802       (55)          10,383                  *

Don Nelson TTEE and Successor TTEE
Under Nelson Family Trust U/A/D
12/14/89 as amended                             1,547,769           310,556       (56)       1,237,213                  *

Donn Nelson                                        87,211            76,828       (57)          10,383                  *

Avery Johnson                                      32,010            32,010       (58)               0                  *

Larry Riley                                         3,198             3,198       (59)               0                  *

Michael London                                      4,802             4,802       (60)               0                  *

Ricky Majerus                                     128,052           128,052       (61)               0                  *

Wade Fenn                                          72,031            24,010       (62)          48,021                  *

Howe Family Limited Partnership                    64,025            64,025       (63)               0                  *

Kenneth  D. Walter and Bonnie A.
Walter, as Community Property                      21,184            19,208       (64)           1,976                  *

Martha W. Monahan                                   8,096                96       (65)           8,000                  *

Nicanor G. Montt, Jr.                              24,210            19,208       (66)           5,002                  *

Zaim Azrak                                         84,022            84,022       (67)               0                  *

Clifford J. Risman                                 24,653            12,725       (68)          11,928                  *

Ethel Rosin                                       144,063           144,063       (69)               0                  *

Information Technology Company (ITC)              816,351           816,351       (70)               0                  *

James F. Fitzgerald and Marilyn C.
Fitzgerald, TR of Fitzgerald Trust UA             144,063           144,063       (71)               0                  *

                                                 Beneficial                                   Beneficial        % Ownership After
                                              ownership prior     Number of shares       Ownership after the         Offering
               Stockholder                      to offering      being offered (1)             Offering              Percent
               -----------                      -----------      -----------------             --------              -------

John Mark Forney and Cynthia Ann Forney
TTEES of the Forney Family Trust dtd               68,991            16,004       (72)          52,987                  *

Mark E. Sear                                       64,031            16,010       (73)          48,021                  *

Alan J. Bernon Revocable Trust                    152,068            72,031       (74)          80,037                  *

Garrett Fitzgerald                                275,318           115,250       (75)         160,068                  *

L-Cube Growth, LLC                                 32,010            32,010       (76)               0                  *

Carol and David Edelman JTWROS                    428,985           144,063       (77)         284,922                  *

Jim Allan Sanders Revocable Living Trust          325,112           120,052       (78)         205,060                  *

Paul Mokeski                                       12,802            12,802       (79)               0                  *

Richard G. Hartigan, Jr. Revocable Trust
of 2000                                            77,174            19,208       (80)          57,966                  *

Thomas G. Steinhauer                               12,005            12,005       (81)               0                  *

Tiffany Sites                                       2,963             2,963       (82)               0                  *

Don Rasmussen                                      65,625            33,614       (83)          32,011                  *

                                               ----------         ---------                  ---------                  *

TOTAL                                          12,764,927         7,108,065                  5,656,862

* Less than one percent

(1) This prospectus relates to the resale or other disposition of up to 7,108,065 shares of common stock issued in connection with the merger between Wherify and Wherify California by persons who prior to the merger were holders of certain shares of Series C Preferred Stock of Wherify California that were purchased during the period from September 17, 2004 to January 19, 2005. The staff of the SEC has taken the position that, in connection with this offering of the Series C Preferred Stock, Wherify California also offered shares of common stock of Wherify. As a result, according to the staff's view, these individuals received restricted stock in connection with the merger and the shares received may only be resold pursuant to either an exemption from registration or pursuant to an effective registration statement.

(2) 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share. Charles O'Neill is the only natural person who exercises voting or dispositive powers with respect to these shares.

(3) 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(4) 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(5) 6,400 of these shares were issued in the merger with respect to 1,333 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share. Coralie Coudert Willett is the only natural person who exercises voting or dispositive powers with respect to these shares.

(6) 4,802 of these shares were issued in the merger with respect to 1,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(7) 33,614 of these shares were issued in the merger with respect to 7,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(8) 6,400 of these shares were issued in the merger with respect to 1,333 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $7.50 per share.

(9) 32,010 of these shares were issued in the merger with respect to 6,666 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(10) 19,208 of these shares were issued in the merger with respect to 4,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 12,005 of these shares were issued in the merger with respect to 2,500 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(11) 33,614 of these shares were issued in the merger with respect to 7,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share. Gerald T. Olson and Diana G. Olson are the only natural persons who exercise shared voting or dispositive powers with respect to these shares.

(12) 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share. Charles O'Neill is the only natural person who exercises voting or dispositive powers with respect to these shares.

(13) 44,659 of these shares were issued in the merger with respect to 9,300 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $7.50 per share.

(14) 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(15) 96,042 of these shares were issued in the merger with respect to 20,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Robert J. Nicewicz is the only natural person who exercises voting or dispositive powers with respect to these shares.

(16) 160,068 of these shares were issued in the merger with respect to 33,333 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 24,000 of these shares were issued in the merger with respect to 24,010 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(17) 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(18) 12,005 of these shares were issued in the merger with respect to 2,500 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(19) 96,042 of these shares were issued in the merger with respect to 20,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(20) 240,105 of these shares were issued in the merger with respect to 50,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Mark Nordlicht is the only natural person who exercises voting or dispositive powers with respect to these shares.

(21) 144,063 of these shares were issued in the merger with respect to 30,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 173,836 of these shares were issued in the merger with respect to 36,200 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(22) 4,802 of these shares were issued in the merger with respect to 1,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(23) 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 144,063 of these shares were issued in the merger with respect to 30,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. David E. Gorman and Jennifer U. Gorman are the only natural persons who exercise shared voting or dispositive powers with respect to these shares.

(24) 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(25) 160,068 of these shares were issued in the merger with respect to 33,333 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(26) 72,031 of these shares were issued in the merger with respect to 15,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(27) 96,042 of these shares were issued in the merger with respect to 20,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(28) 120,052 of these shares were issued in the merger with respect to 25,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(29) 960,420 of these shares were issued in the merger with respect to 200,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Lawrence Goldfarb, Steven M. Lamar and Steve Derby are the only natural persons who exercise shared voting or dispositive powers with respect to these shares.

(30) 128,052 of these shares were issued in the merger with respect to 26,666 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 64,026 of these shares were issued in the merger with respect to 13,333 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(31) 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(32) 19,208 of these shares were issued in the merger with respect to 4,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 63,998 of these shares were issued in the merger with respect to 13,333 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(33) 14,406 of these shares were issued in the merger with respect to 3,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(34) 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share. Lillian Bern is the only natural person who exercises voting or dispositive powers with respect to these shares.

(35) 52,823 of these shares were issued in the merger with respect to 11,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(36) 9,604 of these shares were issued in the merger with respect to 2,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(37) 22,089 of these shares were issued in the merger with respect to 4,600 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Debra A. Scott is the only natural person who exercises voting or dispositive powers with respect to these shares.

(38) 224,094 of these shares were issued in the merger with respect to 46,666 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 96,042 of these shares were issued in the merger with respect to 20,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(39) 64,031 of these shares were issued in the merger with respect to 13,334 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(40) 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(41) 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Norman Fink is the only natural person who exercises voting or dispositive powers with respect to these shares.

(42) 128,052 of these shares were issued in the merger with respect to 26,666 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share.

(43) 28,812 of these shares were issued in the merger with respect to 6,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(44) 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Brian Sear, Managing Member, is the only natural person who exercises voting or dispositive powers with respect to these shares.

(45) 64,025 of these shares were issued in the merger with respect to 13,333 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share. George Allen Rixey and Mary Randall Wagner are the only natural persons who exercise shared voting or dispositive powers with respect to these shares.

(46) 96,042 of these shares were issued in the merger with respect to 20,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 14,406 of these shares were issued in the merger with respect to 3,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(47) 6,400 of these shares were issued in the merger with respect to 1,333 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share.

(48) 7,203 of these shares were issued in the merger with respect to 1,500 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(49) 32,010 of these shares were issued in the merger with respect to 6,666 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(50) 12,802 of these shares were issued in the merger with respect to 2,666 shares of Wherify California Series C Preferred Stock purchased on October 26, 2004 at a purchase price of $7.50 per share.

(51) 12,802 of these shares were issued in the merger with respect to 2,666 shares of Wherify California Series C Preferred Stock purchased on October 26, 2004 at a purchase price of $7.50 per share.

(52) 12,802 of these shares were issued in the merger with respect to 2,666 shares of Wherify California Series C Preferred Stock purchased on October 26, 2004 at a purchase price of $7.50 per share.

(53) 12,802 of these shares were issued in the merger with respect to 2,666 shares of Wherify California Series C Preferred Stock purchased on October 26, 2004 at a purchase price of $7.50 per share.

(54) 12,802 of these shares were issued in the merger with respect to 2,666 shares of Wherify California Series C Preferred Stock purchased on October 26, 2004 at a purchase price of $7.50 per share.

(55) 12,802 of these shares were issued in the merger with respect to 2,666 shares of Wherify California Series C Preferred Stock purchased on October 26, 2004 at a purchase price of $7.50 per share.

(56) 230,524 of these shares were issued in the merger with respect to 48,005 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 80,031 of these shares were issued in the merger with respect to 16,666 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share. Don Nelson is the only natural person who exercises voting or dispositive powers with respect to these shares.

(57) 12,802 of these shares were issued in the merger with respect to 2,666 shares of Wherify California Series C Preferred Stock purchased on October 26, 2004 at a purchase price of $7.50 per share, 64,026 of these shares were issued in the merger with respect to 13,333 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share.

(58) 32,010 of these shares were issued in the merger with respect to 6,666 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(59) 3,198 of these shares were issued in the merger with respect to 666 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share.

(60) 4,802 of these shares were issued in the merger with respect to 1,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(61) 128,052 of these shares were issued in the merger with respect to 26,666 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(62) 24,010 of these shares were issued in the merger with respect to 5,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(63) 64,025 of these shares were issued in the merger with respect to 13,333 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share. Robert W. Howe is the only natural person who exercises voting or dispositive powers with respect to these shares.

(64) 19,208 of these shares were issued in the merger with respect to 4,000 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share. Kenneth D. Walter and Bonnie A. Walter are the only natural persons who exercise shared voting or dispositive powers with respect to these shares.

(65) 96 of these shares were issued in the merger with respect to 20 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(66) 19,208 of these shares were issued in the merger with respect to 4,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(67) 84,022 of these shares were issued in the merger with respect to 17,497 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(68) 6,482 of these shares were issued in the merger with respect to 1,350 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 6,242 of these shares were issued in the merger with respect to 1,300 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(69) 144,063 of these shares were issued in the merger with respect to 30,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(70) 816,351 of these shares were issued in the merger with respect to 169,999 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Fahad A. Al Fawaz is the only natural person who exercises voting or dispositive powers with respect to these shares.

(71) 96,042 of these shares were issued in the merger with respect to 20,000 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. James F. Fitzgerald and Marilyn C. Fitzgerald are the only natural persons who exercise shared voting or dispositive powers with respect to these shares.

(72) 16,004 of these shares were issued in the merger with respect to 3,333 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share. John Mark Forney and Cynthia Ann Forney are the only natural persons who exercise shared voting or dispositive powers with respect to these shares.

(73) 16,010 of these shares were issued in the merger with respect to 3,334 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

(74) 72,031 of these shares were issued in the merger with respect to 15,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share. Alan J. Bernon is the only natural person who exercises voting or dispositive powers with respect to these shares.

(75) 115,250 of these shares were issued in the merger with respect to 24,000 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share.

(76) 32,010 of these shares were issued in the merger with respect to 6,666 shares of Wherify California Series C Preferred Stock purchased on April 11, 2005 at a purchase price of $7.50 per share. Hwachii Lien is the only natural person who exercises voting or dispositive powers with respect to these shares.

(77) 48,021 of these shares were issued in the merger with respect to 10,000 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 96,042 of these shares were issued in the merger with respect to 20,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(78) 96,042 of these shares were issued in the merger with respect to 20,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share, 24,000 of these shares were issued in the merger with respect to 24,010 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Jim Allan Sanders is the only natural person who exercise voting or dispositive powers with respect to these shares.

(79) 12,802 of these shares were issued in the merger with respect to 2,666 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share.

(80) 9,604 of these shares were issued in the merger with respect to 2,000 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share, 9,604 of these shares were issued in the merger with respect to 2,000 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share. Richard G. Hartigan Jr. is the only natural person who exercises voting or dispositive powers with respect to these shares.

(81) 12,005 of these shares were issued in the merger with respect to 2,500 shares of Wherify California Series C Preferred Stock purchased on January 19, 2005 at a purchase price of $10.00 per share.

(82) 2,963 of these shares were issued in the merger with respect to 617 shares of Wherify California Series C Preferred Stock purchased on December 20, 2004 at a purchase price of $7.50 per share.

(83) 33,614 of these shares were issued in the merger with respect to 7,000 shares of Wherify California Series C Preferred Stock purchased on September 17, 2004 at a purchase price of $7.50 per share.

The preceding table has been prepared based upon information furnished to us by the selling stockholders named in the table. Information about the selling stockholders may change over time.


                              PLAN OF DISTRIBUTION

      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the "Securities Act") amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Schottenfeld Group LLC is a broker/dealer and is therefore deemed to be an underwriter within the meaning of section 2(11) of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                                     EXPERTS

      The annual financial statements and schedules of Wherify and Wherify California included herein and in the related registration statement have been audited by Malone & Bailey, PC, independent certified public accountants, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

               WHERIFY WIRELESS, INC. and SUBSIDIARY (POST-MERGER)

Balance Sheet as of September 30, 2005.......................................F-2

Statements of Operations--Quarters ending September 30, 2005 and 2004........F-3

Statements of Cash Flows--Quarters ending September 30, 2005 and 2004........F-4

Notes to Financial Statements................................................F-5

                       WHERIFY WIRELESS, INC. (PRE-MERGER)

Report of Independent Registered Public Accounting Firm .....................F-8

Balance Sheet as of June 30, 2005............................................F-9

Statements of Operations--Years ending June 30, 2005 and 2004...............F-10

Statements of Stockholders' Equity--Years ending June 30, 2005 and 2004.....F-11

Statements of Cash Flows--Years ending June 30, 2005 and 2004...............F-12

Notes to Financial Statements...............................................F-13

                      WHERIFY CALIFORNIA, INC. (PRE-MERGER)

Report of Independent Registered Public Accounting Firm.....................F-20

Balance Sheet as of June 30, 2005...........................................F-21

Statements of Operations--Years ending June 30, 2005 and 2004...............F-22

Statements of Stockholders' Deficit--Years ending June 30, 2005 and 2004....F-23

Statements of Cash Flows--Years ending June 30, 2005 and 2004...............F-24

Notes to Financial Statements...............................................F-25

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Balance Sheet as of June 30, 2005...........................................F-34

Statement of Operations for the Twelve Months Ended June 30, 2005...........F-35

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

                             Wherify Wireless, Inc.
                                  Balance Sheet
                               September 30, 2005
                                    Unaudited

                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                       $     282,616
  Restricted certificates of deposit                                  2,672,321
  Prepaid expenses                                                       99,086
  Accounts receivable, net of allowance for doubtful
    accounts of $13,200                                                   9,749
  Inventory                                                               8,565
                                                                  -------------
        TOTAL CURRENT ASSETS                                          3,072,337
Goodwill                                                              3,222,000
Intangible assets, net of accumulated amortization
  of $143,449                                                         2,049,551
Property and equipment, net of accumulated depreciation
  of $1,156,207                                                         478,111
Other long-term assets                                                  226,072
                                                                  -------------
TOTAL ASSETS                                                      $   9,048,071
                                                                  =============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable                                                $   3,949,897
  Accounts payable - related party                                    3,936,668
  Accrued liabilities                                                   336,435
  Accounts payable related to discontinued operating segment          2,606,514
                                                                  -------------
        TOTAL CURRENT LIABILITIES                                    10,829,514
                                                                  -------------
STOCKHOLDERS' DEFICIT
  Common stock, no par value:                                       121,422,531
  100,000,000 shares authorized, 52,521,546 shares issued and outstanding
  Deferred stock compensation                                          (713,592)
  Accumulated deficit                                              (122,490,382)
                                                                  -------------
        TOTAL STOCKHOLDERS' DEFICIT                                  (1,781,443)
                                                                  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                       $   9,048,071
                                                                  =============

                 See accompanying notes to financial statements.

                             Wherify Wireless, Inc.
                             Statement of Operations
                 Three Months Ended September 30, 2005 and 2004
                                    Unaudited

                                                       Three          Three
                                                    Months Ended   Months Ended
                                                    September 30,  September 30,
                                                        2005           2004
                                                    ------------   ------------
REVENUES:
  Sales Revenue                                     $     36,634   $         --
  Cost of Goods Sold                                       3,356             --
                                                    ------------   ------------
    NET REVENUES                                          33,278             --

OPERATING EXPENSES:
  Goodwill impairment                                 64,308,022             --
  General and administrative                           2,334,425      1,213,432
  Rent expense payable to related party                  228,486             --
  Amortization and depreciation                          185,188         23,022
                                                    ------------   ------------
    TOTAL OPERATING EXPENSES                          67,056,121      1,236,454
                                                    ------------   ------------
  OPERATING LOSS                                     (67,022,843)    (1,236,454)

OTHER INCOME (EXPENSE)
  Interest expense                                        (6,583)        (9,123)
  Interest and other income                               25,711         10,127
  State income tax                                            --         (3,232)
                                                    ------------   ------------
NET LOSS FROM CONTINUING OPERATIONS                  (67,003,715)    (1,238,682)

DISCONTINUED OPERATIONS
  (Loss) income from operations of
    discontinued segment                                 (42,930)        42,813
Deemed dividend on preferred stock                    12,467,059             --
                                                    ------------   ------------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS        $(79,513,704)  $ (1,195,869)
                                                    ============   ============
Basic and diluted net loss per share                $      (1.55)  $      (0.05)
  from continuing operations
Basic and diluted net (loss) income per share       $      (0.00)  $       0.00
  from discontinued operations
Basic and diluted net loss per share                $      (1.84)  $      (0.05)
  attributable to common shareholders
Weighted average number of shares outstanding         43,279,529     25,246,699

                 See accompanying notes to financial statements.

                             Wherify Wireless, Inc.
                            Statements of Cash Flows
                 Three Months Ended September 30, 2005 and 2004
                                    Unaudited

                                                       Three Months     Three Months
                                                       September 30,    September 30,
                                                           2005             2004
                                                      --------------   --------------
NET CASH USED IN OPERATING ACTIVITIES                 $   (2,025,710)  $   (1,511,258)
                                                      --------------   --------------
INVESTING ACTIVITIES:
  Increase in restricted certificates of
    deposit                                                 (223,020)        (201,656)
  Purchase of property and equipment                         (29,678)         (10,970)
                                                      --------------   --------------
NET CASH USED IN INVESTING ACTIVITIES                       (252,698)        (212,626)
                                                      --------------   --------------
FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                   1,352,935               --
  Proceeds from issuance of preferred stock                       --        3,355,338
                                                      --------------   --------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                  1,352,935        3,355,338
                                                      --------------   --------------
CHANGE IN CASH AND CASH EQUIVALENTS                         (925,473)       1,631,454
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD            1,208,089          916,314
                                                      --------------   --------------
CASH AND CASH EQUIVALENTS - END OF PERIOD             $      282,616   $    2,547,768
                                                      ==============   ==============

                 See accompanying notes to financial statements

                             WHERIFY WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Wherify Wireless, Inc. ("Wherify" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"). These financial statements should be read in conjunction with the audited financial statements of Wherify Wireless, Inc. for the year ended June 30, 2005 and the notes thereto contained elsewhere herein. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. We have omitted notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for the year ended June 30, 2005 contained elsewhere herein.

NOTE 2 - STOCK-BASED COMPENSATION

Wherify accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. During the quarter ended September 30, 2005, Wherify granted its employees options to purchase 1,371,068 shares of common stock. The options vest over a four year period and expire ten years from the grant date.

Since the exercise price of the options was equal to the market value of the stock on the grant date, Wherify did not record any compensation expense. The following table illustrates the effect on net loss and net loss per share as if Wherify had recorded compensation expense equal to the fair value of the options on the grant date.

                                                     Three Months Ended
                                                        September 30,
                                                  2005                 2004
                                              ------------         ------------
Net loss as reported                          $(79,513,704)        $ (1,195,869)
Less: option expense
  Under fair value
  method                                           (99,694)            (284,583)
                                              ------------         ------------

Pro forma net loss                            $(79,613,398)        $ (1,480,407)
Basic and diluted net
loss per common share:

  As reported                                 $      (1.84)        $       (.05)
  Pro forma                                   $      (1.84)        $       (.06)

NOTE 3 - BUSINESS COMBINATION

On July 21, 2005, Wherify (formerly IQ Biometrix, Inc.) merged with Wherify California, Inc. ("Wherify California"). Pursuant to the terms of the Agreement and Plan of Merger, Wherify issued 41,893,797 shares of common stock in exchange for all of the outstanding common and preferred shares of Wherify California. As a result of the merger, Wherify expects that it will be able to accelerate the sales cycle of new product offerings it is in the process of developing and marketing to government agencies.

For accounting purposes, the merger has been treated as a reverse acquisition of Wherify by Wherify California. Accordingly, the financial results presented for all periods prior to the merger date are those of Wherify California. As of the merger date, the financial statements include the combined operating results, assets and liabilities of Wherify and Wherify California. The former business operations of Wherify, consisting primarily of the sale of FACES software and related services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business of the combined company.

The aggregate purchase price of the business combination was $70,213,189, which was calculated by multiplying the total outstanding shares of Wherify (12,339,750) by the closing price on the date of the merger ($5.69).

The following table summarizes the estimated fair values of the assets that Wherify California acquired and the liabilities that it assumed from Wherify on the date of the acquisition.

Current Assets                $    1,131,654
Fixed Assets                           1,968
Goodwill                          67,530,022
Intangible Assets                  2,193,000
                              --------------
Total Assets Acquired         $   70,856,644

Accounts Payable                    (383,266)
Accrued Expense                      (60,189)
Convertible Debt                    (200,000)
                              --------------
Total Liabilities Assumed           (643,455)

Net Assets Acquired           $   70,213,189

The intangible assets of $2,193,000 relates primarily to customer lists, which will be amortized on a straight-line basis over their estimated useful life of 3 years. None of the amount allocated to goodwill is expected to be deductible for tax purposes.

Assuming the merger occurred on July 1, 2005, the Company's pro-forma revenues and net income would not differ materially from the actual amounts reported in the Statement of Operations. The following table presents unaudited pro-forma information for the three months ended September 30, 2004, as if the merger had occurred on July 1, 2004.

                      As Reported       Pro-Forma
                    --------------   --------------
Revenues            $           --   $      269,724

Net Loss            $   (1,195,869)  $   (9,629,825)

Loss Per Share      $         (.05)  $         (.14)

NOTE 4 - GOODWILL

The Company periodically reviews its goodwill for impairment. If the fair market value of the goodwill is deemed to be less than the carrying value, the difference is recorded in the Statement of Operations as an expense.

With the assistance of a third party, the Company concluded that the implied fair market value of the goodwill was $3,222,000 as of September 30, 2005. Therefore, an impairment of $64,308,022 was recorded during the quarter. When estimating the fair market value, we used an income approach that was based on pro-forma financial projections for fiscal years 2006 through 2008, discounted at a rate of 29.2%. The calculation of the projections and the discount rate includes numerous assumptions made by management. If actual results of operations are worse than projected or our market outlook changes, we could have additional impairments of goodwill and identified intangible assets in future periods, which, in turn, could have a material adverse effect on our results of operations.

NOTE 5 - DISCONTINUED OPERATIONS

During the quarter ended June 30, 2005, Wherify California discontinued the marketing of its only product line, which consisted of wristwatches with GPS functionality. All revenues and expenses relating this product line have been classified in the Statement of Operations as discontinued operations. In addition, the accounts payable relating to this product has been segregated on the balance sheet.

NOTE 6 - EQUITY

During the quarter ended September 30, 2005, the Company issued 43,138 shares of common stock in exchange for $200,000 of convertible debt securities. In addition, the Company issued 106,250 shares of common stock for options and warrants exercised during the quarter and received cash proceeds of $272,000.

In connection with the business combination discussed in Note 2, the Company issued 41,893,897 shares of common stock in exchange for all of the outstanding preferred and common shares of Wherify California.

NOTE 7 - INVENTORY

Wherify recognizes impairment losses on its inventory when there is evidence that the value of the goods will be less than the costs. During the year ended June 30, 2005, Wherify contracted with an external party to manufacture 15,000 units of its Wherifone product. When we executed the agreement, a successful prototype of the product had not yet been developed, and the limited marketing campaigns conducted to that point had not yet indicated that the product would have a resale value. Due to the substantial doubts regarding the product's functionality and salability, the Company recognized an impairment of approximately $2.1 million during the year ended June 30, 2005. (The impairment was included as part of research and development expenses.) Since that time, Wherify has concluded that the product can be manufactured successfully and sold at or above cost. Therefore, the Company expects that any future additions of the product to inventory will be recorded at cost unless new circumstances arise.

NOTE 8 - RECENT EVENTS

During the period between November 9, 2005 and November 14, 2005, Wherify raised approximately $2.6 million in a private placement of restricted stock.

                 FINANCIAL INFORMATION OF WHERIFY WIRELESS, INC.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
  Wherify Wireless, Inc.
  (Formerly known as IQ Biometrix, Inc.)
  Fremont, California

We have audited the accompanying balance sheet of Wherify Wireless, Inc. (formerly known as IQ Biometrix, Inc.) (the "Company") as of June 30, 2005 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of June 30, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2005 described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has insufficient working capital to meet operating needs for the next twelve months, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

August 24, 2005

                             WHERIFY WIRELESS, INC.
                     (Formerly known as IQ Biometrix, Inc.)
                                  BALANCE SHEET
                                  June 30, 2005

                                     ASSETS
CURRENT ASSETS:
  Cash .........................................................   $  1,324,889
  Trade accounts receivable, net of allowance for doubtful
    accounts of $5,000 .........................................         20,030
  Inventory ....................................................          7,609
  Prepaid expenses .............................................         50,960
                                                                   ------------
  Total current assets .........................................      1,403,488
INTANGIBLES, net of accumulated amortization of $156,068 .......         44,750
OFFICE EQUIPMENT, net of accumulated depreciation of $12,445 ...          2,022
                                                                   ------------
  Total assets .................................................   $  1,450,260
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Convertible debentures .......................................   $    200,000
  Note payable .................................................        100,000
  Accounts payable .............................................        261,222
  Accrued expenses .............................................         34,972
                                                                   ------------
  Total current liabilities ....................................        596,194
                                                                   ------------

COMMITMENTS AND CONTINGENCIES ..................................             --

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value; 10,000,000 shares
    authorized, none issued ....................................             --
  Common stock, $0.01 par value; 50,000,000 shares
    authorized; 10,188,381 shares outstanding ..................        101,884
  Additional paid-in capital ...................................     22,317,902
  Accumulated deficit ..........................................    (21,565,720)
                                                                   ------------
  Total stockholders' equity ...................................        854,066
                                                                   ------------
  Total liabilities and stockholders' equity ...................   $  1,450,260
                                                                   ============

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                             WHERIFY WIRELESS, INC.

                     (Formerly known as IQ Biometrix, Inc.)
                            STATEMENTS OF OPERATIONS
                       Years Ended June 30, 2005 and 2004

                                                       2005             2004
                                                   -----------      -----------
Revenue--software sales ......................     $   300,801      $   269,724
Operating expenses
  Cost of sales ..............................          34,154           49,748
  Selling expense ............................         323,649          373,606
  General and administrative .................       4,337,846        6,650,535
  Research and development ...................          20,117          171,918
  Interest, net ..............................       3,839,586        1,349,090
  Depreciation and amortization ..............          48,070           65,970
                                                   -----------      -----------
  Total operating expenses ...................       8,603,422        8,660,867
                                                   -----------      -----------
Net Loss .....................................     $(8,302,621)     $(8,391,143)
                                                   ===========      ===========
Basic and Diluted loss per share .............     $     (1.15)     $     (1.53)
Weighted average shares outstanding ..........       7,226,011        5,494,918

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                     (Formerly known as IQ Biometrix, Inc.)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       Years Ended June 30, 2005 and 2004

                                            Common
                                            Shares        Amount        Capital      Earnings         Total
                                         ------------  ------------  ------------  ------------   ------------
Balances, June 30, 2003 ...............     4,726,471  $     47,265  $  3,991,753  $ (4,871,956)  $   (832,938)
Shares for stock payable ..............       190,000         1,900       225,595            --        227,495
Options and warrants exercised ........       163,210         1,632        68,068            --         69,700
Shares issued for services ............     1,030,429        10,304     5,082,581            --      5,092,885
Shares for accrued expenses ...........        47,410           474       174,941            --        175,415
Shares for intangibles ................        17,778           178        54,817            --         54,995
Discount--convertible debt ............            --            --       700,000            --        700,000
Option expense ........................            --            --       518,000            --        518,000
Net loss ..............................            --            --            --    (8,391,143)    (8,391,143)
                                         ------------  ------------  ------------  ------------   ------------
Balances, June 30, 2004 ...............     6,175,298        61,753    10,815,755   (13,263,099)    (2,385,591)

Options and warrants exercised ........       440,571         4,406       160,194            --        164,600
Shares issued for services ............       525,413         5,254     1,883,837            --      1,889,091
Shares for convertible debt and accrued
  expenses ............................     3,047,099        30,471     5,475,488            --      5,505,959
Option/warrant and discount expense on             --            --
  convertible debt ....................                                 3,505,000                    3,505,000
Option and warrant expense ............            --            --       477,628            --        477,628
Net loss ..............................            --            --            --    (8,302,621)    (8,302,621)
                                         ------------  ------------  ------------  ------------   ------------
Balances, June 30, 2005 ...............    10,188,381  $    101,884  $ 22,317,902  $(21,565,720)  $    854,066
                                         ============  ============  ============  ============   ============

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                     (Formerly known as IQ Biometrix, Inc.)
                            STATEMENTS OF CASH FLOWS
                       Years Ended June 30, 2005 and 2004

                                                                      2005          2004
                                                                  -----------   -----------
OPERATING ACTIVITIES:
  Net loss .....................................................  $(8,302,621)  $(8,391,143)
  Adjustments to reconcile net loss to net cash
    used in operating activities
    Depreciation and amortization ..............................       48,070        65,970
    Provision for bad debt .....................................        2,756         8,496
    Option and Warrant Expense .................................      477,628       518,000
    Common stock issued for services ...........................    1,889,091     5,092,885
    Amortization of debt discount ..............................    3,688,333     1,178,847
    Changes in assets and liabilities:
      Accounts receivable ......................................       (2,532)      (22,778)
      Prepaid expenses .........................................       14,076       (27,154)
      Inventory ................................................       (6,582)        4,981
      Accrued liabilities ......................................      106,657       230,472
      Committed stock ..........................................     (246,851)      246,851
      Accounts payable .........................................      (59,996)      185,897
      Other ....................................................       (2,000)           --
                                                                  -----------   -----------
  Net cash used in operating activities ........................   (2,393,971)     (908,676)
                                                                  -----------   -----------
  Investing activities
      Purchase of fixed assets .................................           --        (1,845)
      Collection of advance to NSS .............................           --        50,000
                                                                  -----------   -----------
  Net cash used in investing activities ........................           --        48,155
                                                                  -----------   -----------
  Financing activities
      Proceeds from exercise of options ........................      107,000        69,700
      Proceeds from new convertible notes payable ..............    3,605,000       700,000
      Payments on short term notes payable .....................           --      (100,000)
      Proceeds from short term notes payable ...................           --       100,000
                                                                  -----------   -----------
  Net cash provided by financing activities ....................    3,712,000       769,700
                                                                  -----------   -----------
  Net increase (decrease) in cash ..............................    1,318,029       (90,821)
  Cash, beginning of year ......................................        6,860        97,681
                                                                  -----------   -----------
  Cash, end of year ............................................  $ 1,324,889   $     6,860
                                                                  ===========   ===========
  Non-cash:
    Stock for intangibles ......................................  $        --   $    54,996
    Stock issued for convertible debentures ....................    5,205,000            --
    Stock for accrued expenses .................................      300,959       175,414
    Discount on convertible debt ...............................    3,505,000            --
    Warrant exercise for retirement of short term
      note .....................................................       50,000            --
    Option exercise for retirement of payable ..................        7,600            --

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                     (Formerly known as IQ Biometrix, Inc.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

      Wherify Wireless, Inc. (formerly known as IQ Biometrix, Inc.)(the "Company" or "Wherify") is a security software and services company headquartered in Redwood Shores, California. Wherify is a provider of facial composite software to local and national law enforcement agencies, the US military and other government agencies across North America.

      The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 6,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses.

      IQ Biometrix California, Inc. ("IQB--California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software was developed in Canada beginning in 1988. The software was completed and marketing started in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB--California arranged for purchase of the software and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated as follows:
$80,818 to software and $38,000 to supplies inventory. IQB-California has changed its name to Wherify Wireless, Inc. See note 14 for further details.

CASH AND CASH EQUIVALENTS

      Wherify considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 2005, Wherify did not hold any cash equivalents.

INVENTORIES

      Inventories are valued at the lower of cost (first-in, first-out method) or market. Wherify periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At June 30, 2005, inventory consisted of packaging materials related to the FACES 4.0 software.

OFFICE EQUIPMENT

      Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 to 10 years.

INTANGIBLES

      Intangibles consist of software, including purchased software, and development of new software products and enhancements to existing software products. Until technological feasibility is established, costs associated with software development, including costs associated with the acquisition of intellectual property relating to software development is expensed as incurred. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the estimated economic life of the product including the period being reported on. The amortization period has been determined as the life of the product, which is three years.

REVENUE RECOGNITION

      Wherify follows the provisions of the statement of position "SOP" 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions. Generally, Wherify recognizes revenue when it is realized or realizable and earned. Wherify considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Wherify reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, Wherify defers revenue until the product is sold to the end customer. As part of its product sales price, Wherify provides telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant but is accrued in the financial statements. To date, Wherify has not had any product returns.

      Wherify recognizes revenue for training on the date the training is performed. Wherify has only recognized approximately $20,000 related to training revenue since inception.

INCOME TAXES

      The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Wherify records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

      The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

      Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2005 and 2004, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

USE OF ESTIMATES

      In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

      Wherify adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model.

RECENT ACCOUNTING PRONOUNCEMENTS

      In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" to revise SFAS No. 123. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is not expected to have a material impact on the financial statements of the Company during fiscal year 2006.

NOTE 2--GOING CONCERN

      Wherify's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, Wherify has accumulated losses aggregating $21,565,720 and has insufficient working capital to meet operating needs for the next twelve months, as of June 30, 2005, all of which raise substantial doubt about Wherify's ability to continue as a going concern.

      Management's plans for Wherify's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

      Wherify's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that Wherify will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

      Wherify's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3--INTANGIBLES

      Wherify's intangibles were amortized using the straight-line method over three years resulting in $44,824 and $61,689 of amortization in fiscal 2005 and 2004, respectively. Wherify estimates its amortization expense to be approximately $44,750 in fiscal 2006.

  The following summarizes intangible assets at June 30, 2005:

Original software cost ..........................................  $     80,818
FACES 4.0 upgrade ...............................................       120,000
                                                                   ------------
                                                                        200,818
Less: accumulated amortization ..................................      (156,068)
                                                                   ------------
                                                                   $     44,750
                                                                   ============

NOTE 4--OFFICE EQUIPMENT

Computer equipment--3 yrs .......................................  $     13,467
Furniture & fixtures--10 yrs ....................................         1,000
                                                                   ------------
                                                                         14,467
Less: accumulated depreciation ..................................       (12,445)
                                                                   ------------
                                                                   $      2,022
                                                                   ============

NOTE 5--ACCRUED EXPENSES

  Accrued expenses consisted of the following at June 30, 2005:

Accrued interest ................................................  $     29,011
Accrued commissions .............................................         4,258
Accrued taxes ...................................................         1,703
                                                                   ------------
                                                                   $     34,972
                                                                   ============

NOTE 6--NOTE PAYABLE

      In November 2004, Wherify borrowed $100,000 from Wherify California, Inc. The secured note bears interest at 5% and is due on demand. The note is secured by all intellectual property including FACES, cash and cash equivalents, receivables, inventory, prepaid and fixed assets.

NOTE 7--CONVERTIBLE DEBENTURES

      On January 11, 2005, Wherify received $3,300,000 for the issuance of convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures bore interest at an annual rate of 5% and were to mature on June 30, 2005. The debentures were convertible at any time at the election of the holder into shares of Wherify common stock at a conversion price of $2.00 per share (the "Conversion Price"). On April 11, 2005, Wherify filed with the SEC a resale registration statement relating to the common stock issuable upon conversion of the notes and warrants (the "Resale Registration Statement"). The debentures were automatically converted into shares of Wherify common stock at the Conversion Price upon the effectiveness of the Resale Registration Statement. In connection with the sale of the convertible debentures, Wherify issued warrants to purchase an aggregate of 825,000 shares of Wherify common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants. As part of this financing, the convertible notes payable held by Forte Capital Partners, LLC and John Micek, Jr., were converted to debentures containing the same terms as the financing closed January 11, 2005 and warrants to purchase 66,497 shares of common stock. Proceeds from these notes totaled $255,000 of which $50,000 was received in fiscal 2004. In connection with this financing, cash fees of $327,500 were paid to Alpine Capital Partners and $100,000 to Daniel McKelvey, one of the members of Wherify's board of directors. In addition, Alpine Capital Partners received 163,750 warrants to purchase common stock at an exercise price of $2.00 per share.

      Under generally accepted accounting principles, Wherify is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the sale of these convertible debentures during the quarter ended March 31, 2005 was $3,505,000. This debt discount was amortized over the life of the notes. As of June 30, 2005, $3,505,000 was charged to interest expense.

Note balance at June 30, 2004      $   1,766,667
Add:  additional note proceeds         3,505,000
Less discounts:
  Warrants attached to note           (2,222,008)
  Beneficial conversion feature       (1,282,992)
Less:  payments on notes              (5,255,000)
Add:  amortized discount               3,688,333
                                   -------------

Note balance at June 30, 2005      $     200,000
                                   =============

      In September 2002, Wherify sold a convertible debenture with a face value of $100,000 to an individual. The debenture is convertible into shares of Wherify's common stock at the option of the holder at 80% of the average closing price as of the date of conversion, with a minimum conversion amount of $2.56 and a maximum conversion amount of $6.00 per share. The debenture accrues interest at 6% per annum and was due on August 1, 2003, but was not paid. The conversion price of the debenture is subject to adjustments at any time as the result of any subdivision, stock split, and combination of shares of recapitalization. The debenture holder should have received 10,000 shares of common stock per $100,000 loaned as an origination fee. As of June 30, 2005, no shares have been issued.

      In October 2003, Wherify issued a 6% convertible debenture due on September 18, 2004 in the aggregate principal amount of $100,000 to an accredited investor. The debenture is convertible anytime at the option of the holder into Wherify's common stock at $2.00 per share. In addition, Wherify issued warrants to the holder of the debenture to purchase up to 20,000 shares of the common stock of Wherify at a per share exercise price of $5.00.

NOTE 8--CAPITAL STOCK

      During fiscal 2005, consultants exercised options/warrants to purchase 84,000 shares of common stock. Wherify received cash proceeds of $107,000, retired debt of $50,000 and retired a payable of $7,600. Another 356,571 shares were issued pursuant to cashless exercise provisions provided in the option/warrant agreements, no cash proceeds were received.

      During fiscal 2005, Wherify issued 525,413 shares of its common stock to various non-employees for consulting services valued at $1,889,091. Wherify also issued 3,047,099 shares valued at approximately $5,505,959 for retirement of debt and related accrued interest. The stock was valued using the closing price of Wherify's common stock on the date issued and expensed immediately because, in general, the consultants had fully performed the services. This is in accordance with EITF 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees, which requires recognizing equity instruments when issued if no obligation to earn the equity instrument exists.

NOTE 9--STOCK COMPENSATION

      Wherify applies APB No. 25 in accounting for its stock option plans and, accordingly, $62,000 of compensation cost has been recognized in Wherify's financial statements for stock options that on the date of grant the exercise price per share was less than the fair value per share. Wherify has also recorded compensation cost recognized for warrants and options granted to non-employees for services provided in the amount of $415,628. If under FAS No. 123, Wherify determined compensation cost based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                      2005              2004
                                                   -----------      -----------
Net loss
  As Reported ................................     $(8,302,621)     $(8,391,143)
  Deduct: total stock based employee
    compensation expense determined
    under fair value method ..................        (475,362)        (228,072)
  Add: total stock based employee
    compensation expense determined
    under intrinsic value method .............          62,000          108,967
                                                   -----------      -----------
  Pro forma ..................................     $(8,715,983)     $(8,510,248)
                                                   ===========      ===========

Basic and diluted loss per share
  As reported ................................     $     (1.15)     $     (1.53)
  Pro forma ..................................     $     (1.21)     $     (1.55)

      The weighted average fair value of each option granted under Wherify's employee option plans during fiscal 2005 and 2004 was approximately $4.50 and $5.20, respectively. These amounts were determined using the Black Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2005 and 2004. The expected volatility was based on the historic stock prices. The expected volatility ranged from 84% to 157%, and from 130% to 212% for 2005 and 2004, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 2.0% to 2.5% in 2005 and 1.5% to 3.5% in 2004. The expected life of the options was estimated to be between two and five years.

      The effects of applying FAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years.

NOTE 10--STOCK OPTIONS AND WARRANTS

      Wherify's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified stock options to directors, employees and consultants. The option grants are administered by the Board of Directors, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

      The following table summarizes stock option activity:

Outstanding July 1, 2003 ........................................     1,000,960
Granted .........................................................       247,875
Canceled or expired .............................................      (375,643)
Exercised .......................................................      (145,710)
                                                                   ------------
Outstanding June 30, 2004 .......................................       727,482
                                                                   ============
Exercisable June 30, 2004                                               435,272
                                                                   ============

Weighted average option price of options granted
  during the year ...............................................  $       5.20
                                                                   ============

Average remaining years of contractual life .....................             4
                                                                   ============

Outstanding July 1, 2004                                                727,482
Granted .........................................................        42,500
Canceled or expired .............................................        (5,500)
Exercised .......................................................       (52,500)
                                                                   ------------
Outstanding June 30, 2005 .......................................       711,982
                                                                   ============
Exercisable June 30, 2005 .......................................       663,086
                                                                   ============

Weighted average option price of options granted
  during the year ...............................................  $       4.50
                                                                   ============

Average remaining years of contractual life .....................             3
                                                                   ============

      Included in the options issued during fiscal 2005 were 42,500 options issued to third party consultants. During fiscal 2005, Wherify expensed $114,825 related to the fair value of the options issued to these consultants. The fair value was determined using the Black Scholes pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero. The expected volatility ranged from 84% to 157% and was based on the historic stock prices. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 2.0% to 2.5% in 2005. The expected life of the options was estimated to be between two and five years. The following table summarizes stock warrant activity:

Outstanding July 1, 2003 .......................................        430,000
Granted ........................................................        470,300
Canceled or expired ............................................       (250,000)
Exercised ......................................................        (17,500)
                                                                   ------------
Outstanding June 30, 2004 ......................................        632,800
                                                                   ============

Exercisable June 30, 2004 ......................................        632,800
                                                                   ============

Weighted average exercise price ................................   $       2.12
                                                                   ============

Outstanding July 1, 2004 .......................................        632,800
Granted ........................................................      1,278,580
Canceled or expired ............................................             --
Exercised ......................................................       (541,944)
                                                                   ------------
Outstanding June 30, 2005 ......................................      1,369,436
                                                                   ============
Exercisable June 30, 2005 ......................................      1,369,436
                                                                   ============

Weighted average exercise price ................................   $       2.71
                                                                   ============

      In July, August and October 2004, Wherify issued warrants exercisable for 127,500 shares of Wherify's common stock to investors in connection with the issuance of short-term notes in the amount of $255,000. Wherify valued these warrants using the Black Scholes pricing model and amortized the cost of the warrants over the term of the debentures and included these costs as part of the debt discount.

      In January 2005, Wherify issued warrants exercisable for 891,497 shares of Wherify's common stock to investors in connection with a sale of convertible debentures in the amount of $200,000. Wherify valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount. There was also a grant of 163,750 warrants to a third party as a finder's fee for the financing. Wherify valued these warrants using the Black Scholes pricing model and expensed the cost in the quarter ended March 31, 2005.

      The fair value of the warrants was determined using the Black Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2005 and 2004. The expected volatility was based on Wherify's historic stock prices. The expected volatility ranged from 131% to 157% for all warrants issued in 2005. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 2.0% to 2.5% in 2005 and the expected life of the warrants was estimated to be between two and five years.

NOTE 11--INCOME TAXES

      Income taxes are not due since Wherify has incurred a loss since inception. Wherify has deductible net operating losses of approximately $11,660,000 at June 30, 2005. These expire 20 years after incurred. Components of deferred tax assets and liabilities at June 30, 2005 are as follows:

Deferred tax asset ............................................    $  3,964,000
Valuation allowance ...........................................      (3,964,000)
                                                                   ------------
Net deferred tax asset ........................................    $         --
                                                                   ============

      Wherify has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of June 30, 2005 is approximately $3,964,000. The net change in the total valuation allowance for the years ended June 30, 2005 and 2004 was an increase of $2,164,000 and $906,000, respectively.

NOTE 12--COMMITMENTS AND CONTINGENCIES

      We have become a party to litigation in the Superior Court for the County of Fresno, State of California. The original complaint in the matter was filed on April 29, 2005. The amended complaint was filed on August 5, 2005. The principal parties are Wherify and persons formerly affiliated with or employed by Wherify , including Sylvie Lariviere, Robert Rios, Toni Lange, Fernand Beland, Frederic Serre and Roland Vroye. The amended complaint alleges that Wherify owes stock options to the plaintiffs in accordance with the terms of alleged oral and/or written agreements entered in or about 2002. The amended complaint also alleges fraud causes of action surrounding the alleged breach of agreement. The complaint seeks to recover damages, including punitive damages, and/or an award of options entitling the plaintiffs to purchase Wherify stock at favorable price. Wherify intends to vigorously defend this complaint.

NOTE 13--RELATED PARTY TRANSACTIONS

      In July 2004, Greg Micek, one of Wherify's board of directors, assigned a short-term note to his father, John Micek, Jr. In July, August and October, Wherify issued a convertible debenture for $255,000 to a John Micek, Jr. ($75,000) and Forte Capital Partners, LLC ($180,000). A short-term note from Forte Capital Partners, LLC, and ($50,000) was rolled into this note and included in the $180,000 balance. This debenture carried a 10% annual interest rate and was convertible on the same terms as the next round of financing. Warrants were issued to both parties in conjunction with this debenture. On January 11, the notes were rolled into a private placement completed by Wherify. Please refer to Note 7.

      In June 2005, Wherify paid a $30,000 cash bonus to William Scigliano for reaching a bonus milestone in his employment agreement for completion of the financing on January 11, 2005.

NOTE 14--SUBSEQUENT EVENTS

Acquisition

      On July 21, 2005, Wherify (formerly IQ Biometrix, Inc.) completed a merger with Wherify California, Inc., a California corporation ("Wherify California") (formerly Wherify Wireless, Inc.). In connection with the merger, Wherify issued or reserved for future issuance, an aggregate of approximately 46 million shares of its common stock in consideration for all of the outstanding shares of equity securities of Wherify California. The 46 million shares of Wherify's common stock issued or reserved for issuance in connection with the merger represent approximately 78.8% of the total number of shares of common stock of Wherify calculated on a fully-diluted basis. Prior to the merger, there were 12,339,750 shares outstanding. As a result of the merger, Wherify California became a wholly-owned subsidiary of Wherify.

      Also in connection with the merger, Wherify amended its certificate of incorporation on July 22, 2005 to change its name from IQ Biometrix, Inc. to Wherify Wireless, Inc. and to increase its authorized common stock from 50 million shares to 100 million shares.

      Following the merger, we anticipate that our principal business activity will be the business of Wherify California, consisting primarily of the development and sale of wireless location products and services. The former business of Wherify, consisting primarily of the sale of security software and services, including its FACES facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of Wherify. Furthermore, Wherify has not yet decided whether to continue efforts to sell and/or improve the FACES software.

      The merger will be treated as a reverse acquisition, pursuant to which Wherify California will be treated as the acquirer of Wherify for financial reporting purposes. Consequently, following the consummation of the merger, the historical financial statements of Wherify California will serve as the principal historical financial statements of Wherify.

      This treatment means that the purchase price is calculated as the shares outstanding of Wherify immediately prior to the merger. The purchase price is the 12,339,750 shares valued at the closing price of $5.69 on July 21, 2005, or $70,213,189. The purchase price is allocated as follows based on Wherify's June 30, 2005 balance sheet: Cash $1.3 million, Accounts Receivable $20,000, Inventory $8,000, Prepaids $51,000, Fixed Assets (net) $2,000, Intangibles (net) $45,000, less Convertible notes payable $200,000, accounts payable $296,000 and a note payable of $100,000. Identifiable intangibles are made up of software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The identified intangibles have an estimated useful life of 3 years. The remainder of the unallocated purchase price of $61.4 million is allocated to goodwill, none of which is expected to be deductible for tax purposes. This purchase price allocation is preliminary and subject to change based on the completion of a third party appraisal. However, we expect that there will be a significant impairment in the near future of most, if not all, of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger. The intangibles, including goodwill, will be subject to review for possible impairment on a quarterly basis.

Other

      In July 2005, Wherify paid cash bonuses to William Scigliano for reaching bonus milestones in his employment agreement for completion of the merger and relocation of the company totaling $45,000. He also received a bonus of $50,000 cash and 30,000 restricted shares of common stock valued at $160,500 as an added bonus for completion of the merger.

      In July 2005, Wherify issued 55,000 shares of common stock for services valued at $294,250. Consultants and employees exercised the options/warrants to purchase 10,688 shares of common stock for proceeds of $41,897. Another 172,078 shares of common stock were issued pursuant to cashless exercise provision provided with the options/warrants.

      In August 2005, an employee exercised their options to purchase 12,266 shares of common stock on a cashless basis pursuant to a cashless exercise provision provided with the option. A consultant exercised their warrants to purchase 10,000 shares of common stock for a total proceeds of $50,000.

      In September 2005, $100,000 of debt and $10,433 of accrued interest was converted into 43,138 shares of common stock.

                FINANCIAL INFORMATION OF WHERIFY CALIFORNIA, INC.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
  Wherify California, Inc.
  (formerly known as Wherify Wireless, Inc.)
  Redwood City, California

We have audited the accompanying balance sheet of Wherify California, Inc. (formerly known as Wherify Wireless, Inc.)(the "Company"), as of June 30, 2005 and the related statements of operations, stockholders' deficit, and cash flows for the years in the two-year period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of June 30, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

August 24, 2005

                            Wherify California, Inc.
                   (formerly known as Wherify Wireless, Inc.)
                                  Balance Sheet
                                  June 30, 2005
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                        $  1,208,089
  Restricted certificates of deposit                                  2,449,301
  Note receivable from IQ Biometrix, Inc.                               102,931
  Prepaid expenses                                                       15,808
                                                                   ------------
    TOTAL CURRENT ASSETS                                              3,776,129

Property and equipment, net of accumulated
  depreciation of $1,101,970                                            488,204
Other assets                                                            227,320
                                                                   ------------
TOTAL ASSETS                                                       $  4,491,653
                                                                   ============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable                                                 $  2,849,317
  Accounts payable related party                                      3,892,448
  Accrued liabilities                                                   572,511
  Accounts payable related to discontinued operating
    segment                                                           2,606,514
                                                                   ------------
   TOTAL CURRENT LIABILITIES                                          9,920,790
                                                                   ------------
Commitments and contingencies
STOCKHOLDERS' DEFICIT Series A, convertible, no par value:
  1,143,756 shares authorized, 1,143,756 issued and
  outstanding                                                         8,553,413
  Series B, convertible, no par value:
  555,383 shares authorized, issued and outstanding                   5,137,284
  Series C, convertible, no par value:
  4,200,000 shares authorized, 3,979,647 shares issued
  and outstanding                                                    34,763,735
  Common stock, no par value:
   12,000,000 shares authorized, 3,060,726 shares
   issued and outstanding                                             2,024,153
  Deferred stock compensation                                          (713,592)
  Accumulated deficit                                               (55,194,130)
                                                                   ------------
    TOTAL STOCKHOLDERS' DEFICIT                                      (5,429,137)
                                                                   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                        $  4,491,653
                                                                   ============

                 See accompanying summary of accounting policies
                        and notes to financial statements

                            Wherify California, Inc.
                   (formerly known as Wherify Wireless, Inc.)
                            Statements of Operations
                       Years Ended June 30, 2005 and 2004

                                                        2005           2004
                                                    ------------   ------------
OPERATING EXPENSES:
  General and administrative                        $ 10,727,273   $  6,284,775
  Rent expense payable to related party                1,362,936      1,436,341
  Depreciation expense                                   118,951        248,687
                                                    ------------   ------------
    TOTAL OPERATING EXPENSES                          12,209,160      7,969,803
                                                    ------------   ------------
  OPERATING LOSS                                     (12,209,160)    (7,969,803)

OTHER INCOME (EXPENSE)
  Interest expense                                      (110,240)      (132,043)
  Interest and other income                               86,994         19,117
                                                    ------------   ------------

NET LOSS FROM CONTINUING OPERATIONS                  (12,232,406)    (8,082,729)

DISCONTINUED OPERATIONS
  Loss from operations of discontinued
    business segment                                    (171,251)      (426,501)
NET LOSS                                             (12,403,657)    (8,509,230)
                                                    ------------   ------------
Deemed dividend on preferred stock                    12,467,059     13,004,245
                                                    ============   ============
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS        $(24,870,716)  $(21,513,475)

Basic and diluted net loss per share
from continuing operations                          $      (4.08)  $      (2.74)

Basic and diluted net loss per share
from discontinued operations                        $      (0.06)  $      (0.14)

Basic and diluted net loss per share                $      (4.13)  $      (2.89)

Weighted average number of shares outstanding          3,001,548      2,949,318

                 See accompanying summary of accounting policies
                        and notes to financial statements

                            Wherify California, Inc.
                   (formerly known as Wherify Wireless, Inc.)
                       Statements of Stockholders' Deficit
                       Years Ended June 30, 2004 and 2005


                                                                                         Deferred                         Total
                                  Convertible Preferred Stock       Common Stock           Stock        Accumulated    Stockholders'
                                    Shares         Amount       Shares       Amount     Compensation      Deficit        Deficit
                                  --------------------------------------------------------------------------------------------------
June 30, 2003, balances           2,871,636    $ 27,794,222   2,944,726    $    611,673   $       --   $ (34,281,243)  $ (5,875,348)
Issuance of Series C Convertible
  Preferred Stock for cash        1,191,108       6,372,000                                                               6,372,000
Conversion of note payable and
  interest for Series C
  Convertible Preferred Stock       139,466       1,045,995                                                               1,045,995
Beneficial conversion feature
  embedded in preferred stock                                                                             13,004,245     13,004,245
Deemed dividend on preferred
  stock                                                                                                  (13,004,245)   (13,004,245)
Conversion of invoice payable
  and interest for Series C
  Convertible Preferred Stock        13,369         200,535                                                                 200,535
Issuance of Common Stock for
  services                                                         11,000        16,500                                      16,500
Net loss                                                                                                  (8,509,230)    (8,509,230)
                                  --------------------------------------------------------------------------------------------------
June 30, 2004, balances           4,215,579      35,412,752   2,955,726         628,173                  (42,790,473)    (6,749,548)
Issuance of Series C Convertible
  Preferred Stock for cash        1,463,207      13,041,680                                                              13,041,680
Beneficial conversion feature
  embedded in preferred stock                                                                             12,467,059     12,467,059
Deemed dividend on preferred
  stock                                                                                                  (12,467,059)   (12,467,059)
Exercise of common stock options                                105,000           7,500                                       7,500
Stock option expense                                                          1,388,480     (713,592)                       674,888
Net loss                                                                                                 (12,403,657)   (12,403,657)
                                  --------------------------------------------------------------------------------------------------
June 30, 2005, balances           5,678,786    $ 48,454,432   3,060,726    $  2,024,153   $ (713,592)  $ (55,194,130)  $ (5,429,137)
                                  ==================================================================================================

                 See accompanying summary of accounting policies
                        and notes to financial statements

                            Wherify California, Inc.
                   (formerly known as Wherify Wireless, Inc.)
                            Statements of Cash Flows
                       Years Ended June 30, 2005 and 2004

                                                              2005           2004
                                                          ------------   ------------
OPERATING ACTIVITIES:
  Net loss                                                $(12,403,657)  $ (8,509,230)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
    Depreciation                                               118,951        248,687
    Write off note receivable - related party                       --        144,337
    Common stock issued for services                                --         16,500
    Preferred stock issued for interest                             --         45,995
    Stock option expense                                       674,888             --
  Changes in assets and liabilities:
    Accounts receivable                                         98,470        (22,561)
    Interest receivable from note
      receivable due from IQ Biometrix, Inc.                    (2,932)            --
    Write-off of inventory                                      21,800             --
    Inventory                                                       --         28,200
    Prepaid expenses and other current assets                    4,320        (30,754)
    Accounts payable and accrued expenses                    1,261,967      2,567,604
                                                          ------------   ------------
NET CASH USED IN OPERATING ACTIVITIES                      (10,226,193)    (5,511,222)
                                                          ------------   ------------
INVESTING ACTIVITIES:
  Increase in restricted certificates of deposit            (2,191,557)        (6,596)
  Purchase of property and equipment                          (264,083)       (63,570)
  Disposal of property and equipment                            25,459             --
  Note receivable from IQ Biometrix, Inc.                     (100,000)            --
                                                          ------------   ------------
NET CASH USED IN INVESTING ACTIVITIES                       (2,530,181)       (70,166)
                                                          ------------   ------------
FINANCING ACTIVITIES:
  Proceeds from sale of convertible preferred stock, net    13,041,680      6,372,000
  Proceeds for the exercise of options                           7,500             --
                                                          ------------   ------------
NET CASH FROM FINANCING ACTIVITIES                          13,049,180      6,372,000
                                                          ------------   ------------
CHANGE IN CASH AND CASH EQUIVALENTS                            292,806        790,612

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                916,314        125,702
                                                          ------------   ------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                 $  1,209,120   $    916,314
                                                          ============   ============
Supplemental disclosures of non-cash activities
  Issuance of preferred stock for accounts payable        $         --   $    200,535
  Issuance of preferred stock for short term note                   --      1,000,000

                 See accompanying summary of accounting policies
                        and notes to financial statements

                            Wherify California, Inc.
                   (formerly known as Wherify Wireless, Inc.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS.

Wherify California, Inc. (formerly known as Wherify Wireless, Inc.)("Wherify California") was incorporated in the State of California on March 28, 1998. Wherify California develops technology and the related hardware to provide location-tracking services using Global Positioning Satellite technology in real time for people and their property.

Since inception, Wherify California has primarily been involved in conducting research and development, business planning and capital-raising activities.

USE OF ESTIMATES.

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS.

For purposes of the statement of cash flows, Wherify California considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION.

Wherify California recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped.

ALLOWANCE FOR DOUBTFUL ACCOUNTS.

Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts. There was $0 allowance for doubtful accounts as of June 30, 2005.

INVENTORIES.

Inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

PROPERTY AND EQUIPMENT.

Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

IMPAIRMENT OF LONG-LIVED ASSETS.

Wherify California reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Wherify California assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

INCOME TAXES

Wherify California recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Wherify California provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

LOSS PER COMMON SHARE

Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

STOCK OPTIONS AND WARRANTS

Wherify California accounts for non-cash stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the value of the services received or the quoted market price, whichever value is more readily determinable. Wherify California accounts for stock options and warrants issued to employees under the intrinsic value method. Under this method, Wherify California recognizes no compensation expense for stock options or warrants granted when the number of underlying shares is known and the exercise price of the option or warrant is greater than or equal to the fair market value of the stock on the date of grant. The following table illustrates the effect on net loss and net loss per share if Wherify California had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                    2005               2004
                                                ------------       ------------
Net loss as reported                            $(12,403,657)      $ (8,509,230)
Add: stock based compensation
  determined under intrinsic
  value-based method                                 674,888                 --
Less: stock based compensation
  determined under fair
  value-based method                                (787,298)          (143,986)
                                                ------------       ------------
  Pro forma net loss                            $(12,516,067)      $ (8,653,216)
                                                ============       ============

Basic and diluted net loss per
  common share:
  As reported                                   $      (4.13)      $      (2.89)
  Pro forma                                            (4.17)             (2.96)

The weighted average fair value of the stock options granted during fiscal 2005 and 2004 was $4.82 and $.42, respectively. Variables used in the Black-Scholes option-pricing model include (1) 2.5% & 3.5% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility ranged from 131% to 345%, and (4) zero expected dividends.

Recently issued accounting pronouncements. In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" to revise SFAS No. 123. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is not expected to have a material impact on the financial statements of the Company during fiscal year 2006.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Wherify California incurred recurring net losses of $12,403,657 and $8,509,230 in fiscal 2005 and 2004, respectively, has an accumulated deficit of $55,194,130 and a working capital deficit of $6,144,661 as of June 30, 2005. These conditions create an uncertainty as to Wherify California's ability to continue as a going concern. Management is trying to raise additional capital through sales of preferred stock. The financial statements do not include any adjustments that might be necessary if Wherify California is unable to continue as a going concern.

NOTE 3 - INVENTORY

Inventory consisted of one product line, which was discontinued as of May 1st, 2005. Please refer to Note 12 for more details.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 2005:

Description                                              Life          Amount
---------------------------------------------------  ------------  ------------
Leasehold improvements                               10 years      $     78,462
Computer equipment                                   3 years            807,107
Office furniture and equipment                       7 years            140,290
Equipment                                            7 years            339,716
Equipment located at data center                     1-5 years          224,599
                                                                   ------------
                                                                      1,590,174
Less: accumulated depreciation                                       (1,101,970)
                                                                   ------------
                                                                   $    488,204
                                                                   ============

Depreciation expense totaled $118,951 and $248,686 in fiscal 2005 and 2004, respectively.

NOTE 5 - ACCRUED LIABILITIES TO RELATED PARTY

Wherify California leases office space under a ten year operating lease which began in September 1999 from a 5% shareholder of Wherify California. Wherify California was required to pay a security deposit totaling $226,072 which is reflected in other assets on the balance sheet as of June 30, 2005. Basic rent expense charged to operations for fiscal 2005 and 2004 was $1,222,844 and $1,192,016 respectively.

Future minimum lease payments under a non-cancelable operating lease are as follows:

Year Ending June 30,
        2006               1,254,000
        2007               1,284,000
        2008               1,315,000
        2009               1,346,000
     After 2010              452,000

As of June 30, 2005, Wherify California has recognized a liability relating to unpaid rent totaling $3,892,448.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

LITIGATION

There are four (4) matters being litigated on behalf of Wherify California by the firm of Allen Matkins Leck Gamble & Mallory.

In the matter of Venture Corporation Limited vs. Wherify California, Venture Corporation Limited filed suit in the Central District of California on October 15, 2004 for five ($5) million dollars in damages asserting breach of contract and fraud. To date, evidence has only been presented to support one million three hundred eighty thousand ($1.38M) dollars. It is management assessment that a potential liability of an amount up to one million six hundred thousand dollars exists. Therefore, the company has accrued an amount of one million six hundred thousand dollars.

In the matter of Lariviere, et al vs. Wherify California, Lariviere, et al filed suit on April 14, 2005 alleging breach of contract, fraud/negligent misrepresentation, fraud/intentional misrepresentation and constructive fraud. The plaintiffs are seeking the imposition of constructive trust, specific performance and damages based on their allegations that the company owes stock options to the plaintiffs in accordance with the terms of alleged agreements. Wherify California has not yet filed a response to the complaint and has until the deadline of October 25, 2005 to file such response. The company's management feels that a reasonable estimate for potential liability for the company is somewhere within a range of $0 to $500,000. Management of the company has also determined that no amount within that range is a better estimate of a potential liability than any other amount. Therefore, no amount has been set aside for this contingent liability.

In the matter of Zoltar Satellite Systems, Inc. vs. Wherify California, Zoltar Satellite Systems, Inc. filed suit in the United States District Court in the Eastern District of Texas in June 2005, alleging that the company and ten other named defendants including LG Electronics, Inc., Motorola, Inc., Sanyo Electric Co., Ltd. and Sprint Corporation infringed certain patents as a result of the manufacture, use sale and/or offer for sale of cellular telephones equipped with emergency location determination technology. Unspecified monetary damages, injunctive relief and attorney fees are sought. A dollar amount of loss in the event of an unfavorable result, our counsel is also unable to determine. The company's management feels that a reasonable estimate for potential liability for the company is somewhere within a range of $0 to $5,000,000. Management of the company has also determined that no amount within that range is a better estimate of a potential liability than any other amount. Therefore, no amount has been set aside for this contingent liability.

In the matter of William Prevost vs. Wherify California, William Prevost filed suit in Superior Court for the County of San Mateo, State of California alleging that the company failed to pay Mr. Prevost the sum of $45,000 plus interest owed to him pursuant to a severance agreement and general release of all claims. The complaint seeks to recover damages including consequential and punitive damages and declaratory relief with respect to the issuance of a new share certificate without any restrictions on transfer. In a separate communication Mr. Prevost has threatened litigation with respect to 849,073 shares of Wherify California's common stock insisting that the company issue a new certificate for these shares without restrictions or a lock-up. It is management assessment that a potential liability of an amount up to $45,000 exists. Therefore, the company has accrued an amount of $45,000.

OTHER

Wherify California has agreed to several payout plans for various vendors for old accounts payable. The payouts total approximately $120,012 and are scheduled to be paid out through October 2005.

NOTE 7 - CONVERTIBLE PREFERRED STOCK

As of June 30, 2005, Preferred Stock consists of the following:

                                          Issued and
             Authorized Shares        Outstanding Shares         Book Value
           -----------------------  -----------------------  -------------------
Series A          1,143,756                1,143,756            $ 8,553,413
Series B            555,383                  555,383              5,137,284
Series C          4,200,000                3,979,647             34,763,735

The holders of Convertible Preferred Stock have certain rights as follows:

Voting

Each holder of the Series A, B and C Stock is entitled to a number of votes equal to the number of shares of common stock into which the shares could be converted. As of June 30, 2005, holders of Series A, B and C are entitled to one vote for each share of Preferred A, B or C they hold.

Notwithstanding the provisions of the paragraph above, at each annual or special meeting called for the purpose of electing directors, the holders of Series A, B and C, all voting together as a single class on an as-converted basis, shall be entitled to elect two members of the Board of Directors and the holders of the common stock, voting as a single class, shall be entitled to elect the remaining members of the Board of Directors.

Dividends

Holders of Series A, B and C are entitled to a non-cumulative dividend, when and if declared by the Board of Directors, at the rate of $0.75 per share per annum for Series A, $0.925 per share per annum for Series B, and $1.50 per share per annum for Series C prior and in preference to any distribution on the common stock. Through June 30, 2005 the Board of Directors has declared no dividends.

Liquidation

In the event of any liquidation, change in control, dissolution or winding up of Wherify California, the holders of the Series A, B and C shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount per share equal to $7.50 per share for Series A, $9.25 per share for Series B and $15.00 per share for Series C, plus an amount equal to all accrued but unpaid dividends on such shares. Any amounts remaining after such distribution shall be distributed ratably to the holders of common stock.

Conversion

Each share of Series A, B and C is convertible, at the option of the holder into common stock, according to a conversion ratio, subject to adjustments for dividends, splits, subdivisions, combinations, consolidation of common stock, distributions, reclassification, exchange and substitution. As of June 30, 2005, the each holder of Series A, B and C is entitled to one share of common stock for each share of Series A, B or C they hold. Each share of Series A, B and C automatically converts into the number of shares of common stock at the then effective conversion rate upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Wherify California to the public with aggregate proceeds to Wherify California in excess of $10,000,000 and (ii) the affirmative vote or written consent of a majority of the outstanding shares of such Series A, B and C.

At June 30, 2005 Wherify California reserved a total of 44,550,000 shares of common stock for the conversion of Series A, B, and C Convertible Preferred Stock.

Issuance

Series A Convertible Preferred stock was sold from June 1999 through February 2003 for $7.50 per share.

Series B Convertible Preferred stock was sold from April 2000 through December 2000 for $9.25 per share.

From August 2001 through January 2005, Wherify California issued shares of its Convertible Series C Preferred Stock at prices between $5.00 and $15.00 per share. These shares are convertible upon closing of the merger with Wherify California Wireless, Inc. (formerly known as IQ Biometrix, Inc.) ("IQB") and each common share will then be exchanged for 4.80 shares of IQB common stock. The common stock was valued using Black-Scholes using the price of the IQB common stock on the date the preferred stock was issued. The IQB stock ranged between $0.64 and $6.20 per share. The beneficial conversion feature related to the Wherify California Series C Preferred shares was calculated at each issuance date by taking the total Wherify California Series C shares sold and multiplying it by 4.80 (the conversion ratio to be used to convert Wherify California shares into IQB shares) and then dividing that number of shares (total shares to be converted) into the total proceeds received for the Wherify California Series C shares. This resulted in the conversion price. The conversion price was compared to IQB's common stock closing trading price on each issuance date. The difference between the conversion price and the common stock price on each issuance date was multiplied by the number of shares to be converted resulting in an intrinsic value of approximately $12.5 million and $13.0 million in fiscal 2005 and 2004, respectively. This amount represents the beneficial conversion feature of the preferred stock and was deemed a dividend, but there is no net effect to the balance sheet or statement of stockholders deficit.

In fiscal 2004, Wherify California sold 1,191,108 shares of Series C Convertible Preferred stock for proceeds of $6,372,000, issued 139,466 shares of Series C Convertible Preferred stock for a note payable and accrued interest totaling $1,045,995, and issued 13,369 shares of Series C Convertible Preferred stock for accounts payable totaling $200,535.

During fiscal 2005, Wherify California sold 1,463,207 shares of Wherify California Series C preferred stock to investors for proceeds totaling $13,041,680.

NOTE 8 - COMMON STOCK

Wherify California has the right to repurchase, at the original issue price, the unvested portion of the common stock issued to employees in connection with Wherify California's formation. The vesting period is ratable over four years and zero shares were subject to repurchase at June 30, 2005.

In fiscal 2004, Wherify California issued 11,000 shares of common stock for services valued at $16,500.

In fiscal 2005, Wherify California issued 5,000 shares of common stock for the exercise of options for proceeds totaling $7,500. An additional 100,000 shares of common stock were issued for the exercise of options with an exercise price of zero. The intrinsic value associated with the 100,000 options was $570,000.

NOTE 9 - STOCK OPTION PLAN

In 1999 Wherify California adopted the 1999 Stock Option Plan ("the Plan"). The Plan provides for the granting of stock options to employees and consultants of Wherify California. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. Wherify California has reserved 900,000 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

Summary information regarding options is as follows:

                                                                     Weighted
                                                                      Average
                                                     Options        Share Price
                                                 --------------   --------------
Outstanding at
  June 30, 2003                                         568,314   $         2.57
Year ended June 30, 2004:
  Granted                                               399,376             1.53
  Forfeited                                            (273,356)            2.93
Outstanding at
  June 30, 2004                                         694,334   $         1.83
Year ended June 30, 2005:
  Granted                                               239,000             1.50
  Exercised                                            (105,000)             .07
Outstanding at
  June 30, 2004                                         828,334   $         1.78

Options outstanding and exercisable as of June 30, 2005:

                             - - Outstanding - -                 Exercisable
Exercise Price     Number of Shares      Remaining life       Number of Shares
--------------     ----------------      --------------       ----------------
   $  1.50               461,000            5-9 years             137,053
      1.65               321,376            7-9 years             185,058
      3.00                 7,800              6 years               7,800
      6.00                38,158              7 years              31,029
                   ----------------                           ----------------
                         828,334                                  360,940
                   ================                           ================

NOTE 10 - INCOME TAXES

Wherify California uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2005 and 2004, Wherify California incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $54,500,000 at June 30, 2005, and will expire in the years 2013 through 2025.

At June 30, 2005, deferred tax assets consisted of the following:

Deferred tax assets
  Net operating losses            $   18,500,000
  Less:  valuation allowance         (18,500,000)
                                  --------------
Net deferred tax asset            $            0
                                  ==============

NOTE 11 - QUALCOMM LICENSE

In January 2003, Wherify California purchased a license for CDMA communications protocol technology from Qualcomm Corporation. The purchase price was $1 million and $250,000 was paid in fiscal 2003. In fiscal 2004, Wherify California's management determined that the CDMA technology would be only a temporary fix and that the competing GSM technology was required for long-term product viability. Consequently, the remaining balance of the license cost, or $750,000, was written off in fiscal 2004. The replacement GSM technology for Wherify California's next generation product line scheduled for release in calendar 2005 is part of the products Wherify California is buying from its supplier. In June 2004, Wherify California agreed to a modification of the licensing contract to increase the remaining balance due from $500,000 to $625,000 in exchange for extending the due date for payment to January 2005. As of June 2005, the balance with Qualcomm has been settled in full.

NOTE 12 - DISCONTINUED OPERATION SEGMENT

In the fourth quarter of fiscal 2005, Wherify California discontinued the sale of its only product line which consisted of wrist watches with the GPS functionality. Accounts payable directly related to the sale of the wrist watches are recorded separately on the balance sheet as accounts payable related to discontinued operating segment in the amount of $2,606,514. Revenues less direct costs associated with this segment totaled $171,251 and $426,501 for fiscal 2005 and 2004, respectively. This information has been classified as discontinued operations in the statements of operations.

NOTE 13 - SUBSEQUENT EVENTS

Acquisition

On July 21, 2005, the Wherify Wireless, Inc. (formerly IQ Biometrix, Inc.)(Wherify Wireless) completed a merger with Wherify California, Inc., a California corporation ("Wherify California") (formerly Wherify Wireless, Inc.). In connection with the merger, Wherify Wireless issued or reserved for future issuance, an aggregate of approximately 46 million shares of its common stock in consideration for all of the outstanding shares of equity securities of Wherify California. The 46 million shares of Wherify Wireless's common stock issued or reserved for issuance in connection with the merger represent approximately 78.8% of the total number of shares of common stock of Wherify Wireless calculated on a fully-diluted basis. Prior to the merger, there were 12,339,750 shares outstanding. As a result of the merger, Wherify California became a wholly-owned subsidiary of Wherify Wireless.

Following the merger, Wherify Wireless anticipates that its principal business activity will be the business of Wherify California, consisting primarily of the development and sale of wireless location products and services. The former business of Wherify Wireless, consisting primarily of the sale of security software and services, including its FACES facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of Wherify Wireless. Furthermore, Wherify Wireless has not yet decided whether to continue efforts to sell and/or improve the FACES software.

The merger will be treated as a reverse acquisition, pursuant to which Wherify California will be treated as the acquirer of Wherify Wireless for financial reporting purposes. Consequently, following the consummation of the merger, the historical financial statements of Wherify California will serve as the principal historical financial statements of Wherify Wireless.

This treatment means that the purchase price is calculated as the shares outstanding of Wherify Wireless immediately prior to the merger. The purchase price is the 12,339,750 shares valued at the closing price of $5.69 on July 21, 2005, or $70,213,189. The purchase price is allocated as follows based on Wherify Wireless's June 30, 2005 balance sheet: Cash $1.3 million, Accounts Receivable $20,000, Inventory $8,000, Prepaids $51,000, Fixed Assets (net) $2,000, Intangibles (net) $45,000, less Convertible notes payable $200,000, accounts payable $296,000 and a note payable of $100,000. Identifiable intangibles are made up of software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The identified intangibles have an estimated useful life of 3 years. The remainder of the unallocated purchase price of $61.4 million is allocated to goodwill, none of which is expected to be deductible for tax purposes. This purchase price allocation is preliminary and subject to change based on the completion of a third party appraisal. However, we expect that there will be a significant impairment in the near future of most, if not all, of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger. The intangibles, including goodwill, will be subject to review for possible impairment on a quarterly basis.

Other

On August 18, 2005 Wherify was notified of the change of ownership of its leased office space. It is now managed by Westport Office Park, LLC. Effective as of August 18, 2005 rents and other payments due under the Lease are to be directed to the new property management firm.

                                    PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION
                                    Unaudited

IMPORTANT NOTICE:

The following unaudited Pro Forma financial information of Wherify Wireless, Inc. ("Wherify") and Wherify California, Inc. ("Wherify California") set forth a post merger snapshot of the combined balance sheet at June 30, 2005 and statement of operations for the twelve months ended June 30, 2005 as though the merger had occurred as of the beginning of the period. The Pro Forma transactions presented are required by the merger agreement or by accounting principles to be completed upon the completion of the reverse acquisition. The transactions cover (i) the conversion of Wherify convertible debentures outstanding at the time of the merger and required to be converted by the merger agreement, and (ii) the accounting treatment of the goodwill generated by the reverse acquisition issuance of common stock.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                             Consolidated Pro Forma
                                  BALANCE SHEET
                                  June 30, 2005
                                 (in thousands)
                                   (unaudited)

                                                                  Wherify                Adjustments            Pro Forma
                                                 Wherify        California           Debit        Credit        Combined
                                            ---------------  ----------------       -------      -------      -------------
Assets
Current assets
Cash & cash equivalents                     $         1,325  $          1,208                                 $       2,533
Restricted certificates of deposit                       --             2,449                                         2,449
Accounts receivable                                      20                --                                            20
Note Receivable                                          --               103                                           103
Inventory                                                 8                --                                             8
Prepaid expenses                                         50                16                                            66
                                            ---------------  ----------------                                 -------------
  Total Current Assets                                1,403             3,776                                         5,179

PP&E, net                                                 2               488                                           490
Other assets                                             --               227                                           227
Goodwill                                                                       (2)   61,400                          61,400
Intangibles, net                                         45                --  (2)    8,000 (2)    2,667              5,378
                                            ---------------  ----------------       -------      -------      -------------
Total assets                                $         1,450  $          4,491                                 $      72,674
                                            ===============  ================                                 =============

Liabilities and Stockholders'
  Equity (Deficit)

Current liabilities
Convertible notes payable to investors      $           200                --  (1)      200                   $          --
Accounts payable                                        261             2,849                                         3,110
Accrued liabilities to related party                     --             3,892                                         3,892
Note Payable                                            100                --                                           100
Accrued expenses                                         35               573                                           608
Accounts payable related to discontinued
  operating segment                                      --             2,607                                         2,607
                                            ---------------  ----------------                                 -------------
Total current liabilities                               596             9,921                                        10,317
                                            ---------------  ----------------                                 -------------

Stockholders' deficit
Common stock and paid in capital                     22,420             2,024               (1)      200
                                                                                            (4)   48,454
                                                                               (3)   21,566 (2)   69,400            120,932
Preferred Stock A                                        --             8,553  (4)    8,553                              --
Preferred Stock B                                        --             5,137  (4)    5,137                              --
Preferred Stock C                                        --            34,764  (4)   34,764                              --
Deferred stock compensation                              --              (714)                                         (714)
Accumulated deficit                                 (21,566)          (55,194) (2)    2,667 (3)   21,566            (57,861)
                                            ---------------  ----------------                                 -------------
Stockholders' equity (deficit)                          854            (5,430)                                       62,357
                                            ---------------  ----------------                                 -------------
Total liabilities and stockholders' equity  $         1,450  $          4,491       142,287      142,287      $      72,674
                                            ===============  ================                                 =============



Notes

(1) Merger agreement calls for the conversion of all Wherify convertible debentures just prior to the closing of the merger.

(2) The purchase price is the 12,339,750 shares valued at the closing price of $5.69 on July 21, 2005, or $70,213,189. The purchase price is allocated as follows based on Wherify Wireless's June 30, 2005 balance sheet: Cash $1.3 million, Accounts Receivable $20,000, Inventory $8,000, Prepaids $51,000, Fixed Assets (net) $2,000, Intangibles (net) $45,000, less Convertible notes payable $200,000, accounts payable $296,000 and a note payable of $100,000. Identifiable intangibles are made up of software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The identified intangibles have an estimated useful life of 3 years. Based on a useful life of 3 years, there would have been amortization expense of $2.667 million for the year ended June 30, 2005. The remainder of the unallocated purchase price of $61.4 million was allocated to goodwill, none of which is expected to be deductible for tax purposes. This purchase price allocation was preliminary and subject to change based on the completion of a third party appraisal. Most of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger was impaired and written off in the quarter ended September 30, 2005. The intangibles, including goodwill, will be subject to review for possible further impairment on a quarterly basis.

(3) As a result of the reverse merger accounting, the Wherify's accumulated deficit is eliminated.

(4) Wherify California preferred stock will be converted into common stock of the merged company.

                             Consolidated Pro Forma
                             STATEMENT OF OPERATIONS
                        Twelve Months Ended June 30, 2005
                                 (in thousands)
                                   (unaudited)

                                                            Wherify
                                            Wherify       California        Adjustments    Pro Forma
                                          ------------   ------------      ------------  ------------
Revenue                                   $        301   $         --                    $        301
Cost of Goods Sold                                  34             --                              34
                                          ------------   ------------                    ------------
Gross Margin                                       267             --                             267

Operating expenses
Selling expense                                    324             --                             324
General and administrative                       4,338         10,727                          15,065
Rent expense payable to related party               --          1,363                           1,363
Research and development                            20             --                              20
Depreciation/Amortization                           48            119 (1)         2,667         2,834
                                          ------------   ------------                    ------------
Total operating expenses                         4,730         12,209             2,667        19,606
                                          ------------   ------------                    ------------

Operating loss                                  (4,463)       (12,209)           (2,667)      (19,339)

Other income (expense)
Interest expense                                (3,840)          (110)                         (3,950)
Interest and other income                           --             87                              87
                                          ------------   ------------                    ------------
Net loss from continuing operations             (8,303)       (12,232)           (2,667)      (23,202)

Discontinued operations
  Loss from operations of
    discontinued business segment                   --           (171)                           (171)
                                          ------------   ------------                    ------------
Net Loss                                        (8,303)       (12,403)           (2,667)      (23,373)

Deemed dividend on preferred stock                  --         12,467                          12,467
Net loss attributable to common
  shareholders                            $     (8,303)  $    (24,870)           (2,667) $    (35,840)
                                          ============   ============                    ============

Basic & Diluted loss per share from
  continuing operations                   $      (1.15)  $      (4.08)                   $      (0.39)

Basic & diluted loss per share from
  discontinued operations                 $         --   $      (0.06)                   $      (0.00)

Basic and diluted loss per share          $      (1.15)  $      (4.13)                   $      (0.39)

Weighted average shares outstanding              7,226          3,001                          59,891

Notes

(1) The purchase price is the 12,339,750 shares valued at the closing price of $5.69 on July 21, 2005, or $70,213,189. The purchase price is allocated as follows based on Wherify Wireless's June 30, 2005 balance sheet: Cash $1.3 million, Accounts Receivable $20,000, Inventory $8,000, Prepaids $51,000, Fixed Assets (net) $2,000, Intangibles (net) $45,000, less Convertible notes payable $200,000, accounts payable $296,000 and a note payable of $100,000. Identifiable intangibles are made up of software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The identified intangibles have an estimated useful life of 3 years. Based on a useful life of 3 years, there would have been amortization expense of $2.667 million for the year ended June 30, 2005. The remainder of the unallocated purchase price of $61.4 million is allocated to goodwill, none of which is expected to be deductible for tax purposes. This purchase price allocation was preliminary and subject to change based on the completion of a third party appraisal. Most of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger was impaired and written off in the quarter ended September 30, 2005. The intangibles, including goodwill, will be subject to review for possible further impairment on a quarterly basis.